DEFINED ASSET FUNDS
			    -------------------

		      MUNICIPAL INVESTMENT TRUST FUND
			 MUNICIPAL INSURED SERIES

			  INFORMATION SUPPLEMENT

	 This Information Supplement provides additional information concerning the structure, operations and risks of municipal bond trusts (each, a "Fund") of Defined Asset Funds not found in the prospectuses for the Funds. This Information Supplement is not a prospectus and does not include all of the information that a prospective investor should consider before investing in a Fund. This Information Supplement should be read in conjunction with the prospectus for the Fund in which an investor is considering investing ("Prospectus"). Copies of the Prospectus can be obtained by calling or writing the Trustee at the telephone number and address indicated in Part A of the Prospectus.

This Information Supplement is dated September 16, 1998. Capitalized terms have been defined in the Prospectus.

			     TABLE OF CONTENTS

Description of Fund Investments..............................................3
  Fund Structure.............................................................3
  Portfolio Supervision......................................................3
Risk Factors.................................................................5
  Concentration..............................................................5
  General Obligation Bonds...................................................5
  Moral Obligation Bonds.....................................................6
  Refunded Bonds.............................................................6
  Industrial Development Revenue Bonds.......................................6
  Municipal Revenue Bonds....................................................7
    Municipal Utility Bonds..................................................7
    Lease Rental Bonds.......................................................9
    Housing Bonds............................................................9
    Hospital and Health Care Bonds..........................................10
    Facility Revenue Bonds..................................................11
    Solid Waste Disposal Bonds..............................................12
    Special Tax Bonds.......................................................12
    Student Loan Revenue Bonds..............................................12
    Transit Authority Bonds.................................................13
    Municipal Water and Sewer Revenue Bonds.................................13
    University and College Bonds............................................13
  Puerto Rico...............................................................13
  Bonds Backed by Letters of Credit or Repurchase Commitments...............14
  Liquidity.................................................................17
  Bonds Backed by Insurance.................................................18
  State Risk Factors........................................................22
  Payment of Bonds and Life of a Fund.......................................22
  Redemption................................................................23
  Tax Exemption.............................................................23
Income and Returns..........................................................24
  Income....................................................................24


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State Matters...............................................................25
  Alabama...................................................................25
  Arizona ..................................................................28
  California................................................................31
  Colorado..................................................................41
  Connecticut...............................................................44
  Florida ..................................................................46
  Georgia ..................................................................51
  Illinois..................................................................53
  Louisiana.................................................................54
  Maine   ..................................................................56
  Maryland..................................................................62
  Massachusetts.............................................................67
  Michigan..................................................................75
  Minnesota.................................................................78
  Mississippi...............................................................81
  Missouri..................................................................83
  New Jersey................................................................85
  New Mexico................................................................86
  New York..................................................................89
  North Carolina............................................................96
  Ohio.....................................................................101
  Oregon...................................................................105
  Pennsylvania.............................................................112
  Tennessee................................................................114
  Texas....................................................................117
  Virginia.................................................................122


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DESCRIPTION OF FUND INVESTMENTS

Fund Structure

	  The Portfolio contains different issues of Bonds with fixed final maturity or disposition dates. In addition up to 10% of the initial value of the Portfolio may have consisted of units ("Other Fund Units") of previously-issued Series of Municipal Investment Trust Fund ("Other Funds") sponsored and underwritten by certain of the Sponsors and acquired by the Sponsors in the secondary market. The Other Fund Units are not bonds as such but represent interests in the securities, primarily state, municipal and public authority bonds, in the portfolios of the Other Funds. See Investment Summary in Part A for a summary of particular matters relating to the Portfolio.

	  The deposit of the Bonds in the Fund on the initial date of deposit established a proportionate relationship among the face amounts of the Bonds. During the 90-day period following the initial date of deposit, the Sponsors may deposit additional Bonds in order to create new Units, maintaining to the extent possible that original proportionate relationship. Deposits of additional Bonds subsequent to the 90-day period must generally replicate exactly the proportionate relationship among the face amounts of the Bonds at the end of the initial 90-day period.

	  The portfolios underlying any Other Fund Units (the units of no one Other Fund represented more than 5%, and all Other Fund Units represented less than 10%, of the aggregate offering side evaluation of the Portfolio on the Date of Deposit) are substantially similar to that of the Fund. The percentage of the Portfolio, if any, represented by Other Fund Units on the Evaluation Date is set forth under Investment Summary in Part A. On their respective dates of deposit, the underlying bonds in any Other Funds were rated BBB or better by Standard & Poor's or Baa or better by Moody's. While certain of those bonds may not currently meet these criteria, they did not represent more than 0.5% of the face amount of the Portfolio on the Date of Deposit. Bonds in each Other Fund which do not mature according to their terms within 10 years after the Date of Deposit had an aggregate bid side evaluation of at least 40% of the initial face amount of the Other Fund. The investment objectives of the Other Funds are similar to the investment objective of the Fund, and the Sponsors, Trustee and Evaluator of the Other Funds have responsibilities and authority paralleling in most important respects those described in this Prospectus and receive similar fees. The names of any Other Funds represented in the Portfolio and the number of units of each Other Fund in the Fund may be obtained without charge by writing to the Trustee.

Portfolio Supervision

	  Each Fund is a unit investment trust which follows a buy and hold investment strategy. Traditional methods of investment management for mutual funds typically involve frequent changes in fund holdings based on economic, financial and market analyses. Because a Fund is not actively managed, it may retain an issuer's securities despite financial or economic developments adversely affecting the market value of the securities held by a Fund. However, Defined Asset Funds' financial analysts regularly review a Fund's Portfolio, and the Sponsors may instruct a Trustee to sell securities in a Portfolio in the following circumstances: (i) default in payment of amounts due on the security;
(ii) institution of certain legal proceedings; (iii) other legal questions or impediments affecting the security or payments thereon; (iv) default under certain documents adversely affecting debt service or in payments on other securities of the same issuer or guarantor; (v) decline in projected income pledged for debt service on a revenue bond; (vi) if a security becomes taxable or otherwise inconsistent with a Fund's investment objectives; (vii) a right to sell or redeem the security pursuant to a guarantee or other credit support; or
(viii) decline in security price or other market or credit factors (including advance refunding) that, in the opinion of Defined Asset Funds research, makes retention of the security detrimental to the interests of Holders. If there is a payment default


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on any Bond and the Agent for the Sponsors fails to instruct the Trustee within
30 days after notice of the default, the Trustee will sell the Bond.

	  A Trustee must reject any offer by an issuer of a Bond to exchange another security pursuant to a refunding or refinancing plan unless (a) the Bond is in default or (b) in the written opinion of Defined Asset Funds research analysts, a default is probable in the reasonably foreseeable future, and the Sponsors instruct the Trustee to accept the offer or take any other action with respect to the offer as the Sponsors consider appropriate.

	  Units offered in the secondary market may reflect redemptions or prepayments, in whole or in part, or defaults on, certain of the Bonds originally deposited in the Fund or the disposition of certain Bonds originally deposited in the Fund to satisfy redemptions of Units (see Redemption) or pursuant to the exercise by the Sponsors of their supervisory role over the Fund (see Risk Factors -- Payment of the Bonds and Life of the Fund). Accordingly, the face amount of Units may be less than their original face amount at the time of the creation of the Fund. A reduced value per Unit does not therefore mean that a Unit is necessarily valued at a market discount; market discounts, as well as market premiums, on Units are determined solely by a comparison of a Unit's outstanding face amount and its evaluated price.

	  The Portfolio may contain debt obligations rated BBB by Standard & Poor's and Baa by Moody's, which are the lowest "investment grade" ratings assigned by the two rating agencies or debt obligations rated below investment grade. The Portfolio may also contain debt obligations that have received investment grade ratings from one agency but "junk Bond" ratings from the other agency. In addition, the Portfolio may contain debt obligations which are not rated by either agency but have in the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agent for the Sponsors, comparable credit characteristics to debt obligations rated near or below investment grade. Investors should therefore be aware that these debt obligations may have speculative characteristics and that changes in economic conditions or other circumstances are more likely to lead to a weakened capacity to make principal and interest payments on these debt obligations than is the case with higher rated bonds. Moreover, conditions may develop with respect to any of the issuers of debt obligations in the Portfolio which may cause the rating agencies to lower their ratings below investment grade on a given security or cause the Agent for the Sponsors to determine that the credit characteristics of a given security are comparable to debt obligations rated below investment grade. As a result of timing lags or a lack of current information, there can be no assurance that the rating currently assigned to a given debt obligation by either agency or the credit assessment of the Agent for the Sponsors actually reflects all current information about the issuer of that debt obligation.

	  Subsequent to the Date of Deposit, a Debt Obligation or other obligations of the issuer or guarantor or bank or other entity issuing a letter of credit related thereto may cease to be rated, its rating may be reduced or the credit assessment of the Agent for the Sponsors may change. Because of the fixed nature of the Portfolio, none of these events require an elimination of that Debt Obligation from the Portfolio, but the lowered rating or changed credit assessment may be considered in the Sponsors' determination to direct the disposal of the Debt Obligation (see Administration of the Fund -- Portfolio Supervision).

	  Because ratings may be lowered or the credit assessment of the Agent for the Sponsors may change, an investment in Units of the Trust should be made with an understanding of the risks of investing in "junk bonds" (bonds rated below investment grade or unrated bonds having similar credit characteristics), including increased risk of loss of principal and interest on the underlying debt obligations and the risk that the value of the Units may decline with increases in interest rates. In recent years there have been wide fluctuations in interest rates and thus in the value of fixed-rate debt obligations generally. Debt obligations which are rated below investment grade or unrated debt obligations having similar credit characteristics are often subject to greater market fluctuations and risk of loss of income and principal than securities rated investment grade, and their value may decline precipitously in response to rising interest rates. This effect


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is so not only because increased interest rates generally lead to decreased values for fixed-rate instruments, but also because increased interest rates may indicate a slowdown in the economy generally, which could result in defaults by less creditworthy issuers. Because investors generally perceive that there are greater risks associated with lower-rated securities, the yields and prices of these securities tend to fluctuate more than higher-rated securities with changes in the perceived credit quality of their issuers, whether these changes are short-term or structural, and during periods of economic uncertainty. Moreover, issuers whose obligations have been recently downgraded may be subject to claims by debtholders and suppliers which, if sustained, would make it more difficult for these issuers to meet payment obligations.

	  Debt rated below investment grade or having similar credit characteristics also tends to be more thinly traded than investment-grade debt and held primarily by institutions, and this lack of liquidity can negatively affect the value of the debt. Debt which is not rated investment grade or having similar credit characteristics may be subordinated to other obligations of the issuer. Senior debtholders would be entitled to receive payment in full before subordinated debtholders receive any payment at all in the event of a bankruptcy or reorganization. Lower rated debt obligations and debt obligations having similar credit characteristics may also present payment-expectation risks. For example, these bonds may contain call or redemption provisions that would make it attractive for the issuers to redeem them in periods of declining interest rates, and investors would therefore not be able to take advantage of the higher yield offered.

	  The value of Units reflects the value of the underlying debt obligations, including the value (if any) of any issues which are in default. In the event of a default in payment of principal or interest, the Trust may incur additional expenses in seeking payment under the defaulted debt obligations. Because amounts recovered (if any) in respect of a defaulted debt obligation may not be reflected in the value of Units until actually received by the Trust, it is possible that a Holder who sells Units would bear a portion of the expenses without receiving a portion of the payments received. It is possible that new laws could be enacted which could hurt the market for bonds which are not rated investment grade. For example, federally regulated financial institutions could be required to divest their holdings of these bonds, or proposals could be enacted which might limit the use, or tax or other advantages, of these bonds.


RISK FACTORS

Concentration

	  A Portfolio may contain or be concentrated in one or more of the types of Bonds discussed below. An investment in a Fund should be made with an understanding of the risks that these bonds may entail, certain of which are described below. Political restrictions on the ability to tax and budgetary constraints affecting the state or local government may result in reductions of, or delays in the payment of, state aid to cities, counties, school districts and other local units of government which, in turn, may strain the financial operations and have an adverse impact on the creditworthiness of these entities. State agencies, colleges and universities and health care organizations, with municipal debt outstanding, may also be negatively impacted by reductions in state appropriations.

General Obligation Bonds

	  General obligation bonds are backed by the issuer's pledge of its full faith and credit and are secured by its taxing power for the payment of principal and interest. However, the taxing power of any governmental entity may be limited by provisions of state constitutions or laws and an entity's credit will depend on many factors, including an erosion of the tax base due to population declines, natural disasters, declines in the state's industrial base or inability to attract new industries, economic limits on the ability to


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tax without eroding the tax base and the extent to which the entity relies on
Federal or state aid, access to capital markets or other factors beyond the entity's control.

	  Over time, many state and local governments may confront deficits due to economic or other factors. In addition, a Portfolio may contain obligations of issuers who rely in whole or in part on ad valorem real property taxes as a source of revenue. Certain proposals, in the form of state legislative proposals or voter initiatives, to limit ad valorem real property taxes have been introduced in various states, and an amendment to the constitution of the State of California, providing for strict limitations on ad valorem real property taxes, has had a significant impact on the taxing powers of local governments and on the financial condition of school districts and local governments in California. It is not possible at this time to predict the final impact of such measures, or of similar future legislative or constitutional measures, on school districts and local governments or on their abilities to make future payments on their outstanding bonds.

Moral Obligation Bonds

	  The repayment of a "moral obligation" bond is only a moral commitment, and not a legal obligation, of the state or municipality in question. Even though the state may be called on to restore any deficits in capital reserve funds of the agencies or authorities which issued the bonds, any restoration generally requires appropriation by the state legislature and accordingly does not constitute a legally enforceable obligation or debt of the state. The agencies or authorities generally have no taxing power.

Refunded Bonds

	  Refunded Bonds are typically secured by direct obligations of the U.S. Government, or in some cases obligations guaranteed by the U.S. Government, placed in an escrow account maintained by an independent trustee until maturity or a predetermined redemption date. These bonds are generally noncallable prior to maturity or the predetermined redemption date. In a few isolated instances, however, bonds which were thought to be escrowed to maturity have been called for redemption prior to maturity.

Industrial Development Revenue Bonds

	  Industrial Development Revenue Bonds, or "IDRs", including pollution control revenue bonds, are tax-exempt bonds issued by states, municipalities, public authorities or similar entities to finance the cost of acquiring, constructing or improving various projects, including pollution control facilities and certain manufacturing facilities. These projects are usually operated by private corporations. IDRs are not general obligations of governmental entities backed by their taxing power. Municipal issuers are only obligated to pay amounts due on the IDRs to the extent that funds are available from the unexpended proceeds of the IDRs or from receipts or revenues under arrangements between the municipal issuer and the corporate operator of the project. These arrangements may be in the form of a lease, installment sale agreement, conditional sale agreement or loan agreement, but in each case the payments to the issuer are designed to be sufficient to meet the payments of amounts due on the IDRs.

	  IDRs are generally issued under bond resolutions, agreements or trust indentures pursuant to which the revenues and receipts payable to the issuer by the corporate operator of the project have been assigned and pledged to the holders of the IDRs or a trustee for the benefit of the holders of the IDRs. In certain cases, a mortgage on the underlying project has been assigned to the holders of the IDRs or a trustee as additional security for the IDRs. In addition, IDRs are frequently directly guaranteed by the corporate operator of the project or by an affiliated company. Regardless of the structure, payment of IDRs is solely dependent upon the creditworthiness of the corporate operator of the project, corporate guarantor and credit enhancer. Corporate operators or guarantors that are industrial companies may be affected by many factors which may have an adverse impact on the credit quality of the particular company or industry. These include cyclicality


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of revenues and earnings, regulatory and environmental restrictions, litigation resulting from accidents or environmentally-caused illnesses, extensive competition (including that of low-cost foreign companies), unfunded pension fund liabilities or off-balance sheet items, and financial deterioration resulting from leveraged buy-outs or takeovers. However, certain of the IDRs in the Portfolio may be additionally insured or secured by letters of credit issued by banks or otherwise guaranteed or secured to cover amounts due on the IDRs in the event of a default in payment.

Municipal Revenue Bonds

	  Municipal Utility Bonds. The ability of utilities to meet their obligations under revenue bonds issued on their behalf is dependent on various factors, including the rates they may charge their customers, the demand for their services and the cost of providing those services. Utilities, in particular investor-owned utilities, are subject to extensive regulation relating to the rates which they may charge customers. Utilities can experience regulatory, political and consumer resistance to rate increases. Utilities engaged in long-term capital projects are especially sensitive to regulatory lags in granting rate increases. Any difficulty in obtaining timely and adequate rate increases could adversely affect a utility's results of operations.

	  The demand for a utility's services is influenced by, among other factors, competition, weather conditions and economic conditions. Electric utilities, for example, have experienced increased competition as a result of the availability of other energy sources, the effects of conservation on the use of electricity, self-generation by industrial customers and the generation of electricity by co-generators and other independent power producers. Also, increased competition will result if federal regulators determine that utilities must open their transmission lines to competitors. Utilities which distribute natural gas also are subject to competition from alternative fuels, including fuel oil, propane and coal.

	  The utility industry is an increasing cost business making the cost of generating electricity more expensive and heightening its sensitivity to regulation. A utility's costs are affected by its cost of capital, the availability and cost of fuel and other factors. There can be no assurance that a utility will be able to pass on these increased costs to customers through increased rates. Utilities incur substantial capital expenditures for plant and equipment. In the future they will also incur increasing capital and operating expenses to comply with environmental legislation such as the Clean Air Act of 1990, and other energy, licensing and other laws and regulations relating to, among other things, air emissions, the quality of drinking water, waste water discharge, solid and hazardous substance handling and disposal, and citing and licensing of facilities. Environmental legislation and regulations are changing rapidly and are the subject of current public policy debate and legislative proposals. It is increasingly likely that many utilities will be subject to more stringent environmental standards in the future that could result in significant capital expenditures. Future legislation and regulation could include, among other things, regulation of so-called electromagnetic fields associated with electric transmission and distribution lines as well as emissions of carbon dioxide and other so-called greenhouse gases associated with the burning of fossil fuels. Compliance with these requirements may limit a utility's operations or require substantial investments in new equipment and, as a result, may adversely affect a utility's results of operations.

	  The electric utility industry in general is subject to various external factors including (a) the effects of inflation upon the costs of operation and construction, (b) substantially increased capital outlays and longer construction periods for larger and more complex new generating units,
(c) uncertainties in predicting future load requirements, (d) increased financing requirements coupled with limited availability of capital, (e) exposure to cancellation and penalty charges on new generating units under construction, (f) problems of cost and availability of fuel, (g) compliance with rapidly changing and complex environmental, safety and licensing requirements,
(h) litigation and proposed legislation designed to delay or prevent construction of generating and other facilities, (i) the uncertain effects of conservation on the use of electric energy, (j) uncertainties associated with the development of a national energy policy, (k) regulatory, political and


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consumer resistance to rate increases and (l) increased competition as a result of the availability of other energy sources. These factors may delay the construction and increase the cost of new facilities, limit the use of, or necessitate costly modifications to, existing facilities, impair the access of electric utilities to credit markets, or substantially increase the cost of credit for electric generating facilities.

	  The National Energy Policy Act ("NEPA"), which became law in October, 1992, makes it mandatory for a utility to permit non-utility generators of electricity access to its transmission system for wholesale customers, thereby increasing competition for electric utilities. NEPA also mandated demand-side management policies to be considered by utilities. NEPA prohibits the Federal Energy Regulatory Commission from mandating electric utilities to engage in retail wheeling, which is competition among suppliers of electric generation to provide electricity to retail customers (particularly industrial retail customers) of a utility. However, under NEPA, a state can mandate retail wheeling under certain conditions. California, Michigan, New Mexico and Ohio have instituted investigations into the possible introduction of retail wheeling within their respective states, which could foster competition among the utilities. Retail wheeling might result in the issue of stranded investment (investment in assets not being recovered in base rates), thus hampering a utility's ability to meet its obligations.

	  There is concern by the public, the scientific community, and the U.S. Congress regarding environmental damage resulting from the use of fossil fuels. Congressional support for the increased regulation of air, water, and soil contaminants is building and there are a number of pending or recently enacted legislative proposals which may affect the electric utility industry. In particular, on November 15, 1990, legislation was signed into law that substantially revises the Clean Air Act (the "1990 Amendments"). The 1990 Amendments seek to improve the ambient air quality throughout the United States by the year 2000. A main feature of the 1990 Amendments is the reduction of sulphur dioxide and nitrogen oxide emissions caused by electric utility power plants, particularly those fueled by coal. Under the 1990 Amendments the U.S. Environmental Protection Agency ("EPA") must develop limits for nitrogen oxide emissions by 1993. The sulphur dioxide reduction will be achieved in two phases. Phase I addresses specific generating units named in the 1990 Amendments. In Phase II the total U.S. emissions will be capped at 8.9 million tons by the year 2000. The 1990 Amendments contain provisions for allocating allowances to power plants based on historical or calculated levels. An allowance is defined as the authorization to emit one ton of sulphur dioxide.

	  The 1990 Amendments also provide for possible further regulation of toxic air emissions from electric generating units pending the results of several federal government studies to be presented to Congress by the end of 1995 with respect to anticipated hazards to public health, available corrective technologies, and mercury toxicity.

	  Electric utilities which own or operate nuclear power plants are exposed to risks inherent in the nuclear industry. These risks include exposure to new requirements resulting from extensive federal and state regulatory oversight, public controversy, decommissioning costs, and spent fuel and radioactive waste disposal issues. While nuclear power construction risks are no longer of paramount concern, the emerging issue is radioactive waste disposal. In addition, nuclear plants typically require substantial capital additions and modifications throughout their operating lives to meet safety, environmental, operational and regulatory requirements and to replace and upgrade various plant systems. The high degree of regulatory monitoring and controls imposed on nuclear plants could cause a plant to be out of service or on limited service for long periods. When a nuclear facility owned by an investor-owned utility or a state or local municipality is out of service or operating on a limited service basis, the utility operator or its owners may be liable for the recovery of replacement power costs. Risks of substantial liability also arise from the operation of nuclear facilities and from the use, handling, and possible radioactive emissions associated with nuclear fuel. Insurance may not cover all types or amounts of loss which may be experienced in connection with the ownership and operation of a nuclear plant and severe financial consequences could result from a significant accident or occurrence. The Nuclear Regulatory Commission has promulgated regulations mandating the establishment of funded reserves to assure financial capability for the eventual decommissioning of licensed nuclear facilities. These funds are to be accrued from revenues in amounts currently estimated to be sufficient to pay for decommissioning costs. Since there have been very few nuclear plants decommissioned to date, these estimates may be unrealistic.

	  The ability of state and local joint action power agencies to make payments on bonds they have issued is dependent in large part on payments made to them pursuant to power supply or similar agreements. Courts in Washington, Oregon and Idaho have held that certain agreements between the Washington Public Power Supply System ("WPPSS") and the WPPSS participants are unenforceable because the participants did not have the authority to enter into the agreements. While these decisions are not specifically applicable to agreements entered into by public entities in other states, they may cause a reexamination of the legal structure and economic viability of certain projects financed by joint action power agencies, which might exacerbate some of the problems referred to above and possibly lead to legal proceedings questioning the enforceability of agreements upon which payment of these bonds may depend.

	  Lease Rental Bonds. Lease rental bonds are issued for the most part by governmental authorities that have no taxing power or other means of directly raising revenues. Rather, the authorities are financing vehicles created solely for the construction of buildings (administrative offices, convention centers and prisons, for example) or the purchase of equipment (police cars and computer systems, for example) that will be used by a state or local government (the "lessee"). Thus, the bonds are subject to the ability and willingness of the lessee government to meet its lease rental payments which include debt service on the bonds. Willingness to pay may be subject to changes in the views of citizens and government officials as to the essential nature of the finance project. Lease rental bonds are subject, in almost all cases, to the annual appropriation risk, i.e., the lessee government is not legally obligated to budget and appropriate for the rental payments beyond the current fiscal year. These bonds are also subject to the risk of abatement in many states--rental obligations cease in the event that damage, destruction or condemnation of the project prevents its use by the lessee. (In these cases, insurance provisions and reserve funds designed to alleviate this risk become important credit factors). In the event of default by the lessee government, there may be significant legal and/or practical difficulties involved in the reletting or sale of the project. Some of these issues, particularly those for equipment purchase, contain the so-called "substitution safeguard", which bars the lessee government, in the event it defaults on its rental payments, from the purchase or use of similar equipment for a certain period of time. This safeguard is designed to insure that the lessee government will appropriate the necessary funds even though it is not legally obligated to do so, but its legality remains untested in most, if not all, states.

	  Housing Bonds. Multi-family housing revenue bonds and single family mortgage revenue bonds are state and local housing issues that have been issued to provide financing for various housing projects. Multi-family housing revenue bonds are payable primarily from the revenues derived from mortgage loans to housing projects for low to moderate income families. Single-family mortgage revenue bonds are issued for the purpose of acquiring from originating financial institutions notes secured by mortgages on residences.

	  Housing bonds are not general obligations of the issuer although certain obligations may be supported to some degree by Federal, state or local housing subsidy programs. Budgetary constraints experienced by these programs as well as the failure by a state or local housing issuer to satisfy the qualifications required for coverage under these programs or any legal or administrative determinations that the coverage of these programs is not available to a housing issuer, probably will result in a decrease or elimination of subsidies available for payment of amounts due on the issuer's bonds. The ability of housing issuers to make debt service payments on their bonds will also be affected by various economic and non-economic developments including, among other things, the achievement and maintenance of sufficient occupancy levels and adequate rental income in multi-family projects, the rate of default on mortgage loans underlying single family issues and the ability of mortgage insurers to pay claims, employment and income conditions prevailing in local markets, increases in construction costs, taxes, utility costs and other operating expenses, the managerial ability of project managers, changes in laws and governmental regulations and economic trends generally in the localities in which the projects are situated. Occupancy of multi-family housing financial projects may also be adversely affected by high rent levels and income limitations imposed under Federal, state or local programs.

	  All single family mortgage revenue bonds and certain multi-family housing revenue bonds are prepayable over the life of the underlying mortgage or mortgage pool, and therefore the average life of housing obligations cannot be determined. However, the average life of these obligations will ordinarily be less than their stated maturities. Single-family issues are subject to mandatory redemption in whole or in part from prepayments on underlying mortgage loans; mortgage loans are frequently partially or completely prepaid prior to their final stated maturities as a result of events such as declining interest rates, sale of the mortgaged premises, default, condemnation or casualty loss. Multi-family issues are characterized by mandatory redemption at par upon the occurrence of monetary defaults or breaches of covenants by the project operator. Additionally, housing obligations are generally subject to mandatory partial redemption at par to the extent that proceeds from the sale of the obligations are not allocated within a stated period (which may be within a year of the date of issue).

	  The tax exemption for certain housing revenue bonds depends on qualification under Section 143 of the Internal Revenue Code of 1986, as amended (the "Code"), in the case of single family mortgage revenue bonds or Section 142(a)(7) of the Code or other provisions of Federal law in the case of certain multi-family housing revenue bonds (including Section 8 assisted bonds). These sections of the Code or other provisions of Federal law contain certain ongoing requirements, including requirements relating to the cost and location of the residences financed with the proceeds of the single family mortgage revenue bonds and the income levels of tenants of the rental projects financed with the proceeds of the multi-family housing revenue bonds. While the issuers of the bonds and other parties, including the originators and servicers of the single-family mortgages and the owners of the rental projects financed with the multi-family housing revenue bonds, generally covenant to meet these ongoing requirements and generally agree to institute procedures designed to ensure that these requirements are met, there can be no assurance that these ongoing requirements will be consistently met. The failure to meet these requirements could cause the interest on the bonds to become taxable, possibly retroactively from the date of issuance, thereby reducing the value of the bonds, subjecting Holders to unanticipated tax liabilities and possibly requiring a Trustee to sell these bonds at reduced values. Furthermore, any failure to meet these ongoing requirements might not constitute an event of default under the applicable mortgage or permit the holder to accelerate payment of the bond or require the issuer to redeem the bond. In any event, where the mortgage is insured by the Federal Housing Administration, its consent may be required before insurance proceeds would become payable to redeem the mortgage bonds.

	  Hospital and Health Care Bonds. The ability of hospitals and other health care facilities to meet their obligations with respect to revenue bonds issued on their behalf is dependent on various factors, including the level of payments received from private third-party payors and government programs and the cost of providing health care services.

	  A significant portion of the revenues of hospitals and other health care facilities is derived from private third-party payors and government programs, including the Medicare and Medicaid programs. Both private third-party payors and government programs have undertaken cost containment measures designed to limit payments made to health care facilities. Furthermore, government programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially decrease the rate of program payments for health care facilities. Certain special revenue obligations (i.e., Medicare or Medicaid revenues) may be payable subject to appropriations by state legislatures. There can be no assurance that payments under governmental programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients participating in these programs. In addition, there can be no assurance that a particular hospital or other health care facility will continue to meet the requirements for participation in these programs.

	  The costs of providing health care services are subject to increase as a result of, among other factors, changes in medical technology and increased labor costs. In addition, health care facility construction and operation is subject to federal, state and local regulation relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, rate-setting, and compliance with building codes and environmental laws. Facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. These regulatory requirements are subject to change and, to comply, it may be necessary for a hospital or other health care facility to incur substantial capital expenditures or increased operating expenses to effect changes in its facilities, equipment, personnel and services.

	  Hospitals and other health care facilities are subject to claims and legal actions by patients and others in the ordinary course of business. Although these claims are generally covered by insurance, there can be no assurance that a claim will not exceed the insurance coverage of a health care facility or that insurance coverage will be available to a facility. In addition, a substantial increase in the cost of insurance could adversely affect the results of operations of a hospital or other health care facility. The Clinton Administration may impose regulations which could limit price increases for hospitals or the level of reimbursements for third-party payors or other measures to reduce health care costs and make health care available to more individuals, which would reduce profits for hospitals. Some states, such as New Jersey, have significantly changed their reimbursement systems. If a hospital cannot adjust to the new system by reducing expenses or raising rates, financial difficulties may arise. Also, Blue Cross has denied reimbursement for some hospitals for services other than emergency room services. The lost volume would reduce revenues unless replacement patients were found.

	  Certain hospital bonds provide for redemption at par at any time upon the sale by the issuer of the hospital facilities to a non-affiliated entity, if the hospital becomes subject to ad valorem taxation, or in various other circumstances. For example, certain hospitals may have the right to call bonds at par if the hospital may be legally required because of the bonds to perform procedures against specified religious principles or to disclose information that is considered confidential or privileged. Certain FHA-insured bonds may provide that all or a portion of those bonds, otherwise callable at a premium, can be called at par in certain circumstances. If a hospital defaults upon a bond, the realization of Medicare and Medicaid receivables may be uncertain and, if the bond is secured by the hospital facilities, legal restrictions on the ability to foreclose upon the facilities and the limited alternative uses to which a hospital can be put may severely reduce its collateral value.

	  The Internal Revenue Service is currently engaged in a program of intensive audits of certain large tax-exempt hospital and health care facility organizations. Although these audits have not yet been completed, it has been reported that the tax-exempt status of some of these organizations may be revoked.

	  Facility Revenue Bonds. Facility revenue bonds are generally payable from and secured by the revenues from the ownership and operation of particular facilities such as airports (including airport terminals and maintenance facilities), bridges, marine terminals, turnpikes and port authorities. For example, the major portion of gross airport operating income is generally derived from fees received from signatory airlines pursuant to use agreements which consist of annual payments for airport use, occupancy of certain terminal space, facilities, service fees, concessions and leases. Airport operating income may therefore be affected by the ability of the airlines to meet their obligations under the use agreements. The air transport industry is experiencing significant variations in earnings and traffic, due to increased competition, excess capacity, increased aviation fuel, deregulation, traffic constraints and other factors. As a result, several airlines are experiencing severe financial difficulties. Several airlines including America West Airlines have sought protection from their creditors under Chapter 11 of the Bankruptcy Code. In addition, other airlines such as Midway Airlines, Inc., Eastern Airlines, Inc. and Pan American Corporation have been liquidated. However, Continental Airlines and Trans World Airlines have emerged from bankruptcy. The Sponsors cannot predict what effect these industry conditions may have on airport revenues which are dependent for payment on the financial condition of the airlines and their usage of the particular airport facility. Furthermore, proposed legislation would provide the U.S. Secretary of Transportation with the temporary authority to freeze airport fees upon the occurrence of disputes between a particular airport facility and the airlines utilizing that facility.

	  Similarly, payment on bonds related to other facilities is dependent on revenues from the projects, such as use fees from ports, tolls on turnpikes and bridges and rents from buildings. Therefore, payment may be adversely affected by reduction in revenues due to these factors and increased cost of maintenance or decreased use of a facility, lower cost of alternative modes of transportation or scarcity of fuel and reduction or loss of rents.

	  Solid Waste Disposal Bonds. Bonds issued for solid waste disposal facilities are generally payable from dumping fees and from revenues that may be earned by the facility on the sale of electrical energy generated in the combustion of waste products. The ability of solid waste disposal facilities to meet their obligations depends upon the continued use of the facility, the successful and efficient operation of the facility and, in the case of waste-to-energy facilities, the continued ability of the facility to generate electricity on a commercial basis. All of these factors may be affected by a failure of municipalities to fully utilize the facilities, an insufficient supply of waste for disposal due to economic or population decline, rising construction and maintenance costs, any delays in construction of facilities, lower-cost alternative modes of waste processing and changes in environmental regulations. Because of the relatively short history of this type of financing, there may be technological risks involved in the satisfactory construction or operation of the projects exceeding those associated with most municipal enterprise projects. Increasing environmental regulation on the federal, state and local level has a significant impact on waste disposal facilities. While regulation requires more waste producers to use waste disposal facilities, it also imposes significant costs on the facilities. These costs include compliance with frequently changing and complex regulatory requirements, the cost of obtaining construction and operating permits, the cost of conforming to prescribed and changing equipment standards and required methods of operation and, for incinerators or waste-to-energy facilities, the cost of disposing of the waste residue that remains after the disposal process in an environmentally safe manner. In addition, waste disposal facilities frequently face substantial opposition by environmental groups and officials to their location and operation, to the possible adverse effects upon the public health and the environment that may be caused by wastes disposed of at the facilities and to alleged improper operating procedures. Waste disposal facilities benefit from laws which require waste to be disposed of in a certain manner but any relaxation of these laws could cause a decline in demand for the facilities' services. Finally, waste-to-energy facilities are concerned with many of the same issues facing utilities insofar as they derive revenues from the sale of energy to local power utilities.

	  Special Tax Bonds. Special tax bonds are payable from and secured by the revenues derived by a municipality from a particular tax such as a tax on the rental of a hotel room, on the purchase of food and beverages, on the rental of automobiles or on the consumption of liquor. Special tax bonds are not secured by the general tax revenues of the municipality, and they do not represent general obligations of the municipality. Therefore, payment on special tax bonds may be adversely affected by a reduction in revenues realized from the underlying special tax due to a general decline in the local economy or population or due to a decline in the consumption, use or cost of the goods and services that are subject to taxation. Also, should spending on the particular goods or services that are subject to the special tax decline, the municipality may be under no obligation to increase the rate of the special tax to ensure that sufficient revenues are raised from the shrinking taxable base.

	  Student Loan Revenue Bonds. Student loan revenue bonds are issued by various authorities to finance the acquisition of student loan portfolios or to originate new student loans. These bonds are typically secured by pledged student loans, loan repayments and funds and accounts established under the indenture. Student loans are generally either guaranteed by eligible guarantors under the Higher Education Act of 1965, as amended, and reinsured by the Secretary of the U.S. Department of Education, directly insured by the federal government or financed as part of supplemental or alternative loan programs with a state (e.g., loan repayment is not guaranteed).

	  Certain student loan revenue bonds may permit the issuer to enter into an "interest rate swap agreement" with a counterparty obligating the issuer to pay either a fixed or a floating rate on a notional principal amount of bonds and obligating the counterparty to pay either a fixed or a floating interest rate on the issuer's bonds. The payment obligations of the issuer and the counterparty to each other will be netted on each interest payment date, and only one payment will be made by one party to the other. Although the choice of counterparty typically requires a determination from a rating agency that any rating of the bonds will not be adversely affected by the swap, payment on the bonds may be subject to the additional risk of the counterparty's ability to fulfill its swap obligation.

	  Transit Authority Bonds. Mass transit is generally not self-supporting from fare revenues. Therefore, additional financial resources must be made available to ensure operation of mass transit systems as well as the timely payment of debt service. Often these financial resources include Federal and state subsidies, lease rentals paid by funds of the state or local government or a pledge of a special tax such as a sales tax or a property tax. If fare revenues or the additional financial resources do not increase appropriately to pay for rising operating expenses, the ability of the issuer to adequately service the debt may be adversely affected.

	  Municipal Water and Sewer Revenue Bonds. Water and sewer bonds are generally payable from user fees. The ability of state and local water and sewer authorities to meet their obligations may be affected by failure of municipalities to utilize fully the facilities constructed by these authorities, economic or population decline and resulting decline in revenue from user charges, rising construction and maintenance costs and delays in construction of facilities, impact of environmental requirements, failure or inability to raise user charges in response to increased costs, the difficulty of obtaining or discovering new supplies of fresh water, the effect of conservation programs and the impact of "no growth" zoning ordinances. In some cases this ability may be affected by the continued availability of Federal and state financial assistance and of municipal bond insurance for future bond issues.

	  University and College Bonds. The ability of universities and colleges to meet their obligations is dependent upon various factors, including the size and diversity of their sources of revenues, enrollment, reputation, management expertise, the availability and restrictions on the use of endowments and other funds, the quality and maintenance costs of campus facilities, and, in the case of public institutions, the financial condition of the relevant state or other governmental entity and its policies with respect to education. The institution's ability to maintain enrollment levels will depend on such factors as tuition costs, demographic trends, geographic location, geographic diversity and quality of the student body, quality of the faculty and the diversity of program offerings.

	  Legislative or regulatory action in the future at the Federal, state or local level may directly or indirectly affect eligibility standards or reduce or eliminate the availability of funds for certain types of student loans or grant programs, including student aid, research grants and work-study programs, and may affect indirect assistance for education.

Puerto Rico

	  Various Bonds may be affected by general economic conditions in Puerto Rico. Puerto Rico's unemployment rate remains significantly higher than the U.S. unemployment rate. Furthermore, the Puerto Rican economy is largely dependent for its development upon U.S. policies and programs that are being reviewed and may be eliminated.

	  The Puerto Rican economy is affected by a number of Commonwealth and Federal investment incentive programs. For example, Section 936 of the Code provides for a credit against Federal income taxes for U.S. companies operating on the island if certain requirements are met. The Omnibus Budget Reconciliation Act of 1993 imposes limits on this credit, effective for tax years beginning after 1993. In addition, from time to time proposals are introduced in Congress which, if enacted into law, would eliminate some or all of the benefits of
Section 936. Although no assessment can be made at this time of the precise effect of this limitation, it is expected that the limitation of Section 936 credits would have a negative impact on Puerto Rico's economy.

	  Aid for Puerto Rico's economy has traditionally depended heavily on Federal programs, and current Federal budgetary policies suggest that an expansion of aid to Puerto Rico is unlikely. An adverse effect on the Puerto Rican economy could result from other U.S. policies, including a reduction of tax benefits for distilled products, further reduction in transfer payment programs such as food stamps, curtailment of military spending and policies which could lead to a stronger dollar.

	  In a plebiscite held in November, 1993, the Puerto Rican electorate chose to continue Puerto Rico's Commonwealth status. Previously proposed legislation, which was not enacted, would have preserved the federal tax exempt status of the outstanding debts of Puerto Rico and its public corporations regardless of the outcome of the referendum, to the extent that similar obligations issued by states are so treated and subject to the provisions of the Code currently in effect. There can be no assurance that any pending or future legislation finally enacted will include the same or similar protection against loss of tax exemption. The November 1993 plebiscite can be expected to have both direct and indirect consequences on such matters as the basic characteristics of future Puerto Rico debt obligations, the markets for these obligations, and the types, levels and quality of revenue sources pledged for the payment of existing and future debt obligations. The possible consequences include legislative proposals seeking restoration of the status of Section 936 benefits otherwise subject to the limitations discussed above. However, no assessment can be made at this time of the economic and other effects of a change in federal laws affecting Puerto Rico as a result of the November 1993 plebiscite.

Bonds Backed by Letters of Credit or Repurchase Commitments

	  In the case of Bonds secured by letters of credit issued by commercial banks or savings banks, savings and loan associations and similar institutions ("thrifts"), the letter of credit may be drawn upon, and the Bonds consequently redeemed, if an issuer fails to pay amounts due on the Bonds or defaults under its reimbursement agreement with the issuer of the letter of credit or, in certain cases, if the interest on the Bonds is deemed to be taxable and full payment of amounts due is not made by the issuer. The letters of credit are irrevocable obligations of the issuing institutions, which are subject to extensive governmental regulations which may limit both the amounts and types of loans and other financial commitments which may be made and interest rates and fees which may be charged.

	  Certain Intermediate Term and Put Series and certain other Series contain Bonds purchased from one or more commercial banks or thrifts or other institutions ("Sellers") which have committed under certain circumstances specified below to repurchase the Bonds from the Fund ("Repurchase Commitments"). The Bonds in these Funds may be secured by one or more Repurchase Commitments (see Investment Summary in Part A) which, in turn may be backed by a letter of credit or secured by a security interest in collateral. A Seller may have committed to repurchase from the Fund any Bonds sold by it, within a specified period after receiving notice from the Trustee, to the extent necessary to satisfy redemptions of Units despite the market-making activity of the Sponsors (a "Liquidity Repurchase"). The required notice period may be 14 days (a "14 Day Repurchase") or, if a repurchase date is set forth under Investment Summary in Part A, the Trustee may at any time not later than two hours after the Evaluation Time on the repurchase date (or if a repurchase date is not a business day, on the first business day thereafter), deliver this notice to the Seller. Additionally, if the Sponsors elect to remarket Units which have been received at or before the Evaluation Time on any repurchase date (the "Tendered Units"), a Seller may have committed to repurchase from the Fund on the date 15 business days after that repurchase date, any Bonds sold by the Seller to the Fund in order to satisfy any tenders for redemption by the Sponsors made within 10 business days after the Evaluation Time. A Seller may also have made any of the following commitments: (i) to repurchase at any time on 14 calendar days' notice any Bonds if the issuer thereof shall fail to make any payments of principal thereof and premium and interest thereon (a "Default Repurchase"); (ii) to repurchase any Bond on a fixed disposition date (a "Disposition Date") if the Trustee elects not to sell the Bond in the open market (because a price in excess of its Put Price (as defined under Investment Summary in Part A) cannot be obtained) on this date (a "Disposition Repurchase")); (iii) to repurchase at any time on 14 calendar days' notice any Bond in the event that the interest thereon should be deemed to be taxable (a "Tax Repurchase"); and (iv) to repurchase immediately all Bonds if the Seller becomes or is deemed to be bankrupt or insolvent (an "Insolvency Repurchase"). (See Investment Summary in Part A.) Any repurchase of a Bond will be at a price no lower than its original purchase price to the Fund, plus accrued interest to the date of repurchase, plus any further adjustments as described under Investment Summary in Part A.

	  Upon the sale of a Bond by the Fund to a third party prior to its Disposition date, any related Liquidity and Disposition Repurchase commitments will be transferable, together with an interest in any collateral or letter of credit backing the repurchase commitments and the Liquidity Repurchase commitments will be exercisable by the buyer free from the restriction that the annual repurchase right may only be exercised to meet redemptions of Units. Any Default Repurchase, Tax Repurchase and Insolvency Repurchase commitments also will not terminate upon disposition of the Bond by the Fund but will be transferable, together with an interest in the collateral or letter of credit backing the Repurchase Commitments or both, as the case may be.

	  A Seller's Repurchase Commitments apply only to Bonds which it has sold to the Fund; consequently, if a particular Seller fails to meet its commitments, no recourse is available against any other Seller nor against the collateral or letters of credit of any other Seller. Each Seller's Repurchase Commitments relating to any Bond terminate (i) upon repurchase by the Seller of the Bond, (ii) on the Disposition Date of the Bond if its holder does not elect to have the Seller repurchase the Bond on that date and (iii) in the event notice of redemption shall have been given on or prior to the Disposition Date for the entire outstanding principal amount of the Bond and that redemption or maturity of the Bond occurs on or prior to the Disposition Date. On the scheduled Disposition Date of a Bond the Trustee will sell that Bond in the open market if a price in excess of the Put Price as of the Disposition Date can be obtained.

	  An investment in Units of a Fund containing any of these types of credit-supported Bonds should be made with an understanding of the characteristics of the commercial banking and thrift industries and of the risks which an investment in Units may entail. Banks and thrifts are subject to extensive governmental regulations which may limit both the amounts and types of loans and other financial commitments which may be made and interest rates and fees which may be charged. The profitability of these industries is largely dependent upon the availability and cost of funds for the purpose of financing lending operations under prevailing money market conditions. Also, general economic conditions play an important part in the operations of this industry and exposure to credit losses arising from possible financial difficulties of borrowers might affect an institution's ability to meet its obligations. These factors also affect bank holding companies and other financial institutions, which may not be as highly regulated as banks, and may be more able to expand into other non-financial and non-traditional businesses.

	  In December 1991 Congress passed and the President signed into law the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the Resolution Trust Corporation Refinancing, Restructuring, and Improvement Act of 1991. Those laws imposed many new limitations on the way in which banks, savings banks, and thrifts may conduct their business and mandated early and aggressive regulatory intervention for unhealthy institutions.

	  The thrift industry has experienced severe strains as demonstrated by the failure of numerous savings banks and savings and loan associations. One consequence of this was the insolvency of the deposit insurance fund of the Federal Savings and Loan Insurance Corporation ("FSLIC"). As a result, in 1989 Congress enacted the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") which significantly altered the legal rules and regulations governing banks and thrifts. Among other things, FIRREA abolished the FSLIC and created a new agency, the Resolution Trust Corporation ("RTC"), investing it with certain of the FSLIC's powers. The balance of the FSLIC's powers were transferred to the Federal Deposit Insurance Corporation ("FDIC"). Under FIRREA, as subsequently amended, the RTC is normally appointed as receiver or conservator of thrifts that fail between January 1, 1989 and a date that may occur as late as July 1, 1995 if their deposits, prior to FIRREA, were insured by the FSLIC. The FDIC is normally appointed as receiver or conservator for all thrifts the deposits of which, before FIRREA, were insured by the FDIC, and those thrifts the deposits of which, prior to FIRREA, were insured by the FSLIC that fail on or after the end of the RTC appointment period.

	  In certain cases, the Sponsors have agreed that the sole recourse in connection with any default, including insolvency, by thrifts whose collateralized letter of credit, guarantee or Repurchase Commitments may back any of the Debt Obligations will be to exercise available remedies with respect to the collateral pledged by the thrift; should the collateral be insufficient, the Fund will, therefore, be unable to pursue any default judgment against that thrift. Certain of these collateralized letters of credit, guarantees or Repurchase Commitments may provide that they are to be called upon in the event the thrift becomes or is deemed to be insolvent. Accordingly, investors should recognize that they are subject to having the principal amount of their investment represented by a Debt Obligation secured by a collateralized letter of credit, guarantee or Repurchase Commitment returned prior to the termination date of the Fund or the maturity or disposition dates of the Debt Obligations if the thrift becomes or is deemed to be insolvent, as well as in any of the situations outlined under Repurchase Commitments below.

	  Moreover, FIRREA generally permits the FDIC or the RTC, as the case may be, to prevent the exercise of a Seller's Insolvency Repurchase commitment and empowers that agency to repudiate a Seller's contracts, including a Seller's other Repurchase Commitments. FIRREA also creates a risk that damages against the FDIC or RTC would be limited and that investors could be left without the full protections afforded by the Repurchase Commitments and the Collateral. Policy statements adopted by the FDIC and the RTC concerning collateralized repurchase commitments have partially ameliorated these risks for the Funds. According to these policy statements, the FDIC or the RTC, as conservator or receiver, will not assert the position that it can repudiate the repurchase commitments without the payment of damages from the collateral, and will instead either (i) accelerate the collateralized repurchase commitments, in which event payment will be made under the repurchase commitments to the extent of available collateral, or (ii) enforce the repurchase commitments, except that any insolvency clause would not be enforceable against the FDIC and the RTC. Should the FDIC choose to accelerate, however, there is some question whether the payment made would include interest on the defaulted Debt Obligations for the period after the appointment of the receiver or conservator through the payment date.

	  The RTC has also given similar comfort with respect to collateralized letters of credit, but the FDIC has not done so at this time. Consequently, there can be no assurance that collateralized letters of credit issued by thrifts for which the FDIC would be the receiver or conservator appointed, as described three paragraphs earlier, will be available in the event of the failure of any such thrift.

	  The possibility of early payment has been increased significantly by the enactment of FDICIA, which requires federal regulators of insured banks, savings banks and thrifts to act more quickly to address the problems of undercapitalized institutions than previously, and specifies in more detail the actions they must take. One requirement virtually compels the appointment of a receiver for any institution when its ratio of tangible equity to total assets declines to two percent. Others force aggressive intervention in the business of an institution at even earlier stages of deterioration. Upon appointment of a receiver, if the FDIC or RTC pays as provided, in the policy statements and notwithstanding the possibility that the institution might not have deteriorated to zero book net worth (and therefore might not satisfy traditional definitions of "insolvent"), the payment could therefore come substantially earlier than might have been the case prior to FDICIA.

	  Certain letters of credit or guarantees backing Bonds may have been issued by a foreign bank or corporation or similar entity (a "Foreign Guarantee"). Foreign Guarantees are subject to the risk that exchange control regulations might be adopted in the future which might affect adversely payments to the Fund. Similarly, foreign withholding taxes could be imposed in the future although provision is made in the instruments governing any Foreign Guarantee that, in substance, to the extent permitted by applicable law, additional payments will be made by the guarantor so that the total amount paid, after deduction of any applicable tax, will not be less than the amount then due and payable on the Foreign Guarantee. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of any Bonds backed by a Foreign Guarantee.

Liquidity

	  Certain of the Bonds may have been purchased by the Sponsors from various banks and thrifts in large denominations and may not have been issued under bond resolutions or trust indentures providing for issuance of bonds in small denominations. These Bonds were generally directly placed with the banks or thrifts and held in their portfolios prior to sale to the Sponsors. There is no established secondary market for those Bonds. The Sponsors believe that there should be a readily available market among institutional investors for the Bonds which were purchased from these portfolios in the event it is necessary to sell Bonds to meet redemptions of Units (should redemptions be made despite the market making activity of the Sponsors) in light of the following considerations: (i) the credit characteristics of the companies obligated to make payments on the Bonds; (ii) the fact that these Bonds may be backed by irrevocable letters of credit or guarantees of banks or thrifts; and (iii) the fact that banks or thrifts selling these Bonds to the Sponsors for deposit in the Fund or the placement agent acting in connection with their sale generally have stated their intentions, although they are not legally obligated to do so, to remarket or to repurchase, at the then-current bid side evaluation, any of these Bonds proposed to be sold by the Trustee. The interest on these Bonds received by the Fund is net of the fee for the related letter of credit or guarantee charged by the bank or thrift issuing the letter of credit or guarantee.

	  Any Bonds which were purchased from these portfolios are exempt from the registration provisions of the Federal securities laws, and, therefore, can be sold free of the registration requirements of the securities laws. Because there is no established secondary market for these Bonds, however, there is no assurance that the price realized on sale of these Bonds will not be adversely affected. Consequently it is more likely that the sale of these Bonds may cause a decline in the value of Units than a sale of debt obligations for which an established secondary market exists. In addition, in certain Intermediate Term and Put Series and certain other Series, liquidity of the Fund is additionally augmented by the Sellers' collateralized or letter of credit-backed Liquidity Repurchase commitment in the event it is necessary to sell any Bond to meet redemptions of Units. If, upon the scheduled Disposition Date for any Bond, the Trustee elects not to sell the Bond scheduled for disposition on this date in the open market (because, for example, a price in excess of its Put Price cannot be obtained), the Seller of the Bond is obligated to repurchase the Bond pursuant to its collateralized or letter of credit-backed Disposition Repurchase commitment. There can be no assurance that the prices that can be obtained for the Bonds at any time in the open market will exceed the Put Price of the Bonds. In addition, if any Seller should become unable to honor its repurchase commitments and the Trustee is consequently forced to sell the Bonds in the open market, there is no assurance that the price realized on this sale of the Bonds would not be adversely affected by the absence of an established secondary market for certain of the Bonds.

	  In some cases, the Sponsors have entered into an arrangement with the Trustee whereby certain of the Bonds may be transferred to a trust (a "Participation Trust") in exchange for certificates of participation in the Participation Trust which could be sold in order to meet redemptions of Units. The certificates of participation would be issued in readily marketable denominations of $5,000 each or any greater multiple thereof and the holder thereof would be fully entitled to the repayment protections afforded by collateral arrangements to any holder of the underlying Bonds. These certificates would be exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(2) thereof.

	  For Bonds that have been guaranteed or similarly secured by insurance companies or other corporations or entities, the guarantee or similar commitment may constitute a security (a "Restricted Security") that cannot, in the opinion of counsel, be sold publicly by the Trustee without registration under the Securities Act of 1933, as amended, or similar provisions of law subsequently exacted. The Sponsors nevertheless believe that, should a sale of these Bonds be necessary in order to meet redemptions, the Trustee should be able to consummate a sale with institutional investors. Up to 40% of the Portfolio may initially have consisted of Bonds purchased from various banks and thrifts and other Bonds with guarantees which may constitute Restricted Securities.

	  The Fund may contain bonds purchased directly from issuers. These Bonds are generally issued under bond resolutions or trust indentures providing for the issuance of bonds in publicly saleable denominations (usually $5,000), may be sold free of the registration requirements of the Securities Act of 1933 and are otherwise structured in contemplation of ready marketability. In addition, the Sponsors generally have obtained letters of intention to repurchase or to use best efforts to remarket these Debt Obligations from the issuers, the placement agents acting in connection with their sale or the entities providing the additional credit support, if any. These letters do not express legal obligations; however, in the opinion of the Sponsors, these Bonds should be readily marketable.

Bonds Backed by Insurance

	  Municipal bond insurance may be provided by one or more of AMBAC Indemnity Corporation ("AMBAC"), Asset Guaranty Reinsurance Co. ("Asset Guaranty"), Capital Guaranty Insurance Company ("CGIC"), Capital Markets Assurance Corp. ("CAPMAC"), Connie Lee Insurance Company ("Connie Lee"), Continental Casualty Company ("Continental"), Financial Guaranty Insurance Company ("Financial Guaranty"), Financial Security Assurance Inc. ("FSA"), Firemen's Insurance Company of Newark, New Jersey ("Firemen's"), Industrial Indemnity Insurance Company ("IIC"), which operates the Health Industry Bond Insurance ("HIBI") Program or Municipal Bond Investors Insurance Corporation ("MBIA") (collectively, the "Insurance Companies"). The claims-paying ability of each of these companies, unless otherwise indicated, is rated AAA by Standard & Poor's or another acceptable national rating agency. The ratings are subject to change at any time at the discretion of the rating agencies. In determining whether to insure bonds, the Insurance Companies severally apply their own standards. The cost of this insurance is borne either by the issuers or previous owners of the bonds or by the Sponsors. The insurance policies are non-cancelable and will continue in force so long as the insured Bonds are outstanding and the insurers remain in business. The insurance policies guarantee the timely payment of principal and interest on but do not guarantee the market value of the insured Bonds or the value of the Units. The insurance policies generally do not provide for accelerated payments of principal or cover redemptions resulting from events of taxability. If the issuer of any insured Bond should fail to make an interest or principal payment, the insurance policies generally provide that a Trustee or its agent will give notice of nonpayment to the Insurance Company or its agent and provide evidence of the Trustee's right to receive payment. The Insurance Company is then required to disburse the amount of the failed payment to the Trustee or its agent and is thereafter subrogated to the Trustee's right to receive payment from the issuer.

	  Financial information relating to the Insurance Companies has been obtained from publicly available information. No representation is made as to the accuracy or adequacy of the information or as to the absence of material adverse changes since the information was made available to the public. Standard & Poor's has rated the Units of any Insured Fund AAA because the Insurance Companies have insured the Bonds. The assignment of a AAA rating is due to Standard & Poor's assessment of the creditworthiness of the Insurance Companies and of their ability to pay claims on their policies of insurance. In the event that Standard & Poor's reassesses the creditworthiness of any Insurance Company which would result in the rating of an Insured Fund being reduced, the Sponsors are authorized to direct the Trustee to obtain other insurance.

	  Certain Bonds may be entitled to portfolio insurance ("Portfolio Insurance") that guarantees the scheduled payment of the principal of and interest on those Bonds ("Portfolio-Insured Bonds") while they are retained in the Fund. Since the Portfolio Insurance applies to Bonds only while they are retained in the Fund, the value of Portfolio-Insured Bonds (and hence the value of the Units) may decline if the credit quality of any Portfolio-Insured Bonds is reduced. Premiums for Portfolio Insurance are payable monthly in advance by the Trustee on behalf of the Fund.

	  As Portfolio-Insured Bonds are redeemed by their respective issuers or are sold by the Trustee, the amount of the premium payable for the Portfolio Insurance will be correspondingly reduced. Nonpayment of premiums on any policy obtained by the Fund will not result in the cancellation of insurance but will permit the portfolio insurer to take action against the Trustee to recover premium payments due it. Upon the sale of a Portfolio-Insured Bond from the Fund, the Trustee has the right, pursuant to an irrevocable commitment obtained from the portfolio insurer, to obtain insurance to maturity ("Permanent Insurance") on the Bond upon the payment of a single predetermined insurance premium from the proceeds of the sale. It is expected that the Trustee will exercise the right to obtain Permanent Insurance only if the Fund would receive net proceeds from the sale of the Bond (sale proceeds less the insurance premium attributable to the Permanent Insurance) in excess of the sale proceeds that would be received if the Bonds were sold on an uninsured basis. The premiums for Permanent Insurance for each Portfolio-Insured Bond will decline over the life of the Bond.

	  The Public Offering Price does not reflect any element of value for Portfolio Insurance. The Evaluator will attribute a value to the Portfolio Insurance (including the right to obtain Permanent Insurance) for the purpose of computing the price or redemption value of Units only if the Portfolio-Insured Bonds are in default in payment of principal or interest or, in the opinion of the Agent for the Sponsors, in significant risk of default. In making this determination the Agent for the Sponsors has established as a general standard that a Portfolio-Insured Bond which is rated less than BB by Standard & Poor's or Ba by Moody's will be deemed in significant risk of default although the Agent for the Sponsors retains the discretion to conclude that a Portfolio-Insured Bond is in significant risk of default even though at the time it has a higher rating, or not to reach that conclusion even if it has a lower rating. The value of the insurance will be equal to the difference between (i) the market value of the Portfolio-Insured Bond assuming the exercise of the right to obtain Permanent Insurance (less the insurance premium attributable to the purchase of Permanent Insurance) and (ii) the market value of the Portfolio-Insured Bond not covered by Permanent Insurance.

	  In addition, certain Funds may contain Bonds that are insured to maturity as well as being Portfolio-Insured Bonds.

	  The following are brief descriptions of the Insurance Companies. The financial information presented for each company has been determined on a statutory basis and is unaudited.

	  AMBAC is a Wisconsin-domiciled stock insurance company, regulated by the Insurance Department of the State of Wisconsin, and licensed to do business in various states. AMBAC is a wholly-owned subsidiary of AMBAC Inc., a financial holding company which is publicly owned following a complete divestiture by Citibank during the first quarter of 1992.

	  Asset Guaranty is a New York State insurance company licensed to write financial guarantee, credit, residual value and surety insurance. Asset Guaranty commenced operations in mid-1988 by providing reinsurance to several major monoline insurers. The parent holding company of Asset Guaranty, Asset Guarantee Inc. (AGI), merged with Enhance Financial Services (EFS) in June, 1990 to form Enhance Financial Services Group Inc. (EFSG). The two main, 100%-owned subsidiaries of EFSG, Asset Guaranty and Enhance Reinsurance Company (ERC), share common management and physical resources. After an initial public offering completed in February 1992 and the sale by Merrill Lynch & Co. of its state, EFSG is 49.8%-owned by the public, 29.9% by US West Financial Services, 14.1% by Manufacturers Life Insurance Co. and 6.2% by senior management. Both ERC and Asset Guaranty are rated "AAA" for claims paying ability by Duff & Phelps, and ERC is rated triple-A for claims-paying-ability for both S&P and Moody's. Asset Guaranty received a "AA" claims-paying-ability rating from S&P during August 1993, but remains unrated by Moody's.

	  CGIC, a monoline bond insurer headquartered in San Francisco, California, was established in November 1986 to assume the financial guaranty business of United States Fidelity and Guaranty Company ("USF&G"). It is a wholly-owned subsidiary of Capital Guaranty Corporation ("CGC") whose stock is owned by: Constellation Investments, Inc., an affiliate of Baltimore Gas & Electric, Fleet/Norstar Financial Group, Inc., Safeco Corporation, Sibag Finance Corporation, an affiliate of Siemens AG, USF&G, the eighth largest property/casualty company in the U.S. as measured by net premiums written, and CGC management.

	  CAPMAC commenced operations in December 1987, as the second mono-line financial guaranty insurance company (after FSA) organized solely to insure non-municipal obligations. CAPMAC, a New York corporation, is a wholly-owned subsidiary of CAPMAC Holdings, Inc. (CHI), which was sold in 1992 by Citibank (New York State) to a group of 12 investors led by the following: Dillon Read's Saratoga Partners II, L.P., an acquisition fund; Caprock Management, Inc., representing Rockefeller family interests; Citigrowth Fund, a Citicorp venture capital group; and CAPMAC senior management and staff. These groups control approximately 70% of the stock of CHI. CAPMAC had traditionally specialized in guaranteeing consumer loan and trade receivable asset-backed securities. Under the new ownership group CAPMAC intends to become involved in the municipal bond insurance business, as well as their traditional non-municipal business.

	  Connie Lee is a wholly owned subsidiary of College Construction Loan Insurance Association ("CCLIA"), a government-sponsored enterprise established by Congress to provide American academic institutions with greater access to low-cost capital through credit enhancement. Connie Lee, the operating insurance company, was incorporated in 1987 and began business as a reinsurer of tax-exempt bonds of colleges, universities, and teaching hospitals with a concentration on the hospital sector. During the fourth quarter of 1991 Connie Lee began underwriting primary bond insurance which will focus largely on the college and university sector. CCLIA's founding shareholders are the U.S. Department of Education, which owns 14% of CCLIA, and the Student Loan Marketing Association ("Sallie Mae"), which owns 36%. The other principal owners are:
Pennsylvania Public School Employees' Retirement System, Metropolitan Life Insurance Company, Kemper Financial Services, Johnson family funds and trusts, Northwestern University, Rockefeller & Co., Inc. administered trusts and funds, and Stanford University. Connie Lee is domiciled in the state of Wisconsin and has licenses to do business in 47 states and the District of Columbia.

	  Continental is a wholly-owned subsidiary of CNA Financial Corp. and was incorporated under the laws of Illinois in 1948. Continental is the lead property-casualty company of a fleet of carriers nationally known as "CNA Insurance Companies". CNA is rated AA+ by Standard & Poor's.

	  Financial Guaranty Insurance Company ("Financial Guaranty") is a wholly-owned subsidiary of FGIC Corporation ("Corporation"), a Delaware holding company. The Corporation is a wholly-owned subsidiary of General Electric Capital Corporation ("GECC"). Neither the Corporation nor GECC is obligated to pay the debts of or the claims against Financial Guaranty. Financial Guaranty is domiciled in the State of New York and is subject to regulation by the State of New York Insurance Department. As of June 30, 1997, the total capital and surplus of Financial Guaranty was approximately $1,164,694,536. Copies of Financial Guaranty's financial statements, prepared on the basis of statutory accounting principles, and the Corporation's financial statements, prepared on the basis of generally accepted accounting principles, may be obtained by writing to Financial Guaranty at 115 Broadway, New York, New York 10006,
Attention: Communications Department [telephone number is (212) 312-3000] or to the New York State Insurance Department at 160 West Broadway, 18th Floor, New York, New York 10013, Attention: Financial Condition Property/Casualty Bureau [telephone number: (212) 621-0389].

	  In addition, Financial Guaranty is currently licensed to write insurance in all 50 states and the District of Columbia.

	  FSA is a monoline property and casualty insurance company incorporated in New York in 1984. It is a wholly-owned subsidiary of Financial Security Assurance Holdings Ltd., which was acquired in December 1989 by US West, Inc., the regional Bell Telephone Company serving the Rocky Mountain and Pacific Northwestern states. U.S. West is currently seeking to sell FSA. FSA is licensed to engage in the surety business in 42 states and the District of Columbia. FSA is engaged exclusively in the business of writing financial guaranty insurance, on both tax-exempt and non-municipal securities.

	  Firemen's, which was incorporated in New Jersey in 1855, is a wholly-owned subsidiary of The Continental Corporation and a member of The Continental Insurance Companies, a group of property and casualty insurance companies the claims paying ability of which is rated AA- by Standard & Poor's. It provides unconditional and non-cancelable insurance on industrial development revenue bonds.

	  IIC, which was incorporated in California in 1920, is a wholly-owned subsidiary of Crum and Forster, Inc., a New Jersey holding company and a wholly-owned subsidiary of Xerox Corporation. IIC is a property and casualty insurer which, together with certain other wholly-owned insurance subsidiaries of Crum and Forster, Inc., operates under a Reinsurance Participation Agreement whereby all insurance written by these companies is pooled among them. Standard & Poor's has rated IIC's claims-paying ability A. Any IIC/HIBI-rated Debt Obligations in an Insured Series are additionally insured for as long as they remain in the Fund and as long as IIC/HIBI's rating is below AAA, in order to maintain the AAA-rating of Fund Units. The cost of any additional insurance is paid by the Fund and such insurance would expire on the sale or maturity of the Debt Obligation.

	  MBIA is the principal operating subsidiary of MBIA Inc. The principal shareholders of MBIA Inc. were originally Aetna Casualty and Surety Company, The Fund American Companies, Inc., subsidiaries of

CIGNA Corporation and Credit Local de France, CAECL, S.A. These principal shareholders now own approximately 13% of the outstanding common stock of MBIA Inc. following a series of four public equity offerings over a five-year period.

	  Insurance companies are subject to regulation and supervision in the jurisdictions in which they do business under statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. This regulation, supervision and administration relate, among other things, to: the standards of solvency which must be met and maintained; the licensing of insurers and their agents; the nature of and limitations on investments; deposits of securities for the benefit of policyholders; approval of policy forms and premium rates; periodic examinations of the affairs of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; and requirements regarding reserves for unearned premiums, losses and other matters. Regulatory agencies require that premium rates not be excessive, inadequate or unfairly discriminatory. Insurance regulation in many states also includes "assigned risk" plans, reinsurance facilities, and joint underwriting associations, under which all insurers writing particular lines of insurance within the jurisdiction must accept, for one or more of those lines, risks that are otherwise uninsurable. A significant portion of the assets of insurance companies is required by law to be held in reserve against potential claims on policies and is not available to general creditors.

	  Although the Federal government does not regulate the business of insurance, Federal initiatives can significantly impact the insurance business. Current and proposed Federal measures which may significantly affect the insurance business include pension regulation (ERISA), controls on medical care costs, minimum standards for no-fault automobile insurance, national health insurance, personal privacy protection, tax law changes affecting life insurance companies or the relative desirability of various personal investment vehicles and repeal of the current antitrust exemption for the insurance business. (If this exemption is eliminated, it will substantially affect the way premium rates are set by all property-liability insurers.) In addition, the Federal government operates in some cases as a co-insurer with the private sector insurance companies.

	  Insurance companies are also affected by a variety of state and Federal regulatory measures and judicial decisions that define and extend the risks and benefits for which insurance is sought and provided. These include judicial redefinitions of risk exposure in areas such as products liability and state and Federal extension and protection of employee benefits, including pension, workers' compensation, and disability benefits. These developments may result in short-term adverse effects on the profitability of various lines of insurance. Longer-term adverse effects can often be minimized through prompt repricing of coverages and revision of policy terms. In some instances these developments may create new opportunities for business growth. All insurance companies write policies and set premiums based on actuarial assumptions about mortality, injury, the occurrence of accidents and other insured events. These assumptions, while well supported by past experience, necessarily do not take account of future events. The occurrence in the future of unforeseen circumstances could affect the financial condition of one or more insurance companies. The insurance business is highly competitive and with the deregulation of financial service businesses, it should become more competitive. In addition, insurance companies may expand into non-traditional lines of business which may involve different types of risks.

State Risk Factors

	  Investment in a single State Trust, as opposed to a Fund which invests in the obligations of several states, may involve some additional risk due to the decreased diversification of economic, political, financial and market risks. See"State Matters" for brief summaries of some of the factors which may affect the financial condition of the States represented in various State Trusts of Defined Asset Funds, together with summaries of tax considerations relating to those States.

Payment of Bonds and Life of a Fund

	  Because Bonds from time to time may be redeemed or prepaid or will mature in accordance with their terms or may be sold under certain circumstances described herein, no assurance can be given that a Portfolio will retain for any length of time its present size and composition. Bonds may be subject to redemption prior to their stated maturity dates pursuant to optional refunding or sinking fund redemption provisions or otherwise. In general, optional refunding redemption provisions are more likely to be exercised when the offer side evaluation is at a premium over par than when it is at a discount from par. Generally, the offer side evaluation of Bonds will be at a premium over par when market interest rates fall below the coupon rate on the Bonds. Bonds in a Portfolio may be subject to sinking fund provisions early in the life of a Fund. These provisions are designed to redeem a significant portion of an issue gradually over the life of the issue; obligations to be redeemed are generally chosen by lot. Additionally, the size and composition of a Portfolio will be affected by the level of redemptions of Units that may occur from time to time and the consequent sale of Bonds. Principally, this will depend upon the number of Holders seeking to sell or redeem their Units and whether or not the Sponsors continue to reoffer Units acquired by them in the secondary market. Factors that the Sponsors will consider in the future in determining to cease offering Units acquired in the secondary market include, among other things, the diversity of a Portfolio remaining at that time, the size of a Portfolio relative to its original size, the ratio of Fund expenses to income, a Fund's current and long-term returns, the degree to which Units may be selling at a premium over par relative to other funds sponsored by the Sponsors and the cost of maintaining a current prospectus for a Fund. These factors may also lead the Sponsors to seek to terminate a Fund earlier than would otherwise be the case.

Redemption

	  The Trustee is empowered to sell Bonds in order to make funds available for redemption if funds are not otherwise available in the Capital and Income Accounts. The Bonds to be sold will be selected from a list supplied by the Sponsors. Securities will be chosen for this list by the Sponsors on the basis of those market and credit factors as they may determine are in the best interests of the Fund. Provision is made under the Indenture for the Sponsors to specify minimum face amounts in which blocks of Bonds are to be sold in order to obtain the best price for the Fund. While these minimum amounts may vary from time to time in accordance with market conditions, the Sponsors believe that the minimum face amounts which would be specified would range from $25,000 for readily marketable Bonds to $250,000 for certain Restricted Securities which can be distributed on short notice only by private sale, usually to institutional investors. Provision is also made that sales of Bonds may not be made so as to
(i) result in the Fund owning less than $250,000 of any Restricted Security or
(ii) result in more than 50% of the Fund consisting of Restricted Securities. In addition, the Sponsors will use their best efforts to see that these sales of Bonds are carried out in such a way that no more than 40% in face amount of the Fund is invested in Restricted Securities, provided that sales of unrestricted Securities may be made if the Sponsors' best efforts with regard to timely sales of Restricted Securities at prices they deem reasonable are unsuccessful and if as a result of these sales more than 50% of the Fund does not consist of Restricted Securities. Thus the redemption of Units may require the sale of larger amounts of Restricted Securities than of unrestricted Securities.

Tax Exemption

	  In the opinion of bond counsel rendered on the date of issuance of each Bond, the interest on each Bond is excludable from gross income under existing law for regular Federal income tax purposes (except in certain circumstances depending on the Holder) but may be subject to state and local taxes and may be a preference item for purposes of the Alternative Minimum Tax. Interest on Bonds may become subject to regular Federal income tax, perhaps retroactively to their date of issuance, as a result of changes in Federal law or as a result of the failure of issuers (or other users of the proceeds of the Bonds) to comply with certain ongoing requirements.

	  Moreover, the Internal Revenue Service has announced an expansion of its examination program with respect to tax-exempt bonds. The expanded examination program will consist of, among other measures, increased enforcement against abusive transactions, broader audit coverage (including the expected issuance of audit guidelines) and expanded compliance achieved by means of expected revisions to the tax-exempt bond information return forms.

	  In certain cases, a Bond may provide that if the interest on the Bond should ultimately be determined to be taxable, the Bond would become due and payable by its issuer, and, in addition, may provide that any related letter of credit or other security could be called upon if the issuer failed to satisfy all or part of its obligation. In other cases, however, a Bond may not provide for the acceleration or redemption of the Bond or a call upon the related letter of credit or other security upon a determination of taxability. In those cases in which a Bond does not provide for acceleration or redemption or in which both the issuer and the bank or other entity issuing the letter of credit or other security are unable to meet their obligations to pay the amounts due on the Bond as a result of a determination of taxability, a Trustee would be obligated to sell the Bond and, since it would be sold as a taxable security, it is expected that it would have to be sold at a substantial discount from current market price. In addition, as mentioned above, under certain circumstances Holders could be required to pay income tax on interest received prior to the date on which the interest is determined to be taxable.


INCOME AND RETURNS

Income

	  Because accrued interest on Bonds is not received by a Fund at a constant rate throughout the year, any monthly income distribution may be more or less than the interest actually received by the Fund. To eliminate fluctuations in the monthly income distribution, a portion of the Public Offering Price consists of an advance to the Trustee of an amount necessary to provide approximately equal distributions. Upon the sale or redemption of Units, investors will receive their proportionate share of the Trustee advance. In addition, if a Bond is sold, redeemed or otherwise disposed of, a Fund will periodically distribute the portion of the Trustee advance that is attributable to that Bond to investors.

	  The regular monthly income distribution stated in Part A of the Prospectus is based on a Public Offering Price of $1,000 per Unit after deducting estimated Fund expenses, and will change as the composition of the Portfolio changes over time.

	  Income is received by a Fund upon semi-annual payments of interest on the Bonds held in a Portfolio. Bonds may sometimes be purchased on a when, as and if issued basis or may have a delayed delivery. Since interest on these Bonds does not begin to accrue until the date of delivery to a Fund, in order to provide tax-exempt income to Holders for this non-accrual period, the Trustee's Annual Fee and Expenses is reduced by the interest that would have accrued on these Bonds between the initial settlement date for Units and the delivery dates of the Bonds. This eliminates reduction in Monthly Income Distributions. Should when-issued Bonds be issued later than expected, the fee reduction will be increased correspondingly. If the amount of the Trustee's Annual Fee and Expenses is insufficient to cover the additional accrued interest, the Sponsors will treat the contracts as Failed Bonds. As the Trustee is authorized to draw on the letter of credit deposited by the Sponsors before the settlement date for these Bonds and deposit the proceeds in an account for the Fund on which it pays no interest, its use of these funds compensates the Trustee for the reduction described above.

STATE MATTERS

ALABAMA

	 RISK FACTORS--During recent years the economy of Alabama has grown at a slower rate than that of the U.S. The State of Alabama, other governmental units and agencies, school systems and entities dependent on government appropriations or economic conditions have, in varying degrees, suffered budgetary difficulties. These conditions and other factors described below could adversely affect the Debt Obligations that the Trust acquires and the value of Units in the Trust. The following information constitutes only a brief summary, does not purport to be a complete description of potential adverse economic effects and is based primarily on material presented in various government documents, official statements, offering circulars and prospectuses. While the Sponsors have not independently verified such information, they have no reason to believe that such information is not correct in all material respects.

	 Limitations on State Indebtedness. Section 213 of the Constitution of Alabama, as amended, requires that annual financial operations of Alabama must be on a balanced budget and prohibits the State from incurring general obligation debt unless authorized by an amendment to the Constitution. Although conventions proposed by the Legislature and approved by the electorate may be called for the purpose of amending the Alabama Constitution, amendments to the Constitution have generally been adopted through a procedure that requires each amendment to be proposed by a favorable vote of three-fifths of all the members of each house of the Legislature and thereafter approved by a majority of the voters of the State voting in a statewide election. The State has statutory budget provisions which create a proration procedure in the event estimated budget resources in a fiscal year are insufficient to pay in full all appropriations for such fiscal year. Proration has a materially adverse effect on public entities, such as boards of education, that are substantially dependent on state funds.

	 Court decisions have indicated that certain State expenses necessary for essential functions of government are not subject to proration under applicable law. The Supreme Court of Alabama has held that the debt prohibition contained in the constitutional amendment does not apply to obligations incurred for current operating expenses payable during the current fiscal year, debts incurred by separate public corporations, or state debt incurred to repel invasion or suppress insurrection. The State may also make temporary loans not exceeding $300,000 to cover deficits in the state treasury. Limited obligation debt may be authorized by the legislature without amendment to the Constitution. The State has followed the practice of financing certain capital improvement programs--principally for highways, education and improvements to the State Docks--through the issuance of limited obligation bonds payable solely out of certain taxes and other revenues specifically pledged for their payment and not from the general revenues of the State.

	 Medicaid. Because of Alabama's relatively high incidence of poverty, health care providers in Alabama are more heavily dependent on Medicaid than are health care providers in other states. Contributions to Medicaid by the State of Alabama are financed through the General Fund of the State of Alabama. As discussed above, because deficit spending is prohibited by the Constitution of Alabama, allocations from the General Fund, including Medicaid payments, may be subject to proration. In recent years the General Fund has been subject to proration by virtue of insufficient tax revenues and excessive expenditures, and there can be no assurance that proration of the General Fund budget will not continue. If continued, such proration may have a materially adverse effect on Alabama Medicaid payments.

	 Factors such as the increasing pressure on sources of Medicaid funding, at both the State and the Federal level, and the expanding number of people covered by this program, are likely to cause future concern over the Alabama Medicaid budget. Recent federal legislation will reduce payments made under the Federal Medicaid Program and will change the method of calculating the payments that are due to the states from the Federal government. Material reductions in Federal Medicaid payments to the State of

Alabama are expected in 1998. If such reductions occur, it is unlikely that the State of Alabama will be able to fund completely any resulting short-falls. Health care providers in Alabama could be materially adversely affected by these changes.

	 In April 1997, the Alabama Supreme Court held that the Alabama Medicaid program has underpaid providers by limiting certain payments, and the court enjoined the Medicaid program from any future such limitations. Any increase in expenses resulting from these holdings could have a materially adverse effect on other Alabama Medicaid payments. Further, although some health care providers could benefit from these holdings, many providers will receive no material benefit. Nevertheless, the General Fund of the State may experience financial pressures as the result of increased reimbursements.

	 According to reports in the news media, a study by a private consumer group indicates that the level of benefits available are materially lower and the eligibility standards significantly more stringent under the Alabama Medicaid program than in most other states. Although, as stated above, Alabama health care facilities are dependent on Medicaid payments, it should be expected that health care facilities in Alabama will receive substantially less in Medicaid payments than would health care facilities in most other states.

	 Health Care Services. In recent years, the importance of service industries to Alabama's economy has increased significantly. One of the major service industries in the State is general health care. Because of cost concerns, health care providers and payors are restructuring and consolidating. Consolidation resulting in a reduction of services in the health care industry may have a material adverse effect on the economy of Alabama in general and, in particular, on the issuers of Debt Obligations in the Trust secured by revenues of health care facilities. Moreover, a recent study has concluded that, after cost-of-living adjustments are made, Medicare payments per enrollee in Alabama are among the highest in the nation. Changes in the Medicare program to reduce such expenditures could have a materially adverse effect on health care providers in Alabama. In addition, there are many possible financial effects that could result from enactment of any federal or state legislation proposing to regulate or reform the health care industry, and it is not possible at this time to predict with assurance the effect of any health care reform proposals that might be enacted.

	 Dependence on Federal Education Funds. Alabama is disproportionately dependent on federal funds for secondary and higher education, predominantly because of insufficient state and local support. Recent federal cutbacks on expenditures for education have had, and if continued will have, an adverse impact on educational institutions in Alabama.

	 On December 30, 1991, the District Court for the Northern District of Alabama issued an opinion holding Alabama's institutions of higher learning liable for operating a racially discriminatory dual university system. The Court ordered several remedies and has maintained jurisdiction for ten years to insure compliance. The Circuit Court of Appeals upheld parts of this verdict and maintained control over the institutions. On August 1, 1995, a new ruling was issued in this case, requiring additional funding for certain universities and colleges in Alabama. The new funding requirements may have an adverse impact on the State budget and could require that future state budgets be prorated. Such proration would have a materially adverse effect on public entities throughout the state. In addition, this change in funding could adversely affect certain educational institutions in Alabama. If the State and the universities fail to comply with the Court's orders, the Court may rule that Federal funds for higher education be withheld. A ruling depriving the State of Federal funds for higher education would have a materially adverse effect on certain Alabama colleges and universities.

	 Challenge to School Funding Mechanism. On April 1, 1993, Montgomery Circuit Court Judge Gene Reese ruled that an unconstitutional disparity exists among Alabama's school districts because of inequitable distribution of tax funds. Judge Reese issued an order calling for a new design for the distribution of funds for educational purposes as well as a new system for funding public education. On December 3, 1997, the Alabama Supreme Court issued a new ruling affirming Judge Reese's determination that the disparity is unconstitutional. The court stated that the Alabama Legislature must develop a plan within one year to correct this disparity. Any allocation of funds away from school districts could impair the ability of such districts to service debt.

	 Alabama Industrial Characteristics. Alabama industrial capacity has traditionally been concentrated in those areas sensitive to cyclical economic trends, such as textiles and iron and steel production. To the extent that American iron and steel and textile production continues to suffer from foreign competition and other factors, the general economy of the State and the ability of particular issuers, especially pollution-control and certain IDB issuers, would be materially adversely affected. The State has recently taken steps to diversify and increase its industrial capacity. Although these efforts have been somewhat successful, they include significant tax and other benefits which could have a mutually adverse effect on the state's tax revenues.

	 General Obligation Warrants. Municipalities and counties in Alabama traditionally have issued general obligation warrants to finance various public improvements. Alabama statutes authorizing the issuance of such interest-bearing warrants do not require an election prior to issuance. On the other hand, the Constitution of Alabama (Section 222) provides that general obligation bonds may not be issued without an election.

	 The Supreme Court of Alabama has held that general obligation warrants do not require an election under Section 222 of the Constitution of Alabama. In so holding, the Court found that warrants are not "bonds" within the meaning of
Section 222. According to the Court, warrants are not negotiable instruments and transferees of warrants cannot be holders in due course. Therefore, a transferee of warrants is subject to all defenses that the issuer of such warrants may have against the transferor.

	 Allocation of Local Taxes for Public Education. Under Alabama law, a city with a population in excess of 5,000 is entitled to establish a separate public school system within its jurisdiction with its own board of education, members of which are elected by the governing body of such city. If a city school system is established within a county, the county-wide taxes for general educational purposes will, absent specific law to the contrary, be apportioned among the county board of education and each city board of education within the county according to a statutory formula based on the state's uniform minimum educational program for public school systems. This formula has many factors, but is based largely on the relative number of students within the boundaries of each school system.

	 Local boards of education, whether city board or county board, may borrow money by issuing interest-bearing warrants payable solely out of such board's allocated or apportioned share of a specified tax. The county board's apportioned share of such tax may be diminished upon the establishment of a city school system, which could jeopardize the payment of the county board's warrants.

	 Limited Taxing Authority. Political subdivisions of the State have limited taxing authority. Ad valorem taxes may be levied only as authorized by the Alabama Constitution. In order to increase the rate at which any ad valorem tax is levied above the limit otherwise provided in the Constitution, the increase must be proposed by the governing body of the taxing authority after a public hearing, approved by an act of the Alabama Legislature and approved at an election within the taxing authority's jurisdiction. In addition, the Alabama Constitution limits the total amount of state, county, municipal and other ad valorem taxes that may be imposed on any class of property in any one tax year. This limitation is expressed in terms of a specified percentage of the market value of such property. In some jurisdictions in the State this limit has already been exceeded for one or more classes of property.

ARIZONA

	 The following information is a brief summary of factors affecting the economy in the State and does not purport to be a complete description of such factors.

	 RISK FACTORS--The State Economy. The Arizona economy over the last several decades has grown faster than in most other regions of the United States, as measured by population, employment and personal income. Although the rate of growth slowed considerably during the late 1980's and early 1990's, growth rates have been increasing in recent years.

	 Historically, the State economy has been somewhat dependent on the construction industry and is sensitive to trends in that sector. The construction and real estate industries have rebounded from their substantial declines experienced during the late 1980's and early 1990's and are experiencing positive growth. Other principal economic sectors include services, manufacturing, mining, tourism and the military.

	 A substantial amount of overbuilding occurred during the early 1980's while the State's economy was flourishing, which adversely affected Arizona's financial-based institutions and caused them to be placed under the control of the Resolution Trust Corporation ("RTC"). In the aftermath of the savings and loan crisis, which hit Arizona hard beginning in the late 1980's, the RTC sold approximately $23.6 billion in Arizona assets as of December 31, 1994, with $1.16 billion in assets, mostly real-estate secured loans and real property, still to be sold as of that date. The RTC ceased to exist on December 31, 1995, with the FDIC taking over any remaining functions of the RTC.

	 The trend in the Arizona banking community for the past several years has been one of consolidation. In the early 1980's, 56 banks operated in Arizona; as of December 1995 there were 34. As financial institutions within the state consolidate, many branch offices have been closed, displacing workers.

	 America West Airlines, a Phoenix-based carrier, emerged from Chapter 11 reorganization in August, 1994. Prior to the reorganization, America West was the sixth largest employer in Maricopa County. The continuation of America West's recovery and its effect on the state economy and, more particularly, the Phoenix economy, is uncertain.

	 More than 1,700 jobs were lost by the closing of Williams Air Force Base in Chandler, Arizona, on September 30, 1993 when Williams Air Force Base was selected as one of the military installations to be closed as a cost-cutting measure by the Defense Base Closure and Realignment Commission, whose recommendations were subsequently approved by the President and the United States House of Representatives. Williams Air Force Base injected an estimated $300 million in the local economy annually and employed approximately 3,800 military and civilian personnel. The base has been renamed the Williams Gateway Airport, and has been converted into a regional civilian airport, including an aviation, educational and business complex. Further proposed reductions in federal military expenditures may adversely affect the Arizona economy.

	 Few of Arizona's largest employers are based entirely in Arizona; many have headquarters and operations in other states. Therefore, economic factors in other states could affect the employment situation in Arizona.

	 Job growth in Arizona, defined as growth of total wage and salary employment, was consistently in the range of 2.1% to 2.5% for the years 1988 through 1990, declined to 0.6% in 1991, then increased to 1.7% in 1992, 3.0% in 1993, and 6.7% in 1994. Job growth was 6.1% in 1995, 5.6% in 1996 and is estimated at 3.7% for 1997.

	 The unemployment rate in Arizona was 5.3% in 1990, 5.6% in 1991, 7.4% in 1992, 6.2% in 1993, 6.4% in 1994, 5.1% in 1995 and 5.5% in 1996. Arizona's
unemployment rate is estimated at 5.3% for 1997.

	 Current personal income in Arizona has continued to rise, but at slower rates than in the early to mid-1980's. Personal income grew at a rate of 5.8% in 1990 and dropped to 4.6% in 1991. Growth in personal income increased at a rate of 6.7% in 1992, 7.3% in 1993, 8.4% in 1994, 9.4% in 1995 and 7.5% in 1996.
Growth in Arizona personal income is estimated at 6.8% for 1997.

	 Bankruptcy filings in the District of Arizona increased dramatically in the mid-1980's, but percentage increases decreased during the early 1990's, with 1993 resulting in the first drop in bankruptcy filings since 1984. Bankruptcy filings totaled 19,686 in 1991, 19,883 in 1992, 17,381 in 1993, 15,008 in 1994,
15,767 in 1995, and 19,989 in 1996. While Chapter 11 filings were on a decline during 1997, consumer and wage-earning cases continue to increase. Bankruptcy filings during 1997 totaled 24,686.

	 The inflation rate, as measured by the consumer price index in the Phoenix, Arizona metropolitan area, including all of Maricopa County, hovered around the national average during the late 1980's and early 1990's, but has been higher than the national average since 1993. The Phoenix metropolitan area inflation rate for 1996 was 5.1%, approximately 2% higher than the national average for 1996. The Phoenix metropolitan area inflation rate remained well above the national average during the first quarter of 1997, with a rate of 5.2%. The Phoenix metropolitan area inflation rate for 1997 is estimated at 4.9%, compared to an estimated national average rate of 2.9%.

	 For several decades the population of the State of Arizona has grown at a substantially higher rate than the population of the United States. Arizona's population rose 35% between 1980 and 1990, according to the 1990 census, a rate exceeded only in Nevada and Alaska. Nearly 950,000 residents were added during this period. Population growth across Arizona between 1990 and 1996 greatly outpaced the national average; Arizona's population rose more than three times as fast as the national average during this period. Although significantly greater than the national average population growth, it is lower than Arizona's population growth in the mid-1980's. The rate of population growth in Arizona was expected to drop slightly in 1997. Census data show that in the 1990's, California has been Arizona's largest source of inmigration. Recent data concerning 1996 population growth indicates that out-migration from California has now slowed substantially, which could affect the level of Arizona's net in-migration.

	 The State Budget, Revenues and Expenditures. The state operates on a fiscal year beginning July 1 and ending June 30. Fiscal year 1997 refers to the year ending June 30, 1997. Fiscal year 1998 refers to the year ending June 30, 1998.

	 The General Fund revenues for fiscal year 1997 are estimated at $4.865 billion. Total General Fund revenues of $4.711 billion are expected during fiscal year 1998. Approximately 46.2% of this expected revenue comes from sales and use taxes, 37.6% from income taxes (both individual and corporate) and 0.9% from property taxes. In addition to taxes, revenue includes non-tax items such as income from the state lottery, licenses, fees and permits, and interest.

	 The General Fund expenditures for fiscal year 1997 are estimated at $4.830 billion. For fiscal year 1998, General Fund expenditures of $5.092 billion are expected. Approximately 41.7% of major General Fund appropriations are for the Department of Education for K-12, 15.7% is for higher education, 9.8% is for the administration of the AHCCCS program (the State's alternative to Medicaid), 7.6% is for the Department of Economic Security, 4.2% is for the Department of Health Services and 9.1% is for the Department of Corrections.

	 Most or all of the Debt Obligations of the Arizona Trust are not obligations of the State of Arizona, and are not supported by the State's taxing powers. The particular source of payment and security for each of the Debt Obligations is detailed in the instruments themselves and in related offering materials. There can be no assurances, however, with respect to whether the market value or marketability of any of the Debt Obligations issued by an entity other than the State of Arizona will be affected by the financial or other condition of the State or of any entity located within the State. In addition, it should be noted that the State of Arizona, as well as counties, municipalities, political subdivisions and other public authorities of the state, are subject to limitations imposed by Arizona's constitution with respect to ad valorem taxation, bonded indebtedness and other matters. For example, the state legislature cannot appropriate revenues in excess of 7% of the total personal income of the state in any fiscal year. These limitations may affect the ability of the issuers to generate revenues to satisfy their debt obligations.

	 The Arizona voters have passed a measure which requires a two-thirds vote of the legislature to increase State taxes, which could make it more difficult to reverse tax reduction measures which have been enacted in recent years. This measure could adversely affect State fund balances and fiscal conditions. There have also been periodic attempts in the form of voter initiatives and legislative proposals to further limit the amount of annual increases in taxes that can be levied by the various taxing jurisdictions without voter approval. It is impossible to predict whether any such proposals will ever be enacted or what the effect of any such proposals would be. However, if such proposals were enacted, there could be an adverse impact on State or local government financing.

	 School Finance. In 1991, the State of Arizona was sued by four school districts within the state, claiming that the state's funding system for school buildings, equipment and other capital expenses is unconstitutional. The lawsuit was filed by the Arizona Center for Law in the Public Interest and Southern Arizona Legal Aid Inc., but fifty other school districts helped finance the lawsuit. A state judge rejected the lawsuit in September of 1992, and the school districts appealed. In July of 1994, the Supreme Court of Arizona reversed the lower court ruling and found that the formulas for funding public schools in Arizona cause "gross disparities" among school districts and therefore violate the Arizona Constitution. The lawsuit did not seek damages. The Arizona Supreme Court upheld a state court decision imposing a deadline of June 30, 1998 to comply with the Supreme Court mandate. The Arizona legislature recently adopted a new funding program in response to the judgment, but a state court judge has ruled that the program fails to meet the requirements of the Arizona Supreme Court mandate. On October 24, 1997, the Arizona Supreme Court affirmed the trial court's decision and issued an opinion explaining its reasoning on December 23, 1997. It is not yet known what further action will be taken by the legislature and whether that action will satisfy the requirements of the judgement. It remains unclear what effect the judgment will have on state finances or school district budgets.

	 Health Care Facilities. Arizona does not participate in the federally administered Medicaid program. Instead, the state administers an alternative program, the Arizona Health Care Cost Containment System ("AHCCCS"), which provides health care to indigent persons meeting certain financial eligibility requirements, through managed care programs. AHCCCS is financed by a combination of federal, state and county funds.

	 Under state law, hospitals retain the authority to raise rates with notification and review by, but not approval from, the Department of Health Services. Hospitals in Arizona have experienced profitability problems along with those in other states.

	 Health care firms have been in the process of consolidating. Continuing consolidation and merger activity in the health care industry is expected.

	 Utilities. Arizona's utilities are subject to regulation by the Arizona Corporation Commission. This regulation extends to, among other things, the issuance of certain debt obligations by regulated utilities and periodic rate increases needed by utilities to cover operating costs and debt service. The inability of any regulated public utility to secure necessary rate increases could adversely affect the utility's ability to pay debt service.

	 Arizona's largest regulated utility, Arizona Public Service Company ("APS"), serves all or part of 11 of Arizona's 15 counties and provides electric service to approximately 700,000 customers. APS is a significant part owner of Arizona's nuclear generator, the Palo Verde Nuclear Generating Station. APS is owned by Pinnacle West Capital Corporation ("Pinnacle West").

	 The Salt River Project Agricultural Improvement and Power District ("SRP") is an agricultural improvement district organized under state law. For this reason, SRP is not subject to regulation by the Arizona Corporation Commission. SRP, one of the nation's five largest locally owned public power utilities, provides electric service to approximately 600,000 customers (consumer, commercial and industrial) within a 2,900 square mile area in parts of Maricopa, Gila and Pinal Counties in Arizona.

	 Under Arizona law, SRP's board of directors has the exclusive authority to establish rates for electricity. SRP must follow certain procedures, including certain public notice requirements and a special board of directors meeting, before implementing any changes in standard electric rates.

	 Two special purpose irrigation districts formed for the purpose of issuing bonds to finance the purchase of Colorado River water from the Central Arizona Project filed for bankruptcy in 1994 under Chapter 9 of the United States Bankruptcy Code as a result of the districts' inability to collect tax revenue sufficient to service their bonded debt. The financial problems arose from a combination of unexpectedly high costs of constructing the Central Arizona Project, plummeting land values resulting in a need to increase property taxes and refusal by many landowners in the districts to shoulder the increased tax burden. In June 1995 a bankruptcy plan was confirmed for one district, which returned to bondholders 57 cents on the dollar of their principal and placed an additional 42 cents on the dollar in new 8% bonds maturing in seven years.
The proceedings with respect to the second district are continuing.

	 Other Factors. The uncertainty concerning the Mexico economy could have an impact on Arizona's economy, as trade and tourism in the southern regions of the state bordering Mexico could be affected by the condition of the Mexico economy.

CALIFORNIA

	 The following information constitutes only a brief summary, does not purport to be a complete description, and is based on information drawn from official statements and prospectuses relating to securities offerings of the State of California and various local agencies in California, available as of the date of this Prospectus. While the Sponsors have not independently verified such information, they have no reason to believe that such information is not correct in all material respects.

	 Economic Factors.

	 Fiscal Years Prior to 1995-96. Pressures on the State's budget in the late 1980's and early 1990's were caused by a combination of external economic conditions and growth of the largest General Fund Programs -- K-4 education, health, welfare and corrections -- at rates faster than the revenue base. These pressures could continue as the State's overall population and school age population continue to grow, and as the State's corrections program responds to a "Three Strikes" law enacted in 1994, which requires mandatory life prison terms for certain third-time felony offenders. In addition, the State's health and welfare programs are in a transition period as a result of recent federal and State welfare reform initiatives.

	 As a result of these factors and others, and especially because a severe recession between 1990-94 reduced revenues and increased expenditures for social welfare programs, from the late 1980's until 1992- 93, the State had periods of significant budget imbalance. During this period, expenditures exceeded revenues in four out of six years, and the State accumulated and sustained a budget deficit in its budget reserve, the Special Fund for Economic Uncertainties ("SFEU") approaching $2.8 billion at its peak at June 30, 1993. Between the 1991-92 and 1994-95 Fiscal Years, each budget required multibillion dollar actions to bring projected revenues and expenditures into balance, including significant cuts in health and welfare program expenditures; transfers of program responsibilities and funding from the State to local governments; transfers of about $3.6 billion in annual local property tax revenues from other local governments to local school districts, thereby reducing State funding for schools under Proposition 98; and revenue increases (particularly in the 1991-92 Fiscal Year budget), most of which were for a short duration.

	 Despite these budget actions, as noted, the effects of the recession led to large, unanticipated deficits in the SFEU, as compared to projected positive balances. By the 1993-94 Fiscal Year, the accumulated deficit was so large that it was impractical to budget to retire such deficits in one year, so a two-year program was implemented, using the issuance of revenue anticipation warrants to carry a portion of the deficit over to the end of the fiscal year. When the economy failed to recover sufficiently in 1993-94, a second two-year plan was implemented in 1994-95, again using cross-fiscal year revenue anticipation warrants to partly finance the deficit into the 1995-96 fiscal year.

	 Another consequence of the accumulated budget deficits, together with other factors such as disbursement of funds to local school districts "borrowed" from future fiscal years and hence not shown in the annual budget, was to significantly reduce the State's cash resources available to pay its ongoing obligations. When the Legislature and the Governor failed to adopt a budget for the 1992-93 Fiscal Year by July 1, 1992, which would have allowed the State to carry out its normal annual cash flow borrowing to replenish cash reserves, the State Controller issued registered warrants to pay a variety of obligations representing prior years' or continuing appropriations, and mandates from court orders. Available funds were used to make constitutionally-mandated payments, such as debt service on bonds and warrants. Between July 1 and September 4, 1992, when the budget was adopted, the State Controller issued a total of approximately $3.8 billion of registered warrants.

	 For several fiscal years during the recession, the State was forced to rely on external debt markets to meet its cash needs, as a succession of notes and revenue anticipation warrants were issued in the period from June 1992 to July 1994, often needed to pay previously maturing notes or warrants. These borrowings were used also in part to spread out the repayment of the accumulated budget deficit over the end of a fiscal year, as noted earlier. The last and largest of these borrowings was $4.0 billion of revenue anticipation warrants which were issued in July, 1994 and matured on April 25, 1996.

	 1995-96 and 1996-97 Fiscal Years. With the end of the recession, and a growing economy beginning in 1994, the State's financial condition improved markedly in the last two fiscal years, with a combination of better than expected revenues, slowdown in growth of social welfare programs, and continued spending restraint based on the actions taken in earlier years. The last of the recession-induced budget deficits was repaid, allowing the SFEU to post a positive cash balance for only the second time in the 1990's, totaling $281 million as of June 30, 1997. The State's cash position also returned to health, as cash flow borrowing was limited to $3 billion in 1996-97, and no deficit borrowing has occurred over the end of these last two fiscal years.

	 In each of these two fiscal years, the State budget contained the following major features:

	     . Expenditures for K-14 schools grew significantly, as new revenues were directed to school spending under Proposition 98. This new money allowed several new education initiatives to be funded, and raised K-12 per-pupil spending to around $4,900 by Fiscal Year 1996-97. See "STATE FINANCES Proposition 98" above.

	     . The budgets restrained health and welfare spending levels, holding to reduced benefit levels enacted in earlier years, and attempted to reduce General Fund spending by calling for greater support from the federal government. The State also attempted to shift to the federal government a larger share of the cost of incarceration and social services for illegal aliens. Some of these efforts were successful, and federal welfare reform also helped, but as a whole the federal support never reached the levels anticipated when the budgets were enacted. These funding shortfalls were, however, filled by the strong revenue collections, which exceeded expectations.

	     . General Fund support for the University of California and the California State University system grew by an average of 5.2 percent and 3.3 percent per year, respectively, and there were no increases in student fees.

	     . General Fund support for the Department of Corrections grew as needed to meet increased prison population. No new prisons were approved for construction, however.

	     . There were no tax increases, and starting January 1, 1997, there was a 5 percent cut in corporate taxes. The suspension of the Renter's Tax Credit, first taken as a cost-saving measure during the recession, was continued.

	 As noted, the economy grew strongly during these fiscal years, and as a result, the General Fund took in substantially greater tax revenues (about $2.2 billion in 1995-96 and $1.6 billion in 1996-97) than were initially planned when the budgets were enacted. These additional funds were largely directed to school spending as mandated by Proposition 98, and to make up shortfalls from reduced federal health and welfare aid. As a result, there was no dramatic increase in budget reserves, although the accumulated budget deficit from the recession years was finally eliminated in the past fiscal year.

1997-98 Fiscal Year.

	 Background. On January 9, 1997, the Governor released his proposed budget for the 1997-98 Fiscal Year (the "Proposed Budget"). The Proposed Budget estimated General Fund revenues and transfers of about $50.7 billion, and proposed expenditures of $50.3 billion, resulting in an anticipated budget reserve in the SFEU of about $550 million. The Proposed Budget included provisions for a further 10% cut in Bank and Corporation Taxes, which ultimately was not enacted by the Legislature.

	 At the time of the Department of Finance May Revision, released on May 14, 1997, the Department of Finance increased its revenue estimate for the upcoming fiscal year by $1.3 billion, in response to the continued strong growth in the State's economy. Budget negotiations continued into the summer, with major issues to be resolved including final agreement on State welfare reform, an increase in State employee salaries and consideration of the tax cut proposed by the Governor.

	 In May, 1997, action was taken by the California Supreme Court in an ongoing lawsuit, PERS v. Wilson, below, which made final a judgment against the State requiring an immediate payment from the General Fund to the Public Employees Retirement Fund ("PERF") to make up certain deferrals in annual retirement fund contributions which had been legislated in earlier years for budget savings, and which the courts found to be unconstitutional. On July 30, 1997, following a direction from the Governor, the

Controller transferred $1.235 billion from the General Fund to the PERF in satisfaction of the judgment, representing the principal amount of the improperly deferred payments from 1995-96 and 1996-97.

	 Fiscal Year 1997-98 Budget Act. Following the transfer of funds to the PERF, final agreement was reached within a few weeks on the welfare package and the remainder of the budget. The Legislature passed the Budget Bill on August 11, 1997, along with numerous related bills to implement its provisions. Agreement was not finally reached at that time on one aspect of the budget plan, concerning the Governor's proposal for a comprehensive educational testing program.

	 On August 18, 1997, the Governor signed the Budget Act, but vetoed about $314 million of specific spending items, primarily in health and welfare and education areas from both the General Fund and Special Funds.

	 The Budget Act anticipates General Fund revenues and transfers of $52.5 billion (a 6.8 percent increase over the final 1996-97 amount), and expenditures of $52.8 billion (an 8.0 percent increase from the 1996-97 levels). (The expenditure figure assumes restoration of $48 million of welfare program savings which were contained in a bill vetoed by the Governor because of other provisions and also assumes enactment of legislation to restore $203 million of expenditures associated with education upon agreement by the Legislature and the Governor of a satisfactory testing program.) On a budgetary basis, SFEU is projected to decrease from $408 million at June 30, 1997 to $112 million at June 30, 1998. The Budget Act also includes Special Fund expenditures of $14.4 billion (as against estimated Special Fund revenues of $14.0 billion), and $2.1 billion of expenditures from various Bond Funds.

	 The following are major features of the 1997-98 Budget Act:

	     . For the second year in a row, the Budget contains a large increase in funding for K-14 education under Proposition 98, reflecting strong revenues which have exceeded initial budgeted amounts. Part of the nearly $1.75 billion in increased spending is allocated to prior fiscal years. Funds are provided to fully pay for the cost-of-living - increase component of Proposition 98, and to extend the class size reduction and reading initiatives. See "STATE FINANCES - Proposition 98" above.

	     . The Budget Act reflects the $1.235 billion pension case judgment payment, and brings funding of the State's pension contribution back to the quarterly basis which existed prior to the deferral actions which were invalidated by the courts. There is no provision for any additional payment relating to this case.

	     . Continuing the third year of a four-year "compact" which the Administration has made with higher education units, funding from the General Fund for the University of California and the California State University system has increased by approximately 6 percent ($121 million and $107 million, respectively). There was no increase in student fees.

	     . Because of the effect of the pension payment, most other State programs were continued at 1996-97 levels, adjusted for caseload changes.

	     . Health and welfare costs are contained, continuing generally the grant levels from prior years, as part of the initial implementation of the new CalWORKs program.

	     . Unlike prior years, this budget Act does not depend on uncertain federal budget actions. About $300 million in general funds, already included in the federal FY 1997 and 1998 budgets, are included in the Budget Act, to offset incarceration costs for illegal aliens.

	     . The Budget Act contains no tax increases, and no tax reductions. The Renters Tax Credit was suspended for another year, saving approximately $500 million. The Legislature has not made any decision on conformity of State tax laws to the recent federal tax reduction bill; a comprehensive review of this subject is expected to take place next year.

	 The Orange County Bankruptcy. On December 6, 1994, Orange County, California and its Investment Pool (the "Pool") filed for bankruptcy under Chapter 9 of the United States Bankruptcy Code. The subsequent restructuring led to the sale of substantially all of the Pool's portfolio and resulted in losses estimated to be approximately $1.7 billion (or approximately 22% of amounts deposited by the Pool investors). Approximately 187 California public entities -- substantially all of which are public agencies within the county -- had various bonds, notes or other forms of indebtedness outstanding. In some instances the proceeds of such indebtedness were invested in the Pool. In April, 1996, the County emerged from bankruptcy after closing on a $900 million recovery bond transaction. At that time, the County and its financial advisors stated that the County had emerged from the bankruptcy without any structural fiscal problems and assured that the County would not slip back into bankruptcy. However, for many of the cities, schools and special districts that lost money in the County portfolio, repayment remains contingent on the outcome of litigation which is pending against investment firms and other finance professionals. Thus, it is impossible to determine the ultimate impact of the bankruptcy and its aftermath on these various agencies and their claims.

	 In May 1996, a taxpayer action was filed against the City of San Diego ("San Diego") and the San Diego Convention Center Expansion Authority (the "Authority") challenging the validity of a lease revenue financing involving a lease (the "San Diego Lease") having features similar to the leases commonly used in California lease-based financings such as certificates of participation (the "Rider Case"). The Rider Case plaintiffs alleged that voter approval is required for the San Diego Lease (a) since the lease constituted indebtedness prohibited by Article XVI, Section 18 of the California Constitution without a two-thirds vote of the electorate, and (b) since San Diego was prohibited under its charter from issuing bonds without a two-thirds vote of the electorate, and the power of the Authority, a joint powers' authority, one of the members of which is San Diego, to issue bonds is no greater than the power of San Diego. In response to San Diego's motion for summary judgement, the trial court rejected the plaintiff's arguments and ruled that the San Diego Lease was constitutionally valid and that the Authority's related lease revenue bonds did not require voter approval. The plaintiffs appealed the matter to the Court of Appeals for the Fourth District, which affirmed the validity of the San Diego Lease and of the lease revenue bond financing arrangements. The plaintiffs then filed a petition for review with the California State Supreme Court, and, on April 2, 1997, the Court granted the plaintiff's petition for review. No decision from the Supreme Court is expected prior to the Court's 1998 calendar year.

	 Constitutional, Legislative and Other Factors.

	 Certain California constitutional amendments, legislative measures, executive orders, administrative regulations and voter initiatives could produce the adverse effects described below.

	 Revenue Distribution. Certain Debt Obligations in the Portfolio may be obligations of issuers which rely in whole or in part on California State revenues for payment of these obligations. Property tax revenues and a portion of the State's general fund surplus are distributed to counties, cities and their various taxing entities and the State assumes certain obligations theretofore paid out of local funds. Whether and to what extent a portion of the State's general fund will be distributed in the future to counties, cities and their various entities, is unclear.

	 Health Care Legislation. Certain Debt Obligations in the Portfolio may be obligations which are payable solely from the revenues of health care institutions. Certain provisions under California law may adversely affect these revenues and, consequently, payment on those Debt Obligations.

	 The Federally sponsored Medicaid program for health care services to eligible welfare beneficiaries in California is known as the Medi-Cal program. Historically, the Medi-Cal program has provided for a cost-based system of reimbursement for inpatient care furnished to Medi-Cal beneficiaries by any hospital wanting to participate in the Medi-Cal program, provided such hospital met applicable requirements for participation. California law now provides that the State of California shall selectively contract with hospitals to provide acute inpatient services to Medi-Cal patients. Medi-Cal contracts currently apply only to acute inpatient services. Generally, such selective contracting is made on a flat per diem payment basis for all services to Medi-Cal beneficiaries, and generally such payment has not increased in relation to inflation, costs or other factors. Other reductions or limitations may be imposed on payment for services rendered to Medi-Cal beneficiaries in the future.

	 Under this approach, in most geographical areas of California, only those hospitals which enter into a Medi-Cal contract with the State of California will be paid for non-emergency acute inpatient services rendered to Medi-Cal beneficiaries. The State may also terminate these contracts without notice under certain circumstances and is obligated to make contractual payments only to the extent the California legislature appropriates adequate funding therefor.

	 California enacted legislation in 1982 that authorizes private health plans and insurers to contract directly with hospitals for services to beneficiaries on negotiated terms. Some insurers have introduced plans known as "preferred provider organizations" ("PPOs"), which offer financial incentives for subscribers who use only the hospitals which contract with the plan. Under an exclusive provider plan, which includes most health maintenance organizations ("HMOs"), private payors limit coverage to those services provided by selected hospitals. Discounts offered to HMOs and PPOs may result in payment to the contracting hospital of less than actual cost and the volume of patients directed to a hospital under an HMO or PPO contract may vary significantly from projections. Often, HMO or PPO contracts are enforceable for a stated term, regardless of provider losses or of bankruptcy of the respective HMO or PPO. It is expected that failure to execute and maintain such PPO and HMO contracts would reduce a hospital's patient base or gross revenues. Conversely, participation may maintain or increase the patient base, but may result in reduced payment and lower net income to the contracting hospitals.

	 These Debt Obligations may also be insured by the State of California pursuant to an insurance program implemented by the Office of Statewide Health Planning and Development for health facility construction loans. If a default occurs on insured Debt Obligations, the State Treasurer will issue debentures payable out of a reserve fund established under the insurance program or will pay principal and interest on an unaccelerated basis from unappropriated State funds. At the request of the Office of Statewide Health Planning and Development, Arthur D. Little, Inc. prepared a study in December, 1983, to evaluate the adequacy of the reserve fund established under the insurance program and based on certain formulations and assumptions found the reserve fund substantially underfunded. In September of 1986, Arthur D. Little, Inc. prepared an update of the study and concluded that an additional 10% reserve be established for "multi-level" facilities. For the balance of the reserve fund, the update recommended maintaining the current reserve calculation method. In March of 1990, Arthur D. Little, Inc. prepared a further review of the study and recommended that separate reserves continue to be established for "multi-level" facilities at a reserve level consistent with those that would be required by an insurance company.

	 Mortgages and Deeds. Certain Debt Obligations in the Portfolio may be obligations which are secured in whole or in part by a mortgage or deed of trust on real property. California has five principal statutory provisions which limit the remedies of a creditor secured by a mortgage or deed of trust. Two statutes limit the creditor's right to obtain a deficiency judgment, one limitation being based on the method of foreclosure and the other on the type of debt secured. Under the former, a deficiency judgment is barred when the foreclosure is accomplished by means of a nonjudicial trustee's sale. Under the latter, a deficiency judgment is barred when the foreclosed mortgage or deed of trust secures certain purchase money obligations. Another California statute, commonly known as the "one form of action" rule, requires creditors secured by real property to exhaust their real property security by foreclosure before bringing a personal action against the debtor. The fourth statutory provision limits any deficiency judgment obtained by a creditor secured by real property following a judicial sale of such property to the excess of the outstanding debt over the fair value of the property at the time of the sale, thus preventing the creditor from obtaining a large deficiency judgment against the debtor as the result of low bids at a judicial sale. The fifth statutory provision gives the debtor the right to redeem the real property from any judicial foreclosure sale as to which a deficiency judgment may be ordered against the debtor.

	 Upon the default of a mortgage or deed of trust with respect to California real property, the creditor's nonjudicial foreclosure rights under the power of sale contained in the mortgage or deed of trust are subject to the constraints imposed by California law upon transfers of title to real property by private power of sale. During the three-month period beginning with the filing of a formal notice of default, the debtor is entitled to reinstate the mortgage by making any overdue payments. Under standard loan servicing procedures, the filing of the formal notice of default does not occur unless at least three full monthly payments have become due and remain unpaid. The power of sale is exercised by posting and publishing a notice of sale for at least 20 days after expiration of the three-month reinstatement period. The debtor may reinstate the mortgage in the manner described above, up to five business days prior to the scheduled sale date. Therefore, the effective minimum period for foreclosing on a mortgage could be in excess of seven months after the initial default. Such time delays in collections could disrupt the flow of revenues available to an issuer for the payment of debt service on the outstanding obligations if such defaults occur with respect to a substantial number of mortgages or deeds of trust securing an issuer's obligations.

	 In addition, a court could find that there is sufficient involvement of the issuer in the nonjudicial sale of property securing a mortgage for such private sale to constitute "state action," and could hold that the private-right-of-sale proceedings violate the due process requirements of the Federal or State Constitutions, consequently preventing an issuer from using the nonjudicial foreclosure remedy described above.

	 Certain Debt Obligations in the Portfolio may be obligations which finance the acquisition of single family home mortgages for low and moderate income mortgagors. These obligations may be payable solely from revenues derived from the home mortgages, and are subject to California's statutory limitations described above applicable to obligations secured by real property. Under California antideficiency legislation, there is no personal recourse against a mortgagor of a single family residence purchased with the loan secured by the mortgage, regardless of whether the creditor chooses judicial or nonjudicial foreclosure.

	 Under California law, mortgage loans secured by single-family owner-occupied dwellings may be prepaid at any time. Prepayment charges on such mortgage loans may be imposed only with respect to voluntary prepayments made during the first five years during the term of the mortgage loan, and then only if the borrower prepays an amount in excess of 20% of the original principal amount of the mortgage loan in a 12-month period; a prepayment charge cannot in any event exceed six months' advance interest on the amount prepaid during the 12-month period in excess of 20% of the original principal amount of the loan. This limitation could affect the flow of revenues available to an issuer for debt service on the outstanding debt obligations which financed such home mortgages.

	 Proposition 13. Certain of the Debt Obligations may be obligations of issuers who rely in whole or in part on ad valorem real property taxes as a source of revenue. On June 6, 1978, California voters approved an amendment to the California Constitution known as Proposition 13, which added Article XIIIA to the California Constitution. The effect of Article XIIIA was to limit ad valorem taxes on real property and to restrict the ability of taxing entities to increase real property tax revenues.

	 Section 1 of Article XIIIA, as amended, limits the maximum ad valorem tax on real property to 1% of full cash value, to be collected by the counties and apportioned according to law. The 1% limitation does not apply to ad valorem taxes or special assessments to pay the interest and redemption charges on any bonded indebtedness for the acquisition or improvement of real property approved, by two-thirds of the votes cast by the voters voting on the proposition. Section 2 of Article XIIIA defines "full cash value" to mean "the County Assessor's valuation of real property as shown on the 1975/76 tax bill under "full cash value" or, thereafter, the appraised value of real property when purchased, newly constructed, or a change in ownership has occurred after the 1975 assessment." The full cash value may be adjusted annually to reflect inflation at a rate not to exceed 2% per year, or reduction in the consumer price index or comparable local data, or reduced in the event of declining property value caused by damage, destruction or other factors.

	 Legislation enacted by the California Legislature to implement Article XIIIA provides that notwithstanding any other law, local agencies may not levy any ad valorem property tax except to pay debt service on indebtedness approved by the voters prior to July 1, 1978, and that each county will levy the maximum tax permitted by Article XIIIA.

	 Proposition 9. On November 6, 1979, an initiative known as "Proposition 9" or the "Gann Initiative" was approved by the California voters, which added
Article XIIIB to the California Constitution. Under Article XIIIB, State and local governmental entities have an annual "appropriations limit" and are not allowed to spend certain moneys called "appropriations subject to limitation" in an amount higher than the "appropriations limit." Article XIIIB does not affect the appropriation of moneys which are excluded from the definition of "appropriations subject to limitation," including debt service on indebtedness existing or authorized as of January 1, 1979, or bonded indebtedness subsequently approved by the voters. In general terms, the "appropriations limit" is required to be based on certain 1978/79 expenditures, and is to be adjusted annually to reflect changes in consumer prices, population, and certain services provided by these entities. Article XIIIB also provides that if these entities' revenues in any year exceed the amounts permitted to be spent, the excess is to be returned by revising tax rates or fee schedules over the subsequent two years.

	 Proposition 98. On November 8, 1988, voters of the State approved Proposition 98, a combined initiative constitutional amendment and statute called the "Classroom Instructional Improvement and Accountability Act." Proposition 98 changed State funding of public education below the university level and the operation of the State Appropriations Limit, primarily by guaranteeing K-14 schools a minimum share of General Fund revenues. Under Proposition 98 (modified by Proposition 111 as discussed below), K-14 schools are guaranteed the greater of (a) in general, a fixed percent of General Fund revenues ("Test 1"), (b) the amount appropriated to K-14 schools in the prior year, adjusted for changes in the cost of living (measured as in Article XIII B by reference to State per capita personal income) and enrollment ("Test 2"), or
(c) a third test, which would replace Test 2 in any year when the percentage growth in per capita General Fund revenues from the prior year plus one half of one percent is less than the percentage growth in State per capita personal income ("Test 3"). Under Test 3, schools would receive the amount appropriated in the prior year adjusted for changes in enrollment and per capita General Fund revenues, plus an additional small adjustment factor. If Test 3 is used in any year, the difference between Test 3 and Test 2 would become a "credit" to schools which would be the basis of payments in future years when per capita General Fund revenue growth exceeds per capita personal income growth.

	 Proposition 98 permits the Legislature -- by two-thirds vote of both houses, with the Governor's concurrence -- to suspend the K-14 schools' minimum funding formula for a one-year period. Proposition

98 also contains provisions transferring certain State tax revenues in excess of the Article XIII B limit to K-14 schools.

	 During the recession years of the early l990s, General Fund revenues for several years were less than originally projected, so that the original Proposition 98 appropriations turned out to be higher than the minimum percentage provided in the law. The Legislature responded to these developments by designating the "extra" Proposition 98 payments in one year as a "loan" from future years' Proposition 98 entitlements, and also intended that the "extra" payments would not be included in the Proposition 98 "base" for calculating future years' entitlements. In 1992, a lawsuit was filed, California Teachers' Association v. Gould, which challenged the validity of these off-budget loans. During the course of this litigation, a trial court determined that almost $2 billion in "loans" which had been provided to school districts during the recession violated the constitutional protection of support for public education. A settlement was reached on April 12, 1996 which ensures that future school funding will not be in jeopardy over repayment of these so-called loans.

	 Proposition 111. On June 30, 1989, the California Legislature enacted Senate Constitutional Amendment 1, a proposed modification of the California Constitution to alter the spending limit and the education funding provisions of Proposition 98. Senate Constitutional Amendment 1, on the June 5, 1990 ballot as Proposition 111, was approved by the voters and took effect on July 1, 1990. Among a number of important provisions, Proposition 111 recalculated spending limits for the State and for local governments, allowed greater annual increases in the limits, allowed the averaging of two years' tax revenues before requiring action regarding excess tax revenues, reduced the amount of the funding guarantee in recession years for school districts and community college districts (but with a floor of 40.9 percent of State general fund tax revenues), removed the provision of Proposition 98 which included excess moneys transferred to school districts and community college districts in the base calculation for the next year, limited the amount of State tax revenue over the limit which would be transferred to school districts and community college districts, and exempted increased gasoline taxes and truck weight fees from the State appropriations limit. Additionally, Proposition 111 exempted from the State appropriations limit funding for capital outlays.

	 Proposition 62. On November 4, 1986, California voters approved an initiative statute known as Proposition 62. This initiative provided the following: (i) requires that any tax for general governmental purposes imposed by local governments be approved by resolution or ordinance adopted by a two-thirds vote of the governmental entity's legislative body and by a majority vote of the electorate of the governmental entity, (ii) requires that any special tax (defined as taxes levied for other than general governmental purposes) imposed by a local governmental entity be approved by a two-thirds vote of the voters within that jurisdiction, (iii) restricts the use of revenues from a special tax to the purposes or for the service for which the special tax was imposed, (iv) prohibits the imposition of ad valorem taxes on real property by local governmental entities except as permitted by Article XIIIA, (v) prohibits the imposition of transaction taxes and sales taxes on the sale of real property by local governments, (vi) requires that any tax imposed by a local government on or after August 1, 1985 be ratified by a majority vote of the electorate within two years of the adoption of the initiative, (vii) requires that, in the event a local government fails to comply with the provisions of this measure, a reduction in the amount of property tax revenue allocated to such local government occurs in an amount equal to the revenues received by such entity attributable to the tax levied in violation of the initiative, and (viii) permits these provisions to be amended exclusively by the voters of the State of California.

	 In September 1988, the California Court of Appeal in City of Westminster v. County of Orange, 204 Cal. App. 3d 623, 215 Cal. Rptr.
511 (Cal. Ct. App. 1988), held that Proposition 62 is unconstitutional to the extent that it requires a general tax by a general law city, enacted on or after August 1, 1985 and prior to the effective date of Proposition 62, to be subject to approval by a majority of voters. The Court held that the California Constitution prohibits the imposition of a requirement that local tax measures be submitted to the electorate by either referendum or initiative. It is not possible to predict the impact of this decision on charter cities, on special taxes or on new taxes imposed after the effective date of Proposition 62.

	 The California Court of Appeal in City of Woodlake v. Logan, (1991) 230 Cal.App.3d 1058, subsequently held that Proposition 62's popular vote requirements for future local taxes also provided for an unconstitutional referenda. The California Supreme Court declined to review both the City of Westminster and the City of Woodlake decisions.

	 In Santa Clara Local Transportation Authority v. Guardino, (Sept. 28,
1995) 11 Cal.4th 220, reh'g denied, modified (Dec. 14, 1995) 12 Cal.4th 344e, the California Supreme Court upheld the constitutionality of Proposition 62's popular vote requirements for future taxes, and specifically disapproved of the City of Woodlake decision as erroneous. The Court did not determine the correctness of the City of Westminster decision, because that case appeared distinguishable, was not relied on by the parties in Guardino, and involved taxes not likely to still be at issue. It is impossible to predict the impact of the Supreme Court's decision on charter cities or on taxes imposed in reliance on the City of Woodlake case.

	 Senate Bill 1590 (O'Connell), introduced February 16, 1996, would make the Guardino decision inapplicable to any tax first imposed or increased by an ordinance or resolution adopted before December 14, 1995. The California State Senate passed the Bill on May 16, 1996 and it is currently pending in the California State Assembly. It is not clear whether the Bill, if enacted, would be constitutional as a non-voted amendment to Proposition 62 or as a non-voted change to Proposition 62's operative date.

	 Proposition 218. On November 5, 1996, the voters of the State approved Proposition 218, a constitutional initiative, entitled the "Right to Vote on Taxes Act" ("Proposition 218"). Proposition 218 adds Articles XIII C and XIII D to the California Constitution and contains a number of interrelated provisions affecting the ability of local governments to levy and collect both existing and future taxes, assessments, fees and charges. Proposition 218 became effective on November 6, 1996. The Sponsors are unable to predict whether and to what extent Proposition 218 may be held to be constitutional or how its terms will be interpreted and applied by the courts. However, if upheld, Proposition 218 could substantially restrict certain local governments' ability to raise future revenues and could subject certain existing sources of revenue to reduction or repeal, and increase local government costs to hold elections, calculate fees and assessments, notify the public and defend local government fees and assessments in court.

	 Article XIII C of Proposition 218 requires majority voter approval for the imposition, extension or increase of general taxes and two-thirds voter approval for the imposition, extension or increase of special taxes, including special taxes deposited into a local government's general fund. Proposition 218 also provides that any general tax imposed, extended or increased without voter approval by any local government on or after January 1, 1995 and prior to November 6, 1996 shall continue to be imposed only if approved by a majority vote in an election held within two years of November 6, 1996.

	 Article XIII C of Proposition 218 also expressly extends the initiative power to give voters the power to reduce or repeal local taxes, assessments, fees and charges, regardless of the date such taxes, assessments, fees or charges were imposed. This extension of the initiative power to some extent constitutionalizes the March 6, 1995 State Supreme Court decision in Rossi v. Brown, which upheld an initiative that repealed a local tax and held that the State constitution does not preclude the repeal, including the prospective repeal, of a tax ordinance by an initiative, as contrasted with the State constitutional prohibition on referendum powers regarding statutes and ordinances which impose a tax. Generally, the initiative process enables California voters to enact legislation upon obtaining requisite voter approval at a general election. Proposition 218 extends the authority stated in Rossi v. Brown by expanding the initiative power to include reducing or repealing assessments, fees and charges, which had previously been considered administrative rather than legislative matters and therefore beyond the initiative power.

	 The initiative power granted under Article XIII C of Proposition 218, by its terms, applies to all local taxes, assessments, fees and charges and is not limited to local taxes, assessments, fees and charges that are property related.

	 Article XIII D of Proposition 218 adds several new requirements making it generally more difficult for local agencies to levy and maintain "assessments" for municipal services and programs. "Assessment" is defined to mean any levy or charge upon real property for a special benefit conferred upon the real property.

	 Article XIII D of Proposition 218 also adds several provisions affecting "fees" and "charges" which are defined as "any levy other than an ad valorem tax, a special tax, or an assessment, imposed by a local government upon a parcel or upon a person as an incident of property ownership, including a user fee or charge for a property related service." All new and, after June 30, 1997, existing property related fees and charges must conform to requirements prohibiting, among other things, fees and charges which (i) generate revenues exceeding the funds required to provide the property related service, (ii) are used for any purpose other than those for which the fees and charges are imposed, (iii) are for a service not actually used by, or immediately available to, the owner of the property in question, or (iv) are used for general governmental services, including police, fire or library services, where the service is available to the public at large in substantially the same manner as it is to property owners. Further, before any property related fee or charge may be imposed or increased, written notice must be given to the record owner of each parcel of land affected by such fee or charges. The local government must then hold a hearing upon the proposed imposition or increase of such property based fee, and if written protests against the proposal are presented by a majority of the owners of the identified parcels, the local government may not impose or increase the fee or charge. Moreover, except for fees or charges for sewer, water and refuse collection services, no property related fee or charge may be imposed or increased without majority approval by the property owners subject to the fee or charge or, at the option of the local agency, two-thirds voter approval by the electorate residing in the affected area.

	 Proposition 87. On November 8, 1988, California voters approved Proposition 87. Proposition 87 amended Article XVI, Section 16, of the California Constitution by authorizing the California Legislature to prohibit redevelopment agencies from receiving any of the property tax revenue raised by increased property tax rates levied to repay bonded indebtedness of local governments which is approved by voters on or after January 1, 1989.


COLORADO

	 RISK FACTORS--Generally. The portfolio of the Colorado Trust consists primarily of obligations issued by or on behalf of the State of Colorado and its political subdivisions. The State's political subdivisions include approximately 1,600 units of local government in Colorado, including counties, statutory cities and towns, home-rule cities and counties, school districts and a variety of water, irrigation, and other special districts and special improvement districts, all with various degrees of constitutional and statutory authority to levy taxes and incur indebtedness.

	 Following is a brief summary of some of the factors which may affect the financial condition of the State of Colorado and its political subdivisions. It is not a complete or comprehensive description of these factors or analysis of financial conditions and may not be indicative of the financial condition of issuers of obligations contained in the portfolio of the Colorado Trust or any particular projects financed by those obligations. Many factors not included in the summary, such as the national economy, social and environmental policies and conditions, and the national and international markets for petroleum, minerals and metals, could have an adverse impact on the financial condition of the State and its political subdivisions, including the issuers of obligations contained in the portfolio of the Colorado Trust. It is not possible to predict whether and to what extent those factors may affect the financial condition of the State and its political subdivisions, including the issuers of obligations contained in the portfolio of the Colorado Trust. Prospective investors should study with care the issues contained in the portfolio of the Colorado Trust, review carefully the information set out in Part A of the Prospectus under the caption "Colorado Risk Factors" and consult with their investment advisors as to the merits of particular issues in the portfolio.

	 The following summary is based on publicly available information which has not been independently verified by the Sponsor or its legal counsel.

	 The State Economy. The State's economic growth is estimated to have surpassed that of the nation for the past nine consecutive years, including 1996. In recent years, above-average population growth and migration into the State have helped the State to post better performance in income growth, homebuilding and job creation. Per-capita income increased 21.99% from 1992 through 1996. Retail trade sales increased 36.4% from 1992 through 1996.

	 Net migration into the State peaked in 1993 at 72,667 (an increase of approximately 15.7% over 1992's net migration), with the overall State population increasing 3.0% in 1993. Net migration into the State is estimated to have been 45,216 in 1996 (a decrease of approximately 19.0% from 1995's net migration of 55,854, but with the overall State population still increasing approximately 2.0% in 1996. The State's job growth rate was 4.5% in 1995, compared to 2.7% at the national level, and 3.4% for 1996, compared to 2.0% at the national level. 62,500 nonfarm jobs were generated in the State economy in 1996, down from 78,500 in 1995. The State's unemployment rate is estimated to have remained below the national unemployment rate for 1996 and is estimated to have remained below the national level in 1997.

	 State Revenues. The State operates on a fiscal year beginning July 1 and ending June 30. Fiscal year 1997 refers to the year ended June 30, 1997, and fiscal year 1998 refers to the year ended June 30, 1998.

	 The State derives substantially all of its General Fund revenues from taxes. The two most important sources of these revenues are sales and use taxes and individual income taxes, which accounted for approximately 30.5% and 54.9%, respectively, of total net General Fund revenues during fiscal year 1997. Based upon Office of State Planning and Budgeting figures it is estimated that, during fiscal year 1998, sales and use taxes will account for approximately 29.4% of total General Fund revenues and individual income taxes will account for approximately 55.4% of total net General Fund revenues. The ending General Fund balance, before statutory and constitutional reserve requirements, for fiscal year 1997 was $375.1 million and for fiscal year 1998 is estimated at $325.0 million. After allowances for such reserves the net amounts of fund balance at such dates were $208.4 million and an estimated $141.1 million respectively.

	 The Colorado Constitution contains strict limitations on the ability of the State to create debt except under certain very limited circumstances. However, the constitutional provisions have been interpreted not to limit the ability of the State or its political subdivisions to issue certain obligations which do not constitute debt in the constitutional sense, including short-term obligations which do not extend beyond the fiscal year in which they are incurred and lease purchase obligations which are made subject to annual appropriation.

	 The State is authorized pursuant to State statute to issue short-term notes to alleviate temporary cash flow shortfalls. The most recent issue of such notes, issued on July 1, 1997 and maturing June 26, 1998, was given the highest rating available for short-term obligations by Standard & Poor's Ratings Group a division of The McGraw-Hill Companies, Inc. and Fitch Investors Service, Inc. Because of the short-term nature of such notes, their ratings should not necessarily be considered indicative of the State's general financial condition. It is not known whether the State will issue similar short-term notes in 1998.

	 Tax and Spending Limitation Amendment. On November 3, 1992, Colorado voters approved a State constitutional amendment ("TABOR") that restricts the ability of the State and local governments to increase taxes, revenues, debt and spending. TABOR provides that its provisions supersede conflicting State constitutional, State statutory, charter or other State or local provisions.

	 The provisions of TABOR apply to "districts," which are defined in TABOR as the State or any local government, with certain exclusions. Under the terms of TABOR, districts must have prior voter approval to impose any new tax, tax rate increase, mill levy increase, valuation for assessment ratio increase or extension of an expiring tax. Prior voter approval is also required, except in certain limited circumstances, for the creation of "any multiple-fiscal year direct or indirect district debt or other financial obligation." TABOR prescribes the timing and procedures for any elections required by it.

	 Colorado appellate court cases decided since the adoption of TABOR have resolved a number of questions concerning the required methods for authorizing new indebtedness, the treatment of tax levies for existing indebtedness and other purposes, the procedures for conducting elections under TABOR, the ability of local governments to obtain voter approval for the exclusion of certain revenues from the limitations on revenues and spending, the ability of local governments to enter into annually-appropriated lease purchase obligations without voter approval, and other interpretive matters.

	 Because TABOR's voter approval requirements apply to any "multiple-fiscal year" debt or financial obligation, short-term obligations which do not extend beyond the fiscal year in which they are incurred are treated as exempt from the voter approval requirements of TABOR. Case law both prior to and after the adoption of TABOR held that obligations maturing in the current fiscal year, as well as lease purchase obligations subject to annual appropriation, do not constitute debt under the Colorado Constitution.

	 TABOR's voter approval requirements and other limitations (discussed in the following paragraph) do not apply to "enterprises," which term is defined to include government-owned businesses authorized to issue their own revenue bonds and receiving under 10% of annual revenue in grants from all Colorado state and local governments combined. Enterprise status under TABOR has been and is likely to continue to be subject to legislative and judicial interpretation.

	 Among other provisions, TABOR requires the establishment of emergency reserves, limits increases in district revenues and limits increases in district fiscal year spending. As a general matter, annual State fiscal year spending may change no more than inflation plus the percentage change in State population in the prior calendar year. Annual local district fiscal year spending may change no more than inflation in the prior calendar year plus annual local growth, as defined in and subject to the adjustments provided in TABOR. TABOR provides that annual district property tax revenues may change no more than inflation in the prior calendar year plus annual local growth, as defined in and subject to the adjustments provided in TABOR. District revenues in excess of the limits prescribed by TABOR are required, absent voter approval, to be refunded by any reasonable method, including temporary tax credits or rate reductions. In addition, TABOR prohibits new or increased real property transfer taxes, new State real property taxes and new local district income taxes. TABOR also provides that a local district may reduce or end its subsidies to any program (other than public education through grade 12 or as required by federal law) delegated to it by the State General Assembly for administration.

	 The foregoing is not intended as a complete description of all of the provisions of TABOR. Many provisions of TABOR are ambiguous and will require judicial interpretation. Several statutes enacted or proposed in the State General Assembly have attempted to clarify the application of TABOR with respect to certain governmental entities and activities. However, many provisions of TABOR are likely to continue to be the subject of further legislation or judicial proceedings. The application of TABOR, particularly in periods of slow or negative growth, may adversely affect the financial condition and operations of the State and local governments in the State to an extent which cannot be predicted.


CONNECTICUT

	 RISK FACTORS -- The State Economy. Manufacturing has historically been of prime economic importance to Connecticut. The manufacturing industry is diversified, with transportation equipment (primarily aircraft engines, helicopters and submarines) the dominant industry, followed by non-electrical machinery, fabricated metal products, and electrical machinery. As a result of a rise in employment in service-related industries and a decline in manufacturing employment, manufacturing accounted for only 17.4% of total non-agricultural employment in Connecticut in 1996. Defense-related business represents a relatively high proportion of the manufacturing sector. On a per capita basis, defense awards to Connecticut have traditionally been among the highest in the nation, and reductions in defense spending have had a substantial adverse impact on Connecticut's economy.

	 The annual average unemployment rate (seasonally adjusted) in Connecticut increased from a low of 3.0% in 1988 to a high of 7.5% in 1992 and, after a number of important changes in the method of calculation, was reported to be 5.8% in 1996. However, pockets of significant unemployment and poverty exist in some of Connecticut's cities and towns.

	 State Revenues and Expenditures. At the end of the 1990-91 fiscal year, the General Fund had an accumulated unappropriated deficit of $965,712,000. For the six fiscal years ended June 30, 1997, the General Fund recorded operating surpluses, based on the State's budgetary method of accounting, of approximately $110,200,000, $113,500,000, $19,700,000, $80,500,000, $250,000,000, and
$262,600,000, respectively. General Fund budgets for the biennium ending June 30, 1999, were adopted in 1997. General Fund expenditures and revenues are budgeted to be approximately $9,550,000,000 and $9,700,000,000 for the 1997-98
and 1998-99 fiscal years, respectively, an increase of more than 35% from the budgeted expenditures of approximately $7,008,000,000 for the 1991-92 fiscal year.

	 State Debt. During 1991 the State issued a total of $965,710,000 Economic Recovery Notes, of which $157,055,000 were outstanding as of December 1, 1997. The notes were to be payable no later than June 30, 1996, but as part of the budget adopted for the biennium ending June 30, 1997, payment of the notes scheduled to be paid during the 1995-96 fiscal year was rescheduled to be made over the four fiscal years ending June 30, 1999.

	 The primary method for financing capital projects by the State is through the sale of the general obligation bonds of the State. These bonds are backed by the full faith and credit of the State. As of December 1, 1997, there was a total legislatively authorized bond indebtedness of $11,460,239,000, of which $10,159,950,000 had been approved for issuance by the State Bond Commission and $9,181,272,000 had been issued. As of December 1, 1997, State direct general obligation indebtedness outstanding was $6,475,986,251.

	 In 1995, the State established the University of Connecticut as a separate corporate entity to issue bonds and construct certain infrastructure improvements. The improvements are to be financed by $18 million of general obligation bonds of the State and $962 million bonds of the University. The University's bonds will be secured by a State debt service commitment, the aggregate amount of which is limited to $382 million for the four fiscal years ending June 30, 1999, and $580 million for the six fiscal years ending June 30, 2005.

	 In addition, the State has limited or contingent liability on a significant amount of other bonds. Such bonds have been issued by the following quasi-public agencies: the Connecticut Housing Finance Authority, the Connecticut Development Authority, the Connecticut Higher Education Supplemental Loan Authority, the Connecticut Resources Recovery Authority and the Connecticut Health and Educational Facilities Authority. Such bonds have also been issued by the cities of Bridgeport and West Haven and the Southeastern Connecticut Water Authority. As of February 4, 1998, the amount of bonds outstanding on which the State has limited or contingent liability totaled $4,000,900,000.

	 To meet the need for reconstructing, repairing, rehabilitating and improving the State transportation system (except Bradley International Airport), the State adopted legislation which provides for, among other things, the issuance of special tax obligation ("STO") bonds the proceeds of which will be used to pay for improvements to the State's transportation system. The STO bonds are special tax obligations of the State payable solely from specified motor fuel taxes, motor vehicle receipts, and license, permit and fee revenues pledged therefor and deposited in the special transportation fund, which was established to budget and account for such revenues.

	 As of December 1, 1997, the General Assembly had authorized STO bonds for the program in the aggregate amount of $4,302,700,000, of which $3,894,700,000 of new money borrowings had been issued. It is anticipated that additional STO bonds will be authorized by the General Assembly annually in an amount necessary to finance and to complete the infrastructure program. Such additional bonds may have equal rank with the outstanding bonds provided certain pledged revenue coverage requirements of the STO indenture controlling the issuance of such bonds are met. The State expects to continue to offer bonds for this program.

	 The State's general obligation bonds are rated AA- by Standard & Poor's and Aa3 by Moody's. On March 7, 1995, Fitch reduced its rating of the State's general obligation bonds from AA+ to AA.

	 Litigation. The State, its officers and its employees are defendants in numerous lawsuits. Although it is not possible to determine the outcome of these lawsuits, the Attorney General has opined that an adverse decision in any of the following cases might have a significant impact on the State's financial position: (i) a class action by the Connecticut Criminal Defense Lawyers Association claiming a campaign of illegal surveillance activity and seeking damages and injunctive relief; (ii) an action on behalf of all persons with traumatic brain injury, claiming that their constitutional rights are violated by placement in State hospitals alleged not to provide adequate treatment and training, and seeking placement in community residential settings with appropriate support services; and (iii) litigation involving claims by Indian tribes to a portion of the State's land area.

	 As a result of litigation on behalf of black and Hispanic school children in the City of Hartford seeking "integrated education" within the Greater Hartford metropolitan area, on July 9, 1996, the State Supreme Court directed the legislature to develop appropriate measures to remedy the racial and ethnic segregation in the Hartford public schools. The fiscal impact of this decision might be significant but is not determinable at this time.

	 Municipal Debt Obligations. General obligation bonds issued by municipalities are usually payable from ad valorem taxes on property subject to taxation by the municipality. A municipality's property tax base is subject to many factors outside the control of the municipality, including the decline in Connecticut's manufacturing industry. Certain Connecticut municipalities have experienced severe fiscal difficulties and have reported operating and accumulated deficits in recent years. The most notable of these is the City of Bridgeport, which filed a bankruptcy petition on June 7, 1991. The State opposed the petition. The United States Bankruptcy Court for the District of Connecticut held that Bridgeport has authority to file such a petition but that its petition should be dismissed on the grounds that Bridgeport was not insolvent when the petition was filed. State legislation enacted in 1993 prohibits municipal bankruptcy filings without the prior written consent of the Governor.

	 In addition to general obligation bonds backed by the full faith and credit of the municipality, certain municipal authorities may issue bonds that are not considered to be debts of the municipality. Such bonds may only be repaid from the revenues of projects financed by the municipal authority, which revenues may be insufficient to service the authority's debt obligations.

	 Regional economic difficulties, reductions in revenues, and increased expenses could lead to further fiscal problems for the State and its political subdivisions, authorities, and agencies. This could result in declines in the value of their outstanding obligations, increases in their future borrowing costs, and impairment of their ability to pay debt service on their obligations.


FLORIDA

	 The Portfolio of the Florida Trust contains different issues of long-term debt obligations issued by or on behalf of the State of Florida (the "State") and counties, municipalities and other political subdivisions and public authorities thereof or by the Government of Puerto Rico or the Government of Guam or by their respective authorities, all rated in the category A or better by at least one national rating organization (See Investment Summary in Part A of the Prospectus). Investment in the Florida Trust should be made with an understanding that the value of the underlying Portfolio may decline with increases in interest rates.

	 RISK FACTORS--The State Economy. In 1980 Florida ranked seventh among the fifty states with a population of 9.7 million people. The State has grown dramatically since then and, as of April 1, 1996, ranked fourth with an estimated population of 14.4 million. Since the beginning of the eighties, Florida has surpassed Ohio, Illinois and Pennsylvania in total population. Florida's attraction, as both a growth and retirement state, has kept net migration at an average of 224,240 new residents per year, from 1987 through 1996. Since 1987 the prime working age population (18-44) has grown at an average annual rate of 2.1%. The share of Florida's total working age population (18-59) to total State population is approximately 54%. Non-farm employment has grown by over 35.6% since 1987. Total non-farm employment in Florida is expected to increase 3.9% in 1997-98 and rise 2.6% in 1998-99. By the end of 1997-98, non-farm employment in the State is expected to reach an average of 6.7 million jobs. The service sector is Florida's largest employment sector, presently accounting for nearly 87% of total non-farm employment. Employment in the service sector should experience an increase of 4.8% in 1997-98, while growing 4.1% in 1998-99. Manufacturing jobs in Florida are concentrated in the area of high-tech and value-added sectors, such as electrical and electronic equipment, as well as printing and publishing. Florida's manufacturing sector has kept pace with the U.S., at about 2.6% of total U.S. manufacturing employment since the beginning of the nineties. Foreign trade has contributed significantly to Florida's employment growth. Trade is expected to expand 3.7% this year and 2.3% next year. Florida's dependence on highly cyclical construction and construction related manufacturing has declined. Total contract construction employment as a share of total non-farm employment reached a peak of 10% in 1973. In 1980 the share was roughly 7.5%, and in 1996 the share had edged downward to 5%. Although the job creation rate for the State of Florida since 1987 is almost twice the rate for the nation as a whole, throughout most of the 1980's the unemployment rate for the State has tracked below that of the nation's. In the nineties, the trend was reversed until 1995 and 1996, when the state's unemployment rate again tracked below the U.S. The average rate of unemployment for Florida since 1987 is 6.2%, while the national average is also 6.2%. Florida's unemployment rate is forecasted at 4.6% in 1997-98 and 4.8% in 1998-99. Because Florida has a proportionately greater retirement age population, property income (dividends, interest and rent) and transfer payments (Social Security and pension benefits) are a relatively more important source of income. In 1995, Florida's employment income represented 60.6% of total personal income, while nationally, employment income represented 70.8% of total personal income. From 1985 through 1995, Florida's total nominal personal income grew by 103% and per capita income expanded approximately 62.5%. For the nation, total and per capital personal income increased by roughly 77.8% and 61.0%, respectively. Real personal income in Florida is estimated to increase 5.2% in 1997-98 and increase 3.7% in 1998-99, while real personal income per capita in the State is projected to grow at 3.2% in 1997-98 and 1.8% in 1998-99.

	 The ability of the State and its local units of government to satisfy the Debt Obligations may be affected by numerous factors which impact on the economic vitality of the State in general and the particular region of the State in which the issuer of the Debt Obligation is located. South Florida is particularly susceptible to international trade and currency imbalances and to economic dislocations in Central and South America, due to its geographical location and its involvement with foreign trade, tourism and investment capital. The central and northern portions of the State are impacted by problems in the agricultural sector, particularly with regard to the citrus and sugar industries. Short-term adverse economic conditions may be created in these areas, and in the State as a whole, due to crop failures, severe weather conditions or other agriculture-related problems. The State economy also has historically been somewhat dependent on the tourism and construction industries and is sensitive to trends in those sectors.

	 The State Budget. Florida prepares an annual budget which is formulated each year and presented to the Governor and Legislature. Under the State Constitution and applicable statutes, the State budget as a whole, and each separate fund within the State budget, must be kept in balance from currently available revenues during each State fiscal year. (The State's fiscal year runs from July 1 through June 30). The Governor and the Comptroller of the State are charged with the responsibility of ensuring that sufficient revenues are collected to meet appropriations and that no deficit occurs in any State fund.

	 The financial operations of the State covering all receipts and expenditures are maintained through the use of four types of funds: the General Revenue Fund, Trust Funds, the Working Capital Fund and the Budget Stabilization Fund. The majority of the State's tax revenues are deposited in the General Revenue Fund and monies for all funds are expended pursuant to appropriations acts. In fiscal year 1996-97, expenditures for education, health and welfare and public safety represented approximately 53%, 26% and 14%, respectively, of expenditures from the General Revenue Fund. The Trust Funds consist of monies received by the State which under law or trust agreement are segregated for a purpose authorized by law. Revenues in the General Revenue Fund which are in excess of the amount needed to meet appropriations may be transferred to the Working Capital Fund.

	 State Revenues. For fiscal year 1997-98 the estimated General Revenue plus Working Capital Fund and Budget Stabilization funds total $18,150.9 million, an 8.5% increase over 1996-97. The $16,598.5 million in Estimated Revenues represent an increase of 5.7% over the analogous figure in 1996-1997. With combined General Revenue, Working Capital Fund and Budget Stabilization Fund appropriations at $17,114.0 million, unencumbered reserves at the end of 1996-97 are estimated at $1,036.9 million. For fiscal year 1998-99, the estimated General Revenue plus Working Capital and Budget Stabilization funds available total $18,644.0 million, a 2.7% increase over 1997-98. The $17,405.5 million in Estimated Revenues represent a 4.9% increase over the analogous figure in 1997-98.

	 In fiscal year 1996-97, the State derived approximately 67% of its total direct revenues for deposit in the General Revenue Fund, Trust Funds, Working Capital Fund and Budget Stabilization Fund from State taxes and fees. Federal funds and other special revenues accounted for the remaining revenues. The largest single source of tax receipts in the State is the 6% sales and use tax. For the fiscal year ended June 30, 1996, receipts from the sales and use tax totaled $12,089 million, an increase of 5.5% from fiscal year 1996-97. The second largest source of State tax receipts is the tax on motor fuels including the tax receipts distributed to local governments. Receipts from the taxes on motor fuels are almost entirely dedicated to trust funds for specific purposes or transferred to local governments and are not included in the General Revenue Fund.

Preliminary data for the fiscal year ended June 30, 1997, show collections of this tax totaled $2,012.0 million.

	 The State currently does not impose a personal income tax. However, the State does impose a corporate income tax on the net income of corporations, organizations, associations and other artificial entities for the privilege of conducting business, deriving income or existing within the State. For the fiscal year ended June 30, 1997, receipts from the corporate income tax totaled $1,362.3 million, an increase of 17.2% from fiscal year 1995-96. The Documentary Stamp Tax collections totaled $844.2 million during fiscal year 1996-97, posting a 8.9% increase from the previous fiscal year. The Alcoholic Beverage Tax, an excise tax on beer, wine and liquor totaled $447.2 million in fiscal year 1996-97 The Florida lottery produced sales of $2.09 billion in fiscal year 1996-97 of which $792.3 million was used for education purposes.

	 While the State does not levy ad valorem taxes on real property or tangible personal property, counties, municipalities and school districts are authorized by law, and special districts may be authorized by law, to levy ad valorem taxes. Under the State Constitution, ad valorem taxes may not be levied by counties, municipalities, school districts and water management districts in excess of the following respective millages upon the assessed value of real estate and tangible personal property: for all county, municipal or school purposes, ten mills; and for water management districts no more than 0.05 mill or 1.0 mill, depending upon geographic location. These millage limitations do not apply to taxes levied for payment of bonds and taxes levied for periods not longer than two years when authorized by a vote of the electors. (Note: one mill equals one-tenth of one cent.)

	 The State Constitution and statutes provide for the exemption of homesteads from certain taxes. The homestead exemption is an exemption from all taxation, except for assessments for special benefits, up to a specific amount of the assessed valuation of the homestead. This exemption is available to every person who has the legal or equitable title to real estate and maintains thereon his or her permanent home. All permanent residents of the State are currently entitled to a $25,000 homestead exemption from levies by all taxing authorities, however, such exemption is subject to change upon voter approval.

	 As of January 1, 1994, the property valuations for homestead property are subject to a growth cap of the lesser of 3% or the change in the Consumer Price Index during the relevant year, except in the event of a sale thereof during such year, and except as to improvements thereto during such year. If the property changes ownership or homestead status, it is to be re-valued at full just value on the next tax roll.

	 Since municipalities, counties, school districts and other special purpose units of local governments with power to issue general obligation bonds have authority to increase the millage levy for voter approved general obligation debt to the amount necessary to satisfy the related debt service requirements, the property valuation growth cap is not expected to adversely affect the ability of these entities to pay the principal of or interest on such general obligation bonds. However, in periods of high inflation, those local government units whose operating millage levies are approaching the constitutional cap and whose tax base consists largely of residential real estate, may, as a result of the above-described property valuation growth cap, need to place greater reliance on non-ad valorem revenue sources to meet their operating budget needs.

	 At the November 1994 general election, voters approved an amendment to the State Constitution that limits the amount of taxes, fees, licenses and charges imposed by the Legislature and collected during any fiscal year to the amount of revenues allowed for the prior fiscal year, plus an adjustment for growth. The revenue limit is determined by multiplying the average annual rate of growth in Florida personal income over the previous five years times the maximum amount of revenues permitted under the cap for the prior fiscal year. The revenues allowed for any fiscal year can be increased by a two-thirds vote of the Legislature. The limit was effective starting with fiscal year 1995-96 based on actual revenues from fiscal year 1994-95.

Any excess revenues generated will be deposited in the Budget Stabilization Fund. Included among the categories of revenues which are exempt from the proposed revenue limitation, however, are revenues pledged to state bonds.

	 State General Obligation Bonds and State Revenue Bonds. The State Constitution does not permit the State to issue debt obligations to fund governmental operations. Generally, the State Constitution authorizes State bonds pledging the full faith and credit of the State only to finance or refinance the cost of State fixed capital outlay projects, upon approval by a vote of the electors, and provided that the total outstanding principal amount of such bonds does not exceed 50% of the total tax revenues of the State for the two preceding fiscal years. Revenue bonds may be issued by the State or its agencies without a vote of the electors only to finance or refinance the cost of State fixed capital outlay projects which are payable solely from funds derived directly from sources other than State tax revenues.

	 Exceptions to the general provisions regarding the full faith and credit pledge of the State are contained in specific provisions of the State Constitution which authorize the pledge of the full faith and credit of the State, without electorate approval, but subject to specific coverage requirements, for: certain road projects, county education projects, State higher education projects, State system of Public Education and construction of air and water pollution control and abatement facilities, solid waste disposal facilities and certain other water facilities.

	 Local Bonds. The State Constitution provides that counties, school districts, municipalities, special districts and local governmental bodies with taxing powers may issue debt obligations payable from ad valorem taxation and maturing more than 12 months after issuance, only (i) to finance or refinance capital projects authorized by law, provided that electorate approval is obtained; or (ii) to refund outstanding debt obligations and interest and redemption premium thereon at a lower net average interest cost rate.

	 Counties, municipalities and special districts are authorized to issue revenue bonds to finance a variety of self-liquidating projects pursuant to the laws of the State, such revenue bonds to be secured by and payable from the rates, fees, tolls, rentals and other charges for the services and facilities furnished by the financed projects. Under State law, counties and municipalities are permitted to issue bonds payable from special tax sources for a variety of purposes, and municipalities and special districts may issue special assessment bonds.

	 Bond Ratings. General obligation bonds of the State are currently rated Aa2 by Moody's, AA by Standard & Poor's, and AA by Fitch Investors Services, Inc.

	 Litigation. Due to its size and its broad range of activities, the State (and its officers and employees) are involved in numerous routine lawsuits. The managers of the departments of the State involved in such routine lawsuits believe that the results of such pending litigation would not materially affect the State's financial position. In addition to the routine litigation pending against the State, its officers and employees, the following lawsuits and claims are also pending:

	 A. In an inverse condemnation suit, plaintiff claims that the action of State constitutes a taking of plaintiff's leases for which compensation is due. The Circuit judge granted the State's motion for summary judgment finding that as a matter of law, the State had not deprived plaintiff of any royalty rights. Plaintiff appealed to the First District Court of Appeals, but the case was remanded to the Circuit Court for trial. Final judgment was made in favor of the State; however plaintiff has filed for a review by The Florida Supreme Court.

	 B. In a challenge by plaintiffs to the constitutionality of the $295 impact fee imposed by Florida law on the issuance of certificates of title for vehicles previously titled outside the State, the Court granted summary judgment to the plaintiff finding the fee violated the commerce clause of the U.S. Constitution. In an appeal to the State Supreme Court by the State, the Court ordered full refunds to all those who paid the impact fee since the Statute came into existence in 1991. Refunds of approximately $188 million were made. Litigation pertaining to post judgment interest is still active.

	 C. The Florida Department of Transportation has filed an action against owners of property adjoining property that is subject to a claim by the U.S. Environmental Protection Agency, seeking a declaratory judgment that the Department is not the owner of such property. The case was dismissed and FDOT's appeal of the order of dismissal is pending in the Third District Court of Appeal. The EPA has agreed to await the outcome of the Department's declaratory action before proceeding further. If the Department's action is not successful, the possible clean-up costs could exceed $25 million.

	 D. In a class action suit on behalf of clients of residential placement for the developmentally disabled seeking refunds for services where children were entitled to free education under the Education for Handicapped Act, the District court held that the State could not charge maintenance fees for children between the ages of 5 and 17 based on the Act. All appeals have been exhausted. The State's potential cost of refunding these charges could exceed $42 million. However, attorneys are in the process of negotiating a settlement amount.

	 E. In an action challenging the constitutionality of the Public Medical Assistance Trust Fund annual assessment on net operating revenue of free-standing out-patient facilities offering sophisticated radiology services, a trial has not been scheduled. If the State does not prevail, the potential refund liability could be approximately $70 million.

	 F. In an action against the Florida Department of Corrections, plaintiffs seek a declaratory judgment that they are not exempt employees under the Fair Labor Standards Act and that, therefore, they are entitled to certain overtime compensation. The U.S. District Court entered an order dismissing the case for lack of jurisdiction. Plaintiffs filed a lawsuit against the Department at the State level making the same allegations previously made at the federal level. The State court determined it has jurisdiction over the FLSA claim. The Court entered final summary judgement. The plaintiffs were not awarded overtime pay at time and one-half nor liquidated damages; however, they were awarded attorney's fees and costs.

	 G. In an action challenging whether Florida's statute for dealer repossessions authorizes the Department of Revenue to grant a refund to a financial institution as the assignee of numerous security agreements governing the sale of automobiles and other property sold by dealers, the question turns on whether the Legislature intended the statute only to provide a refund or credit to the dealer who actually sold the tangible personal property and collected and remitted the tax or intended that right to be assignable. Several banks have applied for refunds; the potential refund to financial institutions exceeds $30,000,000.

	 Summary. Many factors including national, economic, social and environmental policies and conditions, most of which are not within the control of the State or its local units of government, could affect or could have an adverse impact on the financial condition of the State. Additionally, the limitations placed by the State Constitution on the State and its local units of government with respect to income taxation, ad valorem taxation, bond indebtedness and other matters, discussed above, as well as other applicable statutory limitations, may constrain the revenue-generating capacity of the State and its local units of government and, therefore, the ability of the issuers of the Debt Obligations to satisfy their obligations thereunder.

	 The Sponsors believe that the information summarized above describes some of the more significant matters relating to the Florida Trust. For a discussion of the particular risks with each of the Debt Obligations, and other factors to be considered in connection therewith, reference should be made to the Official Statement and other offering materials relating to each of the Debt Obligations included in the portfolio of the Florida Trust. The foregoing information regarding the State, its political subdivisions and its agencies and authorities constitutes only a brief summary, does not purport to be a complete description of the matters covered and is based solely upon information drawn from official statements relating to offerings of certain bonds of the State. The Sponsors and their counsel have not independently verified this information, and the Sponsors have no reason to believe that such information is incorrect in any material respect. None of the information presented in this summary is relevant to Puerto Rico or Guam Debt Obligations which may be included in the Florida Trust.

	 For a general description of the risks associated with the various types of Debt Obligations comprising the Florida Trust, see the discussion under "Risk Factors", above.

GEORGIA

	 RISK FACTORS--The following discussion regarding the financial condition of the State government may not be relevant to general obligation or revenue bonds issued by political subdivisions of and other issuers in the State of Georgia (the "State"). Such financial information is based upon information about general financial conditions that may or may not affect individual issuers of obligations within the State. Since 1973 the State's long-term debt obligations have been issued in the form of general obligation debt or guaranteed revenue debt. Prior to 1973 all of the State's long-term debt obligations were issued by ten separate State authorities and secured by lease rental agreements between such authorities and various State departments and agencies. Currently, Moody's Investors Service, Inc. and Fitch Investors Service, Inc. rate Georgia general obligation bonds AAA and, as of July 1997, Standard & Poor's Corporation rates such bonds AAA. There can be no assurance that the economic and political conditions on which these ratings are based will continue or that particular bond issues may not be adversely affected by changes in economic, political or other conditions that do not affect the above ratings. State Treasury Receipts of 11.9 billion for fiscal year 1997 increased over fiscal year 1996 by 6.62% and estimated State Treasury Receipts for fiscal year 1998 are expected to increase by 5.3% according to the Governor's chief economist.

	 In addition to general obligation debt, the Georgia Constitution permits the issuance by the State of certain guaranteed revenue debt. The State may incur guaranteed revenue debt by guaranteeing the payment of certain revenue obligations issued by an instrumentality of the State. The Georgia Constitution prohibits the incurring of any proposed general obligation debt or guaranteed revenue debt if the highest aggregate annual debt service requirement for the then current year or any subsequent fiscal year for outstanding authority debt, guaranteed revenue debt, and general obligation debt, including the proposed debt, exceed 10% of the total revenue receipts, less refunds, of the State treasury in the fiscal year immediately preceding the year in which any proposed debt is to be incurred. As of July 1997, the total principal indebtedness of the State of Georgia consisting of general obligation debt, guaranteed revenue debt and remaining authority debt totalled $5,070,895,000 and the highest aggregate annual payment for such debt equaled 5.39% of fiscal 1997 State estimated treasury receipts.

	 The Georgia Constitution also permits the State to incur public debt to supply a temporary deficit in the State treasury in any fiscal year created by a delay in collecting the taxes of that year. Such debt must not exceed, in the aggregate, 5% of the total revenue receipts, less refunds, of the State treasury in the fiscal year immediately preceding the year in which such debt is incurred. The debt incurred must be repaid on or before the last day of the fiscal year in which it is to be incurred out of the taxes levied for that fiscal year. No such debt may be incurred in any fiscal year if there is then outstanding unpaid debt from any previous fiscal year which was incurred to supply a temporary deficit in the State treasury. No such short-term debt has been incurred under this provision since the inception of the constitutional authority referred to in this paragraph.

	 The State operates on a fiscal year beginning July 1 and ending June
30. For example, "fiscal 1997" refers to the year ended June 30, 1997. In July 1997, the State estimated that fiscal 1998 revenue collections would be $11,777,578,880 with an estimated increase of 4.01% over collections for the previous fiscal year.

	 Virtually all of the issues of long-term debt obligations issued by or on behalf of the State of Georgia and counties, municipalities and other political subdivisions and public authorities thereof are required by law to be validated and confirmed in a judicial proceeding prior to issuance. The legal effect of an approved validation in Georgia is to render incontestable the validity of the pertinent bond issue and the security therefor.

	 Based on data of the Georgia Department of Revenue for fiscal 1997, income tax receipts and sales tax receipts of the State for fiscal 1997 comprised approximately 46% and 36.4%, respectively, of the total State tax revenues.

	 The unemployment rate of the civilian labor force in the State as of May 1997 was 4.4% according to data provided by the Georgia Department of Labor. The Metropolitan Atlanta area, which is the largest employment center in the area comprised of Georgia and its five bordering states and which accounts for approximately 46% of the State's population, has for some time enjoyed a lower rate of unemployment than the State considered as a whole. In descending order, services, wholesale and retail trade, manufacturing, government and transportation comprise the largest sources of employment within the State.

	 The State from time to time is named as a party in certain lawsuits, which may or may not have a material adverse impact on the financial position of the State if decided in a manner adverse to the State's interests. Certain of such lawsuits which could have a significant impact on the State's financial position are summarized below.

	 Age International, Inc. v. State (two cases). Two suits for refund have been filed in state court against the State of Georgia by out-of-state producers of alcoholic beverages. The first suit for refund seeks 96 million dollars in refunds of alcohol taxes, plus interest, imposed under Georgia's post-Bacchus (468 U.S. 263) statute, O.C.G.A. ss.3-4-60., i.e., as amended in 1985. These claims constitute 99% of all such taxes paid during the 3 years preceding these claims. In addition, the claimants have filed a second suit for refund for an additional 23 million dollars, plus interest, for later time periods. These two cases encompass all known or anticipated claims for refund of such type within the apparently applicable statute of limitations for the years in question, i.e., 1989 through January 1993. The cases are pending in the trial court at the discovery stage.

	 DeKalb County v. Schrenko. This suit, originally filed in Federal District Court for the Northern District of Georgia, against the State School Superintendent and the State of Georgia is based on a claim that the State's funding formula for pupil transportation is unconstitutional and a local school board's claim that the State should finance the major portion of the costs of its desegregation program. The Plaintiffs are seeking approximately $67,500,000 in restitution. The Federal District Court ruled that the State's funding formula for pupil transportation is contrary to state law but ruled in the State's favor on the school desegregation costs issue. Motions to reconsider and amend the Court's judgment were filed by both parties. The State's motion was granted, in part, which reduced the required state payment to approximately $28,000,000, as of the date of decision. Notices of appeal and briefs to the Eleventh Circuit Court of Appeals were filed by both sides, and oral arguments on appeal were heard in October, 1996. In April, 1997, a three-judge panel of the Eleventh Circuit Court of Appeals rendered a decision, affirming the trial court's decision in the State's favor as to school desegregation costs issue and reversing the trial court's decision against the State as to the State's funding formula for pupil transportation being contrary to state law, 109 F.3d 680 (11th Cir. 1997). Thus, under the Eleventh Circuit panel's decision, the State has no liability. On

April 28, 1997, the Plaintiffs filed a motion for rehearing and en banc consideration, and that motion is still pending. The State intends to continue to defend the suit vigorously.

	 George Jackson, et al. v. Georgia Lottery Corporation. Plaintiffs seek a court order declaring that two games sponsored by the Georgia Lottery Corporation, "Quick Cash" and "Cash Three," are unconstitutional and enjoining the lottery from further offering of these games. Plaintiffs also seek the return of all monies played on these games during a specified period, approximately $1,703,462,781. As a preliminary matter, the Court has ruled that the plaintiffs would not be legally entitled to the monies claimed. The plaintiffs have attempted to appeal. Any judgment against the Georgia Lottery Corporation would not be satisfied from the State's general fund. See O.C.G.A. ss.50-27-32(c).

	 Pursuant to a review of the Georgia Department of Revenue's revenue collection information systems by the State Auditor, it was determined that from April, 1995 to May, 1996 the Department did not maintain an adequate accounting system to determine the accuracy of the amounts of Local Option Sales Tax, Special Purpose Local Option Sales Tax and MARTA Sales Tax collected by the Department on behalf of local governments and the disbursements of those taxes to local governments imposing the sales-based taxes. The Department of Revenue during this period estimated collections and disbursements to local governments by reviewing the payment pattern to the local governments for the previous twenty-four month period and followed that pattern, adjusting for known growth in sales tax collections. The Department is working to correct this situation and has ceased using estimates for making payments to the local governments. Additionally, during this same period, a review of the Department of Revenue's computer processing systems revealed significant internal control weaknesses. Procedures are being studied to correct these problems.

	 As a result of the findings by the State Auditor, a task force appointed by the Governor in September 1996 engaged KPMG Peat Marwick to make recommendations to modernize the Department of Revenue's revenue collection system. Peat Marwick has completed its study and the implementation of its recommendations is underway. The Governor requested and the legislature approved expenditures of $15,000,000 in the Amended Fiscal Year 1997 budget and $6,000,000 was requested and approved in the Fiscal Year 1998 budget to begin the process of updating the Revenue Department's computer system.

	 The Sponsors believe that the information summarized above describes some of the more significant matters relating to the Georgia Trust. The sources of the information are the official statements of issuers located in Georgia, other publicly available documents and oral statements from various federal and State agencies. The Sponsors and their counsel have not independently verified any of the information contained in the official statements, other publicly available documents or oral statements from various State agencies and counsel have not expressed any opinion regarding the completeness or materiality of any matters contained in this Prospectus other than the tax opinions set forth below relating to the status of certain tax matters in Georgia.

ILLINOIS

	 RISK FACTORS--As of the end of fiscal year 1997 the State of Illinois reported overall a GAAP basis excess of revenues over expenditures of $500 million, the greatest excess reported in over 10 years. Although the State continued to run a year-end deficit in its General Fund, at June 30, 1997 the General Fund deficit was reduced to $451 million compared to a deficit of $952 million at June 30, 1996. The State's total assets of over $78 billion was an increase of about $10.3 billion largely attributable to an $8.7 billion increase in the State's pension funds due to an accounting change requiring reporting of those assets at fair value. During fiscal year 1997 the State funded all of its retirement plans in accordance with the 1996 statute requiring full funding over a 50-year period with a 15-year phase-in. Although retirement plan funding was in an amount sufficient to comply with statutory requirements, it fell short of the more stringent 40-year funding required by applicable accounting rules.

	 The State has traditionally taken the position that the minimum available General Fund balance necessary to meet the State's daily payout needs in a timely manner is $200 million. During fiscal year 1996 the end-of-month General Fund available balances were approximately at or above the $200 million dollar mark in 11 of the 12 months. The financial community, however, generally believes that 4%-5% of the State's 15-month budgetary expenditures (taking into account lapse period spending) is a more adequate working balance. In that regard, the State's end-of-month General Fund balance for June of 1997 was above the 4% threshold for the first month since fiscal year 1990. The General Fund balance of $806 million on June 30, 1997 was the highest in State history.

	 Certain non-home rule units of government within the State are subject to a cap on property tax increases. The cap limits increases in property tax extensions to the lesser of 5% or the rate of inflation as measured by the Consumers Price Index.

	 In 1988, the Illinois General Assembly approved the Retail Rate Act which provided a state subsidy for Illinois waste-to-power incinerators. Following passage of that legislation, bonds were issued to finance certain facilities which were expected to be repaid from the revenue of the state subsidized electricity sales. On March 14, 1996, legislation was enacted to repeal the Retail Rate Act without transition rules to preserve the state subsidy for outstanding bond issues. As a result of the loss of the state subsidy, there may not be sufficient revenues to repay the bonds issued to finance the waste-to-power incinerators. Lawsuits against the State have been filed in response to the repeal of the Retail Rate Act.

	 In May, 1997, a Cook County (Illinois) Circuit Court ruled that the Illinois State Toll Highway Authority had violated the Illinois State Constitution by failing to submit its annual budget to the General Assembly for approval. The court issued a preliminary injunction instructing the Tollway Authority to submit its current budget to the General Assembly for approval on or before December 15, 1997. On November 25, 1997, the State Supreme Court stayed the Circuit Court's order until further notice. When the State General Assembly adjourned in 1997, no action had been taken to resolve the budget situation for the Tollway Authority. The trustee for the outstanding bond issues has stated that requiring General Assembly approval of the Tollway Authority budget could constitute a technical default under the indenture pursuant to which the outstanding bonds were issued. Rating agencies have placed the bonds of the Tollway Authority on a credit watch. Moreover, the rating agencies have stated that loss of autonomy with respect to its budget could cause a downgrade in the long-term debt rating issued to the Tollway Authority (the rating is separate from the rating of Illinois general obligation debt). The decision of the Cook County Circuit Court is currently on appeal.

	 General obligation bonds of the State of Illinois are currently rated Aa3 by Moody's, upgraded from A1 in February, 1997, and AA by Standard & Poor's, upgraded from AA- in July, 1997.


LOUISIANA

	 RISK FACTORS. The following discussion regarding the financial condition of the State government may not be relevant to general obligation or revenue bonds issued by political subdivisions of and other issuers in the State of Louisiana (the "State"). Such financial information is based upon information about general financial conditions that may or may not affect issuers of the Louisiana obligations. The Sponsors have not independently verified any of the information contained in such publicly available documents, but are not aware of any facts which would render such information inaccurate.

	 In July, 1995 Standard & Poor's downgraded the rating the State received for its general obligation bonds from A to A-. Standard & Poor's cited problems with the State's Medicaid program as the primary factor in its decision. The current Moody's rating on the State's general obligation bonds was not downgraded and remains at Baaa1. There can be no assurance that the economic conditions on which these ratings were based will continue or that particular bond issues may not be adversely affected by changes in economic or political conditions.

	 The Revenue Estimating Conference (the "Conference") was established by Act No. 814 of the 1987 Regular Session of the State Legislature. The Conference was established by the Legislature to provide an official estimate of anticipated State revenues upon which the executive budget shall be based, to provide for a more stable and accurate method of financial planning and budgeting and to facilitate the adoption of a balanced budget as is required by
Article VII, Section 10(E) of the State Constitution. Act No. 814 provides that the Governor shall cause to be prepared an executive budget presenting a complete financial and programmatic plan for the ensuing fiscal year based only upon the official estimate of anticipated State revenues as determined by the Revenue Estimating Conference. Act No. 814 further provides that at no time shall appropriations or expenditures for any fiscal year exceed the official estimate of anticipated State revenues for that fiscal year. An amendment to the Louisiana Constitution was approved by the Louisiana Legislature in 1990 and enacted by the electorate which granted constitutional status to the existence of the Revenue Estimating Conference.

	 State General Fund: The State General Fund is the principal operating fund of the State and was established administratively to provide for the distribution of funds appropriated by the Louisiana Legislature for the ordinary expenses of the State government. Revenue is provided from the direct deposit of federal grants and the transfer of State revenues from the Bond Security and Redemption Fund after general obligation debt requirements are met. The beginning accumulated State General Fund balance for fiscal year 1996-1997 was $586 million.

	 On January 29, 1997 the Revenue Estimating Conference (the "Conference") adopted its official forecast of revenues for Fiscal Year 1997-98 at $5.489 billion of state general fund monies plus $94.9 million in Lottery Proceeds, or a total of $5.584 billion, as the basis for legislative enactment of the operating budget during the 1997 regular session, which commences March 31, 1997. Based upon that estimate, forecasted revenues would be approximately $192.9 million short of the amount needed to continue state operations in the fiscal year 1997-1998 at a level equivalent to Fiscal Year 1996-1997. The state believes it may be possible to close this gap by providing stand-still dollar recommendations in a number of expenditure categories.

	 Transportation Trust Fund: The Transportation Trust Fund was established pursuant to (i) Section 27 of Article VII of the State Constitution and (ii) Act No. 16 of the First Extraordinary Session of the Louisiana Legislature for the year 1989 (collectively the "Act") for the purpose of funding construction and maintenance of state and federal roads and bridges, the statewide flood-control program, ports, airports, transit and state police traffic control projects and to fund the Parish Transportation Fund. The Transportation Trust Fund is funded by a levy of $0.20 per gallon on gasoline and motor fuels and on special fuels (diesel, propane, butane and compressed natural gas) used, sold or consumed in the state (the "Gasoline and Motor Fuels Taxes and Special Fuels Taxes"). This levy was increased from $0.16 per gallon (the "Existing Taxes") to the current $0.20 per gallon pursuant to Act No. 16 of the First Extraordinary Session of the Louisiana Legislature for the year 1989, as amended. The additional tax of $0.04 per gallon (the "Act 16 Taxes") became effective January 1, 1990 and will expire on the earlier of January 1, 2005 or the date on which obligations secured by the Act No. 16 taxes are no longer outstanding. The Transportation Infrastructure Model for Economic Development Account (the "TIME Account") was established in the Transportation Trust Fund. Moneys in the TIME account will be expended for certain projects identified in the Act aggregating $1.4 billion and to fund not exceeding $160 million of additional capital transportation projects.

The State issued $263,902,639.95 of Gasoline and Fuels Tax Revenue Bonds, 1990 Series A, dated April 15, 1990 payable from the (i) Act No. 16 Taxes, (ii) any Act No. 16 Taxes and Existing Taxes deposited in the Transportation Trust Fund, and (iii) any additional taxes on gasoline and motor fuels and special fuels pledged for the payment of said Bonds. As of December 31, 1995 the outstanding principal amount of said Bonds was $193,323,000.00.

	 Ad Valorem Taxation: Only local governmental units presently levy ad valorem taxes. Under the 1921 State Constitution a $5.75 mills ad valorem tax was being levied by the State until January 1, 1973 at which time a constitutional amendment to the 1921 Constitution abolished the ad valorem tax. Under the 1974 State Constitution a State ad valorem tax of up to $5.75 mills was provided for but is not presently being levied. The property tax is underutilized at the parish level due to a constitutional homestead exemption from the property tax applicable to the first $75,000 of the full market value of single family residences. Homestead exemptions do not apply to ad valorem property taxes levied by municipalities, with the exception of the City of New Orleans. Because local governments also are prohibited from levying an individual income tax by the constitution, their reliance on State government is increased under the existing tax structure.

	 Litigation: In 1988 the Louisiana legislature created a Self-Insurance Fund within the Department of Treasury. That Fund consists of all premiums paid by State agencies under the State's Risk Management program, the investment earnings on those premiums and commissions retained. The Self-Insurance Fund may only be used for payment of losses incurred by State agencies under the Self-Insurance program, together with insurance premiums, legal expenses and administration costs. For fiscal year 1995-1996, the sum of $119,946,754.00 was paid from the Self-Insurance Fund to satisfy claims and judgments. It is the opinion of the Attorney General for the State of Louisiana that only a portion of the dollar amount of potential liability of the State resulting from litigation which is pending against the State and is not being handled through the Office of Risk Management ultimately will be recovered by plaintiffs. It is the opinion of the Attorney General that the estimated future liability for existing claims is in excess of $31 million. However, there are other claims with future possible liabilities for which the Attorney General cannot make a reasonable estimate.

	 The foregoing information constitutes only a brief summary of some of the financial difficulties which may impact certain issuers of Bonds and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of the Louisiana Trust are subject. Additionally, many factors including national economic, social and environmental policies and conditions, which are not within the control of the issuers of Bonds, could affect or could have an adverse impact on the financial condition of the State and various agencies and political subdivisions located in the State. The Sponsors are unable to predict whether or to what extent such factors may affect the issuers of Bonds, the market value or marketability of the Bonds or the ability of the respective issuers of the Bonds acquired by the Louisiana Trust to pay interest on or principal of the Bonds.

	 Prospective investors should study with care the Portfolio of Bonds in the Louisiana Trust and should consult with their investment advisors as to the merits of particular issues in that Trust's Portfolio.


MAINE

	 RISK FACTORS--Prospective investors should consider the financial condition of the State of Maine and the public authorities and municipal subdivisions issuing the obligations to be purchased with the proceeds of the sale of units. Certain of the debt obligations to be purchased by and held in the Maine Trust are not obligations of the State of Maine and are not supported by its full faith and credit or taxing power. The type of debt obligation, source of payment and security for such obligations are detailed in the official statements produced by the issuers thereof in connection with the offering of such obligations. Reference should be made to such official statements for detailed information regarding each of the obligations and the specific risks associated with such obligations. This summary of risk factors relates to factors generally applicable to Maine obligations and does not address the specific risks involved in each of the obligations acquired by the Maine Trust.

	 The Maine Economy. The State's economy is based primarily on natural resources, manufacturing related to natural resources, agriculture and tourism. Gradually the economy has begun to diversify with growth in the trade and services sector and in relatively new industries such as health and business services and electronics manufacturing. Maine's economy has become more diversified as manufacturing declines in importance. Currently, about 16% of employment is in manufacturing, mostly non-durable, while trade accounts for 24% of employment and services accounts for 28% of employment. Recent employment growth has been in the service sector, and this is expected to continue, as several of the major employers are expanding in the State. MBNA expects to more than double employment at its Belfast, Maine facility over the next few years and National Semiconductor, in addition to an $830 million investment in a new wafer chip plant in South Portland, Maine, has spun off a new company, Fairchild Semiconductor, which plans to add some 800-850 employees of its own.

	 Although some of the State's industries are independent from the regional economy, Maine's economy is, in large part, dependent upon overall improvements in both the regional and national economy. Following the severe economic contraction of the early 1990s, the New England Region returned to 95% of peak employment levels by the end of 1995. At that time, the northern tier states of Maine, New Hampshire and Vermont actually recouped the jobs lost in the downturn. The outlook for the overall New England economy is for continued slow recovery with the lackluster performance of the Connecticut and Rhode Island economies clouding the vibrancy of the Massachusetts and New Hampshire showing. According to the State Planning Office, the fact that Maine is likely more influenced by our closest neighbors should translate to the State receiving relatively more benefit than harm from the varied performance of those in the region.

	 Since experiencing an economic slide that lasted through much of 1990 and 1991 and eliminated 6% of the employment base, Maine has been on a fairly fragile growth path. Since that time, by most measures, the State economy has been in a steady, if slow, recovery. While typical recoveries are marked by a resurgence in economic activity over the 4-6 quarters following the downturn, this recovery has been painfully slow and sporadic. Thus, while Maine continues to demonstrate economic improvement, current economic growth would hardly be described as robust. After 4 full years, the jobs that had been lost earlier this decade were finally recouped. In 1995, employment was down only 0.4% from the 1989 peak. Based on preliminary 1996 information, employment levels will approximate that peak. Unemployment has also come down and appears to be returning to its historical position, at or below the national average; preliminary 1996 information showed a 5.1% unemployment rate, about 94% of the national figure and 106% of the regional average. The May 1997 unemployment rate was 4.8%, the same as the national figure. The average annual unemployment rate forecast for the State prepared by the Maine State Planning Office is 5.2% for 1997 and 5.1% for 1998. There is, however, continued concern over the quality of the jobs that have replaced those that had been lost. The bulk of all jobs created through the 1980s came from the nonmanufacturing sector, led by medical and business services, retail trade, and construction. Manufacturing employment continued to dwindle through the decade with the exception of a work-force build-up at Bath Iron Works in 1988 that bolstered the industrial job figures. As with the rest of the nation, job growth in manufacturing is expected to be minimal, but productivity gains in this sector will continue to bring wealth to the State. Overall employment growth will average 0.5%-1.0%, a mere fraction of the 5%-6% growth that marked the mid-eighties. The upward push on wages brought about by fairly tight labor market conditions will be somewhat offset by the service sector's generally lower wage and lower benefit job offerings keeping real income growth below the 2% mark through the next 5 years.

	 The recession of the early 1990s took its toll on both manufacturing and non-manufacturing sectors, as a cyclical downturn combined with defense cutbacks and industry restructuring to eliminate over 34,000 jobs spread fairly evenly over the services and goods-producing sectors. Two of the State's largest employers are Bath Iron Works (August 1996 employment 7,800) and Portsmouth Naval Shipyard (August 1996 employment 3,550). These employment figures reflect reductions from 1995 peaks of 8,900 and 4,086 respectively. There continues to be some exposure here to defense cuts. In order to enhance BIW's competitive position, however, the Maine legislature approved assistance legislation amounting to about 3 million dollars annually. There is a possibility, however, that this assistance will be reconsidered by the legislature in light of certain news stories reporting that BIW's parent company, General Dynamics, may merge with the parent of BIW's chief rival, Ingalls Shipyard in Mississippi.

	 Consistent with the trends experienced over the past several decades, virtually all job growth is expected to be in the nonmanufacturing sector, led by business and health services, retail trade and construction. In the manufacturing sector, only the fabricated metals, food, and instrument industries are projected to see any job gains while the other goods-producing industries will experience stable employment or minor declines. Given Maine's comparatively high electricity prices, the restructuring of Maine's electric utilities to create retail access to electricity supplies could be the single most important factor in the future vibrancy and direction of the State's economy. Over the past year, the debate on restructuring shifted to the Public Utilities Commission as phase II of the Legislatively-mandated process to develop a plan unfolded. While several State's have moved forward with deregulation and greater competition in the generation and sale of electricity, the Maine PUC created a plan for re-regulating Maine's two largest investor-owned utilities and submitted it to the 118th session of the Maine Legislature. More of a blueprint than a detailed plan, the PUC proposal calls for full retail access by the year 2000. Many of the specific steps in the process are deferred to subsequent Commission decisions, but the Legislature will ultimately set the direction and pace of utility restructuring in Maine. The recent decision by the owners of the Maine Yankee Nuclear Power plant to shut the plant down is the real wild card in the ongoing deregulation trend.

	 State and economic growth figures often mask important regional differences in economic activity. For example, the unadjusted State jobless rate in May 1997 was 4.6%. Cumberland, York, Hancock and Lincoln counties, however, all had rates of 3% or lower while the western and northern counties had unemployment rates in the 8% to 10% range. Thus, as the State Planning Office observes while it appears that the south and midcoast counties might be straining against labor shortages to grow even faster, the remainder of the State is still in low gear.

	 As a result of the slow expansion of the Maine economy, the economic indicators present a mixed bag, with some increasing and others decreasing. Of 17 economic indicators tracked most closely by the State Planning Office, 8 indicators showed improvement in 1996 while 8 showed a decline. Building permits showed no change. This indicates an economy that is growing very slowly. Indeed, most of the indicators, whether positive or negative showed only modest deviation from this "no change" midpoint. Conversely, of the seven national indicators looked at by the State Planning Office, five fell into the "better" column, confirming a faster growing national economy than Maine's. The Maine Economic Growth Index (the "EGI") is a seasonally adjusted composite of resident employment, real taxable consumer retail sales, production hours worked in manufacturing, and services employment designed to measure real (inflation-adjusted) growth in the overall economy. The EGI rebounded from an almost 2 1/2 point drop at the end of March 1997, climbing to a new high of
112.1 in April 1997. The Maine economic outlook calls for continued slow growth, yielding payroll employment growth for 1997 and 1998 of 0.5% and 0.8% respectively and personal income growth in the same periods of approximately 4.8% and 4.9% respectively. Consumer retail sales are projected to increase only 2.6% in 1997 and 3.6% in 1998, down from the 1996 projections of 5.4%. Major dampers to Maine economic growth over the near term are expected to include slow income growth and high family debt loads. According to the State Planning Office, perhaps the single greatest impediment to faster economic growth in Maine is the State's very slow population growth.

Between 1991 and 1996, Maine's population increased by about 8,000. Over the previous five years, the State's population increased by about 64,000, for a growth rate eight times as fast as in the latest five year period. Additionally, migration and aging patterns caused a decline of 11,000 persons in the 16-24 age group between 1990 and 1995, leaving a dearth of people in the labor force's entry-level age group. However, this situation may be improving. According to the U.S. Bureau of the Census, Maine had a net in-migration (2,300) in 1996, for the first time since 1990, and the Bureau's projections call for continued modest net in-migration over the next five years.

	 The seasonally adjusted unemployment rate in Maine rose to 4.8% in May 1997 from a low of 4.3% in February 1997. This still reflects a drop from 5.2% a year ago in May 1996. Maine continues to rank fairly low when measuring per capita personal income, tallying 37th in the United States in 1996, 85.9% of the national average.

	 Construction contract awards fell approximately 17% comparing the first 2 months of 1997 with the same period in 1996. Unlike a year ago, however, the principal drag has been extremely weak non-residential construction sector, which was down approximately 68% between the first 2 months of 1996 and the first 2 months of 1997. In contrast, the residential sector increased 17% and the non-building sector (roads, bridges, etc.) increased approximately 69% in comparing the same periods. According to the Institute for Real Estate Research and Education, the number of housing units sold in 1996 was up 5% from 1995.

	 In summary, through the first several months of 1997, the Maine economy has been growing, but sporadically. Curiously, while economic growth in Maine has been relatively slow, general fund revenues are well above the forecast, with a $58 million surplus through May 1997. During this time, a real economic growth for the first quarter in the US was 5.9%, but only 1.9% in Maine. Similarly, retail store sales for the year through April were up 5.5% nationally, but only up 3.1% (through May) in Maine. Also payroll employment for May was up 2.1% over the previous May in the US, but only up 1.4% in Maine. And, while national personal income rose 5.4% in 1996, the increase in Maine was only 3.7%.

	 Yet, while income growth in Maine has been relatively weak (and below projections), personal income tax revenues have been very strong ($42.8 million surplus for the fiscal year through May 1997). Personal income growth was weaker in Maine than in the nation in part because of slower population growth, but the major factor appears to be that job growth here has been largely in the lower wage paying industries these vis-a-vis the US. The State Planning Office surmises that Maine income tax revenues have likely been stronger than expected (given the slow income growth) in part because the distribution of income gains have been weighted toward the higher income brackets (capital gains from stock transfers, etc.) and at higher incomes the marginal tax rates increase considerably with increasing revenues.

	 The important question concerning how the restructuring of the United States military will affect defense related industries in Maine now has at least a preliminary answer. Loring Air Force Base ("LAFB") officially closed its doors as a military base on September 30, 1994, although most of the planes and personnel had been reassigned as much as a year earlier. The base closing, coupled with the shutdown of the Backscatter radar system in Bangor, meant the loss of a substantial amount of military and civilian jobs in the region. Base clean-up operations have begun and are expected to take several years to complete. In the meantime, the Loring Development Authority has begun the task of attracting public and private business to the facility. Recent news has been more favorable as LAFB was selected as a Defense Finance and Accounting Service Center (the "DFAS Center") and a JOBS Corps site. Currently one million square feet of approximately 3.2 million square feet of available space has been leased.

	 The DFAS Center became operational at Loring on May 3, 1995. To date, the Center has hired 332 employees with a total employment projection estimated at 550 when fully operational. In addition, a $6.3 million renovation project for the JOBS Corps site was completed in the fall of 1996. It is now operational with 269 students and 125 employees. The Loring Development Authority has also decided to pursue locating a National Airline Training Center at Loring.

	 Bath Iron Works ("BIW"), the State's largest employer, was recently awarded a $108 million ship building contract for the construction of Aegis Class destroyers. The U.S. Navy also awarded BIW a $7.8 million contract for other continued work on the AEGIS destroyers. In June 1996, the Navy awarded BIW a $348 million contract on a second AEGIS destroyer. BIW was also recently awarded a $33 million contract to provide engineering, design and maintenance on the Navy's Arliegh Burke destroyer fleet. In August 1995, BIW was acquired for $300 million by General Dynamics Corp. a larger supplier of both defense and commercial products. The sale is seen as a stabilizing force for BIW and assures that BIW will continue to concentrate on the construction of ships for military use. Recent news stories about a possible merger between BIW's parent company and the parent company of its chief rival, however, do raise significant questions about the future of BIW. In January 1996, BIW completed a study about commercial prospects and concluded that the shipyard could not depend on commercial shipbuilding to significantly supplement its defense work.

	 Another major employer, the Portsmouth Naval Shipyard in Kittery, Maine staffed almost completely by a civilian work force, has taken drastic steps over the past year to become more competitive and efficient, and is considering re-focusing its mission and role in submarine repair. After large layoffs in 1994 helped to shrink its staffing level by half from the eight thousand workers employed in the 1980s the shipyard has now stabilized. The U.S. Base Closure Commission announced in mid-1995 that the Shipyard would not be on its base closing list. Thus, though trimmer today, the shipyard is assured stability over the next few years.

	 There can be no assurances that the economic conditions discussed above will not have an adverse effect upon the market value or marketability of any of the debt obligations acquired by the Maine Trust or the financial or other condition of any of the issuers of such obligations.

	 State Finances and Budget. On November 8, 1994, Maine citizens elected an Independent candidate to be Governor of the State. In 1996, the voters also elected a Democratic controlled Senate and House of Representatives. The State operates under a biennial budget which is formulated by the Governor and the State Budget Office in even-numbered years and presented for approval to the Legislature in odd-numbered years.

	 On June 30, 1995, the Legislature approved and the Governor signed a budget for the 1996-97 biennium. The budget proposes, for fiscal year 1996, General Fund expenditures of $1,713,573,026 and Highway Fund expenditures of $224,514,277 and, for fiscal year 1997, General Fund expenditures of $1,785,543,156 and Highway Fund expenditures of $220,551,295. The Legislature met in special session in November and December 1995 and authorized General Fund Expenditures of $1,732,041,447 and Highway Fund Expenditures of $257,727,929 for fiscal year 1996 and General Fund Expenditures of $1,786,060,521 and Highway Fund Expenditures of $226,708,840 for fiscal year 1997. In the Legislature's regular session convened January 1996 and adjourned on April 4, 1996, the Legislature amended the budget again and authorized General Fund Expenditures of $1,733,842,806 and Highway Fund Expenditures of $260,799,573 for fiscal year 1996 and General Fund Expenditures $1,797,414,117 and Highway Fund Expenditures of $227,316,195 for fiscal year 1997.

	 Laws authorizing expenditures for fiscal years 1998 and 1999 were enacted in the first regular session of the Legislature in 1997 and provide for fiscal year 1998 General Fund expenditures of $1,825,047,780 and Highway Fund expenditures of $217,416,987 and, for fiscal year 1999 General Fund expenditures of $1,984,859,413 and Highway Fund expenditures of $218,026,687.


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	 There can be no assurance that the budget acts for fiscal years 1998 and 1999 will not be amended from time to time.

	 Maine's financial operations have recovered from the pressures created by the recession and a financial cushion has been restored. The State has anticipated a small-unappropriated surplus at the June 30, 1997, end of the biennium, as well as a rainy day fund balance of $23 million. In actuality, revenues were stronger than expected in 1995-1996 allowing for an increase in the rainy day fund to $38 million. With the trend continuing into the 1996-1997 fiscal year, revenues are now estimated to close the year some $30 million to $40 million (currently $24 million) over estimates and the rainy day fund is expected to reach $45 million as of June 30, 1997, equal to approximately 2.5% of revenues. Revenue collection through March 1997 is about 2% over estimates. The bulk of the revenue at overage is expected to go into a tax relief fund. The biennial 1998-1999 budget addressed an expected gap of some $360 million due to the repeal of the hospital and nursing home taxes and a cap placed on income tax receipts intended to be effective July 1, 1997. Governmental down sizing and program cuts of some $244 million were enacted to ease the phase-out of the hospital taxes and income tax cap was repealed.

	 Maine has passed legislation phasing out the hospital and nursing home taxes by 1998-1999 (one year later than initially planned) and has repealed the cap of $671 million on individual tax collections, which would have become effective July 1, 1997. The absorption of this structural gap of some $360 million is accomplished by about $244 million of program cuts and spending reductions, as well as the stronger revenue performance. The rainy day fund is expected to hold $45 million at the end of 1996-1997, its historical high and equal to 2.5% of revenues. Revenues through the first 9 months of the year are currently $24 million or 2% ahead of estimates with expectations of a $30 million-$40 million operating surplus. The excess is expected to be applied to tax relief to increase the personal exemption.

	 The principal operating account for the State is the general fund; supplementing it is the highway fund. The State is in the process of conversion to a GAAP accounting system but operations are currently founded on the budgetary basis. On a budgetary basis, Maine retained an unappropriated surplus in the general fund through the recession. From a high of $163.1 million in 1989, the balance dropped to $61 million at June 30, 1990, and reached $3.5 million at June 30, 1991. On a GAAP basis, the general fund has been in deficit (based on undesignated balances) for several years.

	 The State Controller prepares as soon as possible after the close of each fiscal year an explanatory report of the financial condition of the State. This report is the official financial report of the State government. The financial statements of the State of Maine for the year ended June 30, 1996 have been prepared by the State controller and have been audited by the Department of Audit in accordance with generally accepted auditing standards. The Department of Audit has qualified its most recent audit opinion on these financial statements because of certain departures from generally accepted accounting principles.

	 The financial condition of the State is, in large measure, a function of the state's and the region's economy and no assurances can be given regarding the future economy or financial condition of the State.

	 The State of Maine's outstanding general obligations are rated AA+ by Standard & Poor's Ratings Services, Aa3 by Moody's Investors Services, Inc. and AA by Fitch Investors Services, L.P.

	 As of March 31, 1997, there was outstanding approximately $444,157,945 general obligation bonds of the State. As of May 1, 1997, there were authorized by the voters of the State for certain purposes, but unissued, bonds in the aggregate principal amount of $96,155,316. As of May 1, 1997, the aggregate principal amount of bonds of the State authorized by the Constitution and implementing legislation for certain purposes, but unissued, was $99,000,000.


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	 Lease-Purchase Agreements. From time to time, the State enters into lease-purchase agreements for the purpose of acquiring capital equipment and buildings. A lease-purchase agreement is secured solely by the equipment or building which is the subject of such agreement. It is not a pledge of the full faith and credit of the State. Lease payment and obligations are subject to appropriation by the Legislature. In certain instances, the State has issued certificates of participation in the lease payments to be made pursuant to certain lease-purchase agreements. As of February 28, 1997, the aggregate principal amount of certificates of participation outstanding was $27,983,635.

	 Litigation. The State is a party to numerous lawsuits. Such lawsuits include actions to recover monetary damages from the State, disputes over individual or corporate income taxes, disputes over sales or use taxes, and actions to alter the regulations or administrative practices of the State in such manner as to cause additional costs to the State. The Department of the Attorney General is not aware of any pending or threatened litigation or claim against the State, the outcome of which will, in his opinion, have a material adverse effect on the financial condition of the State.

	 In 1993 the Maine Legislature amended the laws relating to the benefit structure of the Maine State Retirement System (the "Amendments"). The Amendments limited certain retirement benefits which would otherwise have been available to eligible retirees. Litigation was commenced in federal district court by affected employees in the Retirement System seeking declaratory and injunctive relief which, if granted, would, in effect, overturn the Amendments and oblige the State to increase its annual payments to the Retirement System. In September 1996, the Federal District Court for the District of Maine entered an order granting in part and denying in part the relief sought by the affected employees. The Federal District Court order has been appealed to the First Circuit Court of Appeals by both the State and the affected employees. Oral argument of the appeal was heard by the First Circuit Court of Appeals in April 1997, and a decision on the appeal is anticipated in the next several months. The Department of Attorney General of the State continues to believe that the State will ultimately prevail in the claims of the Plaintiffs in this litigation.

	 Certain public authorities. The portfolio may contain obligations of certain public authorities and quasi-municipal corporations of the State of Maine including the Maine Municipal Bond Bank, the Maine Health and Higher Educational Facilities Authority and Regional Waste Systems, Inc., among others. These various obligations will generally constitute revenue obligations secured by loan repayments of the ultimate borrowers of the proceeds or other revenue streams. The risks associated with these various obligations should be assessed through reference to the official statements for each of the respective obligations.


MARYLAND

	 RISK FACTORS--State Debt. The Public indebtedness of the State of Maryland and its instrumentalities is divided into three general types. The State issues general obligation bonds for capital improvements and for various State projects to the payment of which the State ad valorem property tax is exclusively pledged. In addition, the Maryland Department of Transportation issues for transportation purposes its limited, special obligation bonds payable primarily from specific, fixed-rate excise taxes and other revenues related mainly to highway use. Certain authorities issue obligations payable solely from specific non-tax, enterprise fund revenues and for which the State has no liability and has given no moral obligation assurance. The State and certain of its agencies also have entered into a variety of lease purchase agreements to finance the acquisition of capital assets. These lease agreements specify that payments thereunder are subject to annual appropriation by the General Assembly.

	 General Obligation Bonds. General obligation bonds of the State are authorized and issued primarily to provide funds for State-owned capital improvements, including institutions of higher learning, and the construction of locally owned public schools. Bonds have also been issued for local government


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improvements, including grants and loans for water quality improvement projects and correctional facilities, and to provide funds for repayable loans or outright grants to private, non-profit cultural or educational institutions.

	 The Maryland Constitution prohibits the contracting of State debt unless it is authorized by a law levying an annual tax or taxes sufficient to pay the debt service within 15 years and prohibiting the repeal of the tax or taxes or their use for another purpose until the debt is paid. As a uniform practice, each separate enabling act which authorizes the issuance of general obligation bonds for a given object or purpose has specifically levied and directed the collection of an ad valorem property tax on all taxable property in the State. The Board of Public Works is directed by law to fix by May 1 of each year the precise rate of such tax necessary to produce revenue sufficient for debt service requirements of the next fiscal year, which begins July 1. However, the taxes levied need not be collected if or to the extent that funds sufficient for debt service requirements in the next fiscal year have been appropriated in the annual State budget. Accordingly, the Board, in annually fixing the rate of property tax after the end of the regular legislative session in April, takes account of appropriations of general funds for debt service.

	 In the opinion of counsel, the courts of Maryland have jurisdiction to entertain proceedings and power to grant mandatory injunctive relief to (i) require the Governor to include in the annual budget a sufficient appropriation to pay all general obligation bond debt service for the ensuing fiscal year;
(ii) prohibit the General Assembly from taking action to reduce any such appropriation below the level required for that debt service; (iii) require the Board of Public Works to fix and collect a tax on all property in the State subject to assessment for State tax purposes at a rate and in an amount sufficient to make such payments to the extent that adequate funds are not provided in the annual budget; and (iv) provide such other relief as might be necessary to enforce the collection of such taxes and payment of the proceeds of the tax collection to the holders of general obligation bonds, pari passu, subject to the inherent constitutional limitations referred to below.

	 It is also the opinion of counsel that, while the mandatory injunctive remedies would be available and while the general obligation bonds of the State are entitled to constitutional protection against the impairment of the obligation of contracts, such constitutional protection and the enforcement of such remedies would not be absolute. Enforcement of a claim for payment of the principal of or interest on the bonds could be subject to the provisions of any statutes that may be constitutionally enacted by the United States Congress or the Maryland General Assembly extending the time for payment or imposing other constraints upon enforcement.

	 There is no general debt limit imposed by the Maryland Constitution or public general laws, but a special committee created by statute annually submits to the Governor an estimate of the maximum amount of new general obligation debt that prudently may be authorized. Although the committee's responsibilities are advisory only, the Governor is required to give due consideration to the committee's findings in preparing a preliminary allocation of new general debt authorization for the next ensuing fiscal year.

	 Department of Transportation Bonds. Consolidated Transportation Bonds are limited obligations issued by the Maryland Department of Transportation, the principal of which must be paid within 15 years from the date of issue, for highway, port, transit, rail or aviation facilities or any combination of such facilities. Debt service on Consolidated Transportation Bonds is payable from those portions of the excise tax on each gallon of motor vehicle fuel and the motor vehicle titling tax, all mandatory motor vehicle registration fees, motor carrier fees, and the corporate income tax as are credited to the Maryland Department of Transportation, plus all departmental operating revenues and receipts. Holders of such bonds are not entitled to look to other sources for payment.


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	 The Maryland Department of Transportation also issues its bonds to provide financing of local road construction and various other county transportation projects and facilities. Debt service on these bonds is payable from the subdivisions' share of highway user revenues held to their credit in a special State fund.

	 The Maryland Transportation Authority operates certain highway, bridge and tunnel toll facilities in the State. The tolls and other revenues received from these facilities are pledged as security for revenue bonds of the Authority issued under and secured by a trust agreement between the authority and a corporate trustee. On November 9, 1994, the Maryland Transportation Authority issued $162.6 million of special obligation revenue bonds to fund projects at the Baltimore/Washington International Airport secured by revenues from the passenger facility charges received by the Maryland Aviation Administration and from the general account balance of the Transportation Authority. As of June 30, 1997, $388.7 million of the Transportation Authority's revenue bonds were outstanding.

	 Maryland Stadium Authority Bonds. The Maryland Stadium Authority is responsible for financing and directing the acquisition and construction of one or more new professional sports facilities in Maryland. Currently, the Stadium Authority operates Oriole Park at Camden Yards which opened in 1992. In connection with the construction of that facility, the Authority issued $155 million in notes and bonds. These notes and bonds, as well as any future financing for a football stadium, are lease-backed revenue obligations, the payment of which is secured by, among other things, an assignment of revenues received under a lease of the sports facilities from the Stadium Authority to the State.

	 The Stadium Authority also has been assigned responsibility for constructing an expansion of the Convention Centers in Baltimore and Ocean City and construction of a conference center in Montgomery County. The Baltimore Convention Center expansion is expected to cost $163 million and is being financed through a combination of funding from Baltimore City, Stadium Authority revenue bonds, and State general obligation bonds. The Ocean City Convention Center expansion is expected to cost $35 million and is being financed through a combination of funding from Ocean City and the Stadium Authority. The Montgomery County conference center is expected to cost $27.5 million and is being financed through a combination of funding from Montgomery County and the Stadium Authority.

	 In October 1995, the Stadium Authority and the Baltimore Ravens (formally known as the Cleveland Browns) executed a Memorandum of Agreement which commits the Ravens to occupy a to be constructed football stadium in Baltimore City. The Agreement was approved by the Board of Public Works and constitutes a "long-term lease with a National Football League team" as required by statute for the issuance of Stadium Authority bonds. The Stadium Authority sold $87.565 million in lease-backed revenue bonds on May 1, 1996. The proceeds from the bonds, along with cash available from State lottery proceeds, investment earnings, and other sources will be used to pay project design and construction expenses of approximately $200 million. The bonds are solely secured by an assignment of revenues received under a lease of the project from the Stadium Authority to the State.

	 Miscellaneous Revenue and Enterprise Financings. Certain other instrumentalities of the State government are authorized to borrow money under legislation which expressly provides that the loan obligations shall not be deemed to constitute a debt or a pledge of the faith and credit of the State. The Community Development Administration of the Department of Housing and Community Development, higher educational institutions (including St. Mary's College of Maryland, the University of Maryland System, and Morgan State University), and the Maryland Environmental Service have issued and have outstanding bonds of this type. The principal of and interest on bonds issued by these bodies are payable solely from various sources, principally fees generated from use of the facilities or enterprises financed by the bonds.


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	 The Water Quality Revolving Loan Fund is administered by the Water
Quality Financing Administration in the Department of the Environment. The Fund may be used to provide loans, subsidies and other forms of financial assistance to local government units for wastewater treatment projects as contemplated by the 1987 amendments to the federal Water Pollution Control Act. The Administration is authorized to issue bonds secured by revenues of the Fund, including loan repayments, federal capitalization grants, and matching State grants.

	 The University of Maryland System, Morgan State University, and St. Mary's College of Maryland are authorized to issue revenue bonds for the purpose of financing academic and auxiliary facilities. Auxiliary facilities are any facilities that furnish a service to students, faculty, or staff, and that generate income. Auxiliary facilities include housing, eating, recreational, campus, infirmary, parking, athletic, student union or activity, research laboratory, testing, and any related facilities.

	 Although the State has authority to make short-term borrowings in anticipation of taxes and other receipts up to a maximum of $100 million, in the past it has not issued short-term tax anticipation and bond anticipation notes or made any other similar short-term borrowings. However, the State has issued certain obligations in the nature of bond anticipation notes for the purpose of assisting several savings and loan associations in qualifying for Federal insurance and in connection with the assumption by a bank of the deposit liabilities of an insolvent savings and loan association.

	 Lease and Conditional Purchase Financings. The State has financed the construction and acquisition of various facilities through conditional purchase, sale-leaseback, and similar transactions. All of the lease payments under these arrangements are subject to annual appropriation by the Maryland General Assembly. In the event that appropriations are not made, the State may not be held contractually liable for the payments.

	 Ratings. The general obligation bonds of the State of Maryland have been rated by Moody's Investors Service, Inc. as Aaa, by Standard & Poor's Corporation as AAA, and by Fitch Investors Service, Inc. as AAA.

	 Local Subdivision Debt. The counties and incorporated municipalities in Maryland issue general obligation debt for general governmental purposes. The general obligation debt of the counties and incorporated municipalities is generally supported by ad valorem taxes on real estate, tangible personal property and intangible personal property subject to taxation. The issuer typically pledges its full faith and credit and unlimited taxing power to the prompt payment of the maturing principal and interest on the general obligation debt and to the levy and collection of the ad valorem taxes as and when such taxes become necessary in order to provide sufficient funds to meet the debt service requirements. The amount of debt which may be authorized may in some cases be limited by the requirement that it not exceed a stated percentage of the assessable base upon which such taxes are levied.

	 In the opinion of counsel, the issuer may be sued in the event that it fails to perform its obligations under the general obligation debt to the holders of the debt, and any judgments resulting from such suits would be enforceable against the issuer. Nevertheless, a holder of the debt who has obtained any such judgment may be required to seek additional relief to compel the issuer to levy and collect such taxes as may be necessary to provide the funds from which a judgment may be paid. Although there is no Maryland law on this point, it is the opinion of counsel that the appropriate courts of Maryland have jurisdiction to entertain proceedings and power to grant additional relief, such as a mandatory injunction, if necessary, to enforce the levy and collection of such taxes and payment of the proceeds of the collection of the taxes to the holders of general obligation debt, pari passu, subject to the same constitutional limitations on enforcement, as described above, as apply to the enforcement of judgments against the State.


				    65


	 Local subdivisions, including counties and municipal corporations, are also authorized by law to issue special and limited obligation debt for certain purposes other than general governmental purposes. The source of payment of that debt is limited to certain revenues of the issuer derived from commercial activities operated by the issuer, payments made with respect to certain facilities or loans, and any funds pledged for the benefit of the holders of the debt. That special and limited obligation debt does not constitute a debt of the State, the issuer or any other political subdivision of either within the meaning of any constitutional or statutory limitation. Neither the State nor the issuer or any other political subdivision of either is obligated to pay the debt or the interest on the debt except from the revenues of the issuer specifically pledged to the payment of the debt. Neither the faith and credit nor the taxing power of the State, the issuer or any other political subdivision of either is pledged to the payment of the debt. The issuance of the debt is not directly or indirectly or contingently an obligation, moral or other, of the State, the issuer or any other political subdivision of either to levy any tax for its payment.

	 Special Authority Debt. The State and local governments have created several special authorities with the power to issue debt on behalf of the State or local government for specific purposes, such as providing facilities for non-profit health care and higher educational institutions, facilities for the disposal of solid waste, funds to finance single family and low-to-moderate income housing, and similar purposes. The Maryland Health and Higher Educational Facilities Authority, the Northeast Maryland Waste Disposal Authority, the Housing Opportunities Commission of Montgomery County, and the Housing Authority of Prince George's County are some of the special authorities which have issued and have outstanding debt of this type.

	 The debts of the authorities issuing debt on behalf of the State and the local governments are limited obligations of the authorities payable solely from and secured by a pledge of the revenues derived from the facilities or loans financed with the proceeds of the debt and from any other funds and receipts pledged under an indenture with a corporate trustee. The debt does not constitute a debt, liability or pledge of the faith and credit of the State or of any political subdivision or of the authorities. Neither the State nor any political subdivision thereof nor the authorities shall be obligated to pay the debt or the interest on the debt except from such revenues, funds and receipts. Neither the faith and credit nor the taxing power of the State or of any political subdivision of the State or the authorities is pledged to the payment of the principal of or the interest on such debt. The issuance of the debt is not directly or indirectly an obligation, moral or other, of the State or of any political subdivision of the State or of the authority to levy or to pledge any form of taxation whatsoever, or to make any appropriation, for their payment. The authorities have no taxing power.

	 Other Risk Factors. The manufacturing sector of Maryland's economy, which historically has been a significant element of the State's economic health, has experienced severe financial pressures and an overall contraction in recent years. This is due in part to the reduction in defense-related contracts and grants, which has had an adverse impact that is substantial and is believed to be disproportionately large compared with the impact on most other states. The State has endeavored to promote economic growth in other areas, such as financial services, health care and high technology. Whether the State can successfully make the transition from an economy reliant on heavy industries to one based on service-and science-oriented businesses is uncertain. Moreover, future economic difficulties in the service sector and high technology industries could have an adverse impact on the finances of the State and its subdivisions, and could adversely affect the market value of the Bonds in the Maryland Trust or the ability of the respective obligors to make payments of interest and principal due on such Bonds.

	 The State and its subdivisions, and their respective officers and employees, are defendants in numerous legal proceedings, including alleged torts and breaches of contract and other alleged violations of laws. Adverse decisions in these matters could require extraordinary appropriations not budgeted for, which could adversely affect the ability to pay obligations on indebtedness.


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MASSACHUSETTS

	 RISK FACTORS--The Commonwealth of Massachusetts and certain of its cities and towns have at certain times in the recent past undergone serious financial difficulties which have adversely affected and, to some degree, continue to adversely affect their credit standing. These financial difficulties could adversely affect the market values and marketability of, or result in default in payment on, outstanding bonds issued by the Commonwealth or its public authorities or municipalities, including the Debt Obligations deposited in the Trust. The following description highlights some of the more significant financial problems of the Commonwealth and the steps taken to strengthen its financial condition. Generally, the amounts provided herein are calculated on a statutory basis which may sometimes differ materially from that reported on a GAAP basis.

	 The effect of the factors discussed below upon the ability of Massachusetts issuers to pay interest and principal on their obligations remains unclear and in any event may depend on whether the obligation is a general or revenue obligation bond (revenue obligation bonds being payable from specific sources and therefore generally less affected by such factors) and on what type of security, if any, is provided for the bond. In order to constrain future debt service costs, the Executive Office for Administration and Finance established in November, 1988 an annual fiscal year limit on capital spending of $925 million, effective fiscal 1990. This limit has been increased to $1.05 billion. In January, 1990, legislation was enacted to impose a limit on debt service in Commonwealth budgets beginning in fiscal 1991. The law provides that no more than 10% of the total appropriations in any fiscal year may be expended for payment of interest and principal on general obligation debt of the Commonwealth (excluding the Fiscal Recovery Bonds discussed below). It should also be noted that Chapter 62F of the Massachusetts General Laws establishes a state tax revenue growth limit for each fiscal year equal to the average positive rate of growth in total wages and salaries in the Commonwealth, as reported by the federal government, during the three calendar years immediately preceding the end of such fiscal year. The limit could affect the Commonwealth's ability to pay principal and interest on its debt obligations. It is possible that other measures affecting the taxing or spending authority of Massachusetts or its political subdivisions may be approved or enacted in the future.

	 The Commonwealth has waived its sovereign immunity and consented to be sued under contractual obligations including bonds and notes issued by it. However, the property of the Commonwealth is not subject to attachment or levy to pay a judgment, and the satisfaction of any judgment generally requires legislative appropriation. Enforcement of a claim for payment of principal of or interest on bonds and notes of the Commonwealth may also be subject to provisions of federal or Commonwealth statutes, if any, hereafter enacted extending the time for payment or imposing other constraints upon enforcement, insofar as the same may be constitutionally applied. The United States Bankruptcy Code is not applicable to states.

	 Cities and Towns. During recent years limitations were placed on the taxing authority of certain Massachusetts governmental entities that may impair the ability of the issuers of some of the Debt Obligations in the Massachusetts Trust to maintain debt service on their obligations. Proposition 2 1/2, passed by the voters in 1980, led to large reductions in property taxes, the major source of income for cities and towns. Between fiscal 1981 and fiscal 1997, the aggregate property tax levy grew from $3.346 billion to $6.160 billion, representing an increase of approximately 84.1%. By contrast, according to federal Bureau of Labor Statistics, the Consumer price index for all urban consumers in Boston grew during the same period by approximately 97.7%.

	 During the 1980's, the Commonwealth increased payments to its cities, towns and regional school districts to mitigate the import of Proposition 2 1/2 on local programs and services. In fiscal 1998, approximately 20.6% of the Commonwealth's budget is estimated to be allocated to direct Local Aid. In addition to direct Local Aid, the Commonwealth has provided substantial indirect aid to local governments, including, for example, payments for MBTA assistance and debt service, pensions for teachers, pension cost-of-living allowances for municipal retirees, housing subsidies and the costs of courts and district attorneys that formerly had been paid by the counties.

	 Many communities have responded to the limitations imposed by Proposition 2 1/2 through statutorily permitted overrides and exclusions. Override activity steadily increased throughout the 1980's before peaking in fiscal 1991 and decreasing thereafter. In fiscal 1997, 17 communities had successful override referenda which added an aggregate of $5.4 million to their levy limits. In fiscal 1997, the impact of successful override referenda, going back as far as fiscal 1993, was to raise the levy limits of 114 communities by $48.8 million. Although Proposition 2 1/2 will continue to constrain local property tax revenues, significant capacity exists for overrides in nearly all cities and towns.

	 In addition to overrides, Proposition 2 1/2 allows a community, through voter approval, to assess taxes in excess of its levy limit for the payment of certain capital projects (capital outlay expenditure exclusions) and for the payment of specified debt service costs (debt exclusions). Capital exclusions were passed by 20 communities in fiscal 1997 and totaled $3.2 million. In fiscal 1997, the impact of successful debt exclusion votes going back as far as fiscal 1993, was to raise the levy limits of 236 communities by $612.9 million.

	 A statute adopted by voter initiative petition at the November, 1990 statewide election regulates the distribution of local aid to cities and towns. This statute requires that, subject to annual appropriation, no less than 40% of collections from personal income taxes, sales and use taxes, corporate excise taxes and lottery fund proceeds be distributed to cities and towns. Under the law, the local aid distribution to each city or town would equal no less than 100% of the total local aid received for fiscal 1989. Distributions in excess of fiscal 1989 levels would be based on new formulas that would replace the current local aid distribution formulas. By its terms, the new formula would have called for a substantial increase in direct local aid in fiscal 1992, and would call for such an increase in fiscal 1993 and in subsequent years. However, local aid payments expressly remain subject to annual appropriation by Legislature, and the appropriations for Local Aid since the enactment of the initiative law have not met the levels set forth in the initiative law.

	 Pension Liabilities. Comprehensive pension funding legislation approved in January, 1988 requires the Commonwealth to fund future pension liabilities currently and to amortize the Commonwealth's accumulated unfunded liabilities over 40 years. The unfunded actuarial accrued liability, as of January 1, 1996, relative to the state employees' and teachers' systems and the State-Boston retirement system, to Boston teachers and to the cost-of-living allowances for local systems, is reported in the schedule to be approximately $4.774 billion, $476.6 million and $1.470 billion, respectively, for a total unfunded actuarial liability of $6.720 billion. As of December 31, 1996 the Commonwealth's pension reserves had grown to approximately $7.7 billion. The fiscal 1998 budget of the Commonwealth adopts a 20-year flat payment schedule which will fund the unfunded employee pension liability by the year 2018, ten years earlier than the previous schedule.

	 Annual payments under the funding schedule through fiscal 1998 must be at least equal to the total estimated pay-as-you-go benefit cost in such year. As a result of this requirement, the funding requirements for fiscal 1998 and 1999 are estimated to be increased to approximately $1.046 billion and $1.059 billion, respectively. Acting Governor Cellucci has proposed overriding the foregoing requirement relating to the first ten years of the schedule in order to limit required expenditures in fiscal 1999 to approximately $945.3 million. Total pension expenditures increased from $868.2 million in fiscal 1993 to $1.005 billion in 1996 and $1.069 billion in 1997. The estimated pension expenditures for fiscal 1998 are approximately $1.046 billion.


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	 Pursuant to legislation enacted as part of the fiscal 1997 budget, public employees hired on or after July 1, 1996 must contribute 9% of their regular compensation to their retirement system except for state police hired on or after such date who must contribute 12%.

	 State Budget and Revenues. The Commonwealth's Constitution requires, in effect, that its budget be balanced each year. The Commonwealth's fiscal year ends June 30. The General Fund is the Commonwealth's primary operating fund; it also functions as a residuary fund to receive otherwise unallocated revenues and to provide monies for transfers to other funds as required. The condition of the General Fund is generally regarded as the principal indication of whether the Commonwealth's operating revenues and expenses are in balance; the other principal operating funds (the Local Aid Fund and the Highway Fund) are customarily funded to at least a zero balance.

	 Limitations on Commonwealth tax revenues have been established by enacted legislation and by public approval of an initiative petition which has become law. The two measures are inconsistent in several respects, including the methods of calculating the limits and the exclusions from the limits. The initiative petition does not exclude debt service on the Commonwealth's notes and bonds from the limits. State tax revenues in fiscal 1993 through fiscal 1997 were lower than the limits. The Executive Office for Administration and Finance currently estimates that state tax revenues in fiscal 1998 will not reach the limit imposed by either the initiative petition or the legislative enactment.

	 On July 28, 1990, the legislature enacted Chapter 151 which provides, among other matters, for the Commonwealth Fiscal Recovery Loan Act of 1990 and grants authorization for the Commonwealth to issue bonds in an aggregate amount up to $1.42 billion for purposes of funding the Commonwealth's fiscal 1990 deficit and certain prior year Medicaid reimbursement payments. Chapter 151 also provides for the establishment of the Commonwealth Fiscal Recovery Fund, deposits for which are derived from a portion of the Commonwealth's personal income tax receipts, are dedicated for this purpose and are to be deposited in trust and pledged to pay the debt service on these bonds. The Fiscal Recovery Bonds were retired in December, 1997.

	 State finance law provides for a Stabilization Fund, a Capital Projects Fund and a Tax Reduction Fund relating to the use of fiscal year-end surpluses. A limitation formerly equal to 0.5% of total tax revenues (less the amount of annual debt service costs) is imposed on the amount of any aggregate surplus in the Commonwealth's three principal budgeted operating funds which may be carried forward as a beginning balance for the next fiscal year and creates a reserve of such excess amounts to be used for specific purposes. Legislation adopted in May 1997 raised the statutory ceiling on the Stabilization Fund to 0.5% of budgeted revenues for the preceding fiscal year (as opposed to just tax revenues) and also provided that up to 40% of any fiscal year-end surplus may, prior to any transfer to the Stabilization Fund, be held in a separate account to be used for capital expenditures, if there is a negative balance in the state's capital funds. Amounts credited to the Stabilization Fund are not generally available to defray current year expenses without subsequent specific legislative authorization. Amounts in excess of the limit are to be transferred to the Tax Reduction Fund to be applied to the reduction of personal income taxes. For each of fiscal years 1995 and 1996, the Legislature overrode the general provisions governing deposits to or the use of excess balances in the Stabilization Fund by the enactment of one-time modifications.

	 The budgeted operating funds of the Commonwealth ended fiscal 1993 with a surplus of revenues and other sources over expenditures and other uses of $13.1 million and aggregate ending fund balances in the budgeted operating funds of the Commonwealth of approximately $562.5 million. Budgeted revenues and other sources for fiscal 1993 totaled approximately $14.710 billion, including tax revenues of $9.940 billion. Total revenues and other sources increased by approximately 6.9% from fiscal 1992 to fiscal 1993, while tax revenues increased by 4.7% for the same period. Commonwealth budgeted expenditures and other


				    68


uses in fiscal 1993 totaled approximately $14.696 billion, which is $1.280 billion or approximately 9.6% higher than fiscal 1992 expenditures and other uses.

	 Fiscal year 1994 tax revenue collections were $10.607 billion, $87 million below the Department of Revenue's fiscal year 1994 tax revenue estimate of $10.694 billion. Budgeted revenues and other sources, including non-tax revenues, collected in fiscal 1994 totaled approximately $15.55 billion. Budgeted expenditures and other uses of funds in fiscal 1994 were $15.523 billion.

	 As a result of comprehensive education reform legislation enacted in June, 1993, a large portion of general revenue sharing funds are earmarked for public education and are distributed through a formula designed to provide more aid to the Commonwealth's poorer communities. The legislation established a fiscal 1993 state spending base of approximately $1.288 billion for local education purposes and required annual increases in state expenditures for such purposes above that base, subject to appropriation, estimated to be approximately $175 million in fiscal 1994, approximately $396 million in fiscal 1995, approximately $629 million in fiscal 1996 and approximately $881 million in fiscal 1997, with additional annual increases anticipated in later years. The fiscal 1994, 1995, 1996 and 1997 budgets have fully funded the requirements imposed by this legislation.

	 Fiscal 1995 tax revenue collections were approximately $11.163 billion, approximately $12 million above the Department of Revenue's revised fiscal year 1995 tax revenue estimate of $11.151 billion, approximately $556 million, or 5.2%, above fiscal 1994 tax revenues of $10.607 billion. Budgeted revenues and other sources, including non-tax revenues, collected in fiscal 1995 were approximately $16.387 billion, approximately $837 million, or 5.4%, above fiscal 1994 budgeted revenues of $15.550 billion. Budgeted expenditures and other uses of funds in fiscal 1995 were approximately $16.251 billion, approximately $728 million, or 4.7%, above fiscal 1994 budgeted expenditures and uses of $15.523 billion. The Commonwealth ended fiscal 1995 with an operating gain of $137 million and an ending fund balance of $726 million.

	 The final fiscal 1995 supplemental budget modified, with respect to the fiscal 1995 year-end surplus, the provisions of state law governing deposits to the Stabilization Fund. For fiscal 1995, surplus funds as defined in the law (the sum of the undesignated fund balances at year-end in the three principal operating funds) in excess of the amount which can be carried forward as a beginning balance for fiscal 1996 were to be credited, first, to the Stabilization Fund, to the extent of 0.25% of total tax revenues, second, to a newly credited Cost Relief Fund, to the extent of 0.5% of total tax revenues, and, third to the Stabilization Fund to the extent of any remaining amount. Amounts in the Cost Relief Fund can be appropriated for environmental and sanitation purposes as well as for unanticipated obligations, unavoidable deficiencies or extraordinary expenditures of the Commonwealth. As calculated by the Comptroller, the amount of surplus funds (as so defined) for fiscal 1995 was approximately $94.9 million, of which $55.9 million was available to be carried forward as a beginning balance for fiscal 1996. Of the balance, approximately $27.9 million was deposited in the Stabilization Fund, and approximately $11.1 million was deposited in the Cost Relief Fund.

	 Budgeted operating funds of the Commonwealth ended fiscal 1996 with a surplus of revenues and other sources over expenditures and other uses of $446.4 million, resulting in aggregate ending fund balances in the budgeted operating funds of the Commonwealth of approximately $1.172 billion. Budgeted revenues and other sources for fiscal 1996 totaled approximately $17.328 billion, including tax revenues of approximately $12.049 billion. Budgeted revenues and other sources increased by approximately 5.7% from fiscal 1995 to fiscal 1996, while tax revenues increased by approximately 7.9% for the same period. Budgeted expenditures and other uses in fiscal 1996 totaled approximately $16.881 billion, an increase of approximately $630.6 million, or 3.9% over fiscal 1995. The fiscal 1996 year-end transfer to the Stabilization Fund amounted to approximately $177.4 million, bringing its balance to approximately $625 million, which exceeded the maximum then allowed under State law. Under state finance law, year-end


				    69


surplus amounts (as defined in the law) in excess of the amount that can remain in the Stabilization Fund are transferred to the Tax Reduction Fund, to be applied, subject to legislative appropriation, to the reduction of personal income taxes. The balance in the Tax Reduction Fund, as reflected in the 1996 Comptroller's Audited Financial Report, is approximately $231.7 million. Legislation approved by the Governor on July 30, 1996 appropriated $150 million from the Tax Reduction Fund for personal income tax reductions in fiscal 1997, to be implemented by a temporary increase in the amount of the personal exemption allowable for the 1996 taxable year. Legislation adopted in May, 1997 authorized the remaining balance of approximately $85 million in the Tax Reduction Fund to be applied toward an additional temporary personal exemption increase during the 1997 taxable year.

	 On October 31, 1997, the Comptroller released the Commonwealth's statutory basis financial report for 1997. Total fiscal 1997 expenditures were approximately $17.949 billion. Total fiscal 1997 budgeted revenues were approximately $18.170 billion. The report indicates that fiscal 1997 tax collections totaled approximately $12.864 billion, an increase of approximately $815 million, or 6.8%, over fiscal 1996 and approximately $357 million higher than the most recent official estimates released by the Secretary of Administration and Finance on May 20, 1997. The final fiscal 1997 supplemental appropriation bill established a Capital Investment Trust Fund to be administered by the Secretary of Administration and Finance and provided for the transfer of $229.8 million to such fund to be charged to fiscal 1997 in order to finance certain specified expenditures for equipment purchases, deferred maintenance and repairs, technology upgrades and capital purchases and improvements. The spending authorization will expire at the end of fiscal 1999, and any unexpended balances in this new fund will be transferred at that time to the Commonwealth Stabilization Fund. The bill also directed the transfer of $100 million to the Stabilization Fund (in addition to the $134.3 million transfer to the Stabilization Fund required by the general provisions of the state finance law and a $89.5 million transfer to the Capital Projects Funds for capital expenditures) and the transfer of $128 million to a Caseload Increase Mitigation Fund which had been established in the fiscal 1998 budget to fund possible unanticipated expenditures in the Commonwealth's welfare programs.

	 On July 10, 1997, the Governor signed an $18.4 billion budget for the 1998 fiscal year, an increase of 2.8% over anticipated fiscal 1997 expenditures. The budget is based on a consensus tax revenue forecast of $12.85 billion. After a review of first quarter fiscal 1998 tax receipts, the Executive Office for Administration and Finance revised the fiscal 1998 tax forecast upward to $13.2 billion. The 1998 tax revenue estimates were revised again on January 16, 1998, to reflect an increase of $100 million in tax revenues. The budget incorporates tax cuts valued by the Department of Revenue at $61 million and provides for an accelerated pension funding schedule. (On July 29, 1997, Governor Weld resigned in an attempt to secure his appointment as Ambassador to Mexico, and Lieutenant Governor Cellucci became the Acting Governor of the Commonwealth through the expiration of Governor Weld's term on January 7, 1999.) On July 30, 1997, the Acting Governor filed legislation that would reduce the tax rate over three calendar years. The Executive Office for Administration and Finance estimates that, should the legislation be adopted as filed, the static revenue impact of these changes would be a reduction in personal income tax collections of approximately $196 million in fiscal 1998, $587 million in fiscal 1999, $985 million in fiscal 2000, and $1.229 billion in fiscal 2001, at which time the rate reduction would be fully implemented. The Legislature has not yet acted on the proposal. Projected total fiscal 1998 expenditures are approximately $18.848 billion.

	 Year-to-date tax collections through January, 1998 total approximately $7.577 billion, approximately $395 million, or 5.5%, higher than collections in the corresponding period in fiscal 1997 and approximately $102 million higher than the midpoint of the benchmark range ($7.315 billion to $7.475 billion) contemplated by the Department of Revenue's January 16, 1998 estimates.

	 As of June 30, 1997, the Commonwealth had a cash position of approximately $902 million, not including the Stabilization Fund of $799 million. The most recent quarterly cash flow projections for fiscal


				    70


1998 were released by the State Treasurer and Secretary of Administration and Finance on December 11, 1997 and estimate the fiscal 1998 year-end cash position will be approximately $335.1 million. The projected year-end balance does not include any fiscal 1998 activity that may occur after June 30, 1998 nor the balance in the Stabilization Fund ($799.3 million at June 30, 1997) or interest earnings thereon expected during fiscal 1998; it does include $234 million to be transferred to the Stabilization Fund during fiscal 1998 on account of fiscal 1997. The cash flow statement forecasts, in connection with the Central Artery/Ted Williams Tunnel Project, that the Commonwealth will issue $350 million of notes in anticipation of future federal highway grants, noting that funding for such purposes has been extended on an interim basis through March 31, 1998, and that successor federal funding legislation is expected to be enacted during 1998. What the level of future highway aid will be for the Commonwealth remains uncertain.

	 On January 27, 1998, Acting Governor Paul Celucci submitted a $19.06 billion budget for fiscal 1999, or total spending of $19.49 billion after adjusting for shifts to and from off-budget accounts. The proposed fiscal 1999 spending level represents a $641.7 million, or 3.4%, increase over projected total fiscal 1998 expenditures of $18.848 billion. Budgeted revenues for fiscal 1999 are projected to be $18.961 billion, or $19.291 billion after adjusting for shifts to and from off-budget accounts. The Acting Governor's proposal projects a fiscal 1999 ending balance in the budgeted funds of $906.3 billion, including a Stabilization Fund Balance of $878.1 million. The Acting Governor's budget recommendation is based on a tax revenue estimate of $13.665 billion, a $510.7 million, or 3.9%, increase over fiscal 1998 projected tax revenues of $13.154 billion. The budget submission proposes reduction of the state income and unearned tax rates as well as the elimination of the state capital gains tax on the sale of homes.

	 During fiscal years 1993, 1994, 1995, 1996 and 1997, Medicaid expenditures were $3.151 billion, $3.313 billion, $3.398 billion, $3.416 billion and $3.456 billion, respectively. The average annual growth rate from fiscal 1993 to fiscal 1997 was 1.9%. The moderate rate of growth is due to a number of savings and cost control initiatives that the Division of Medical Assistance continues to implement and refine, including managed care, utilization review and the identification of third party liabilities. Fiscal 1998 spending for the current Medicaid program is projected to total $3.616 billion, an increase of 4.6% from fiscal 1997.

	 The liabilities of the Commonwealth with respect to outstanding bonds and notes payable as of January 1, 1998 totaled $14.469 billion. These liabilities consisted of $9.595 billion of general obligation debt, $629 million of special obligation debt, $3.954 billion of supported debt, and $291 million of guaranteed debt.

	 Capital spending by the Commonwealth rose from approximately $600 million in fiscal 1987 to $971 million in fiscal 1989. In November 1988, the Executive Office for Administration and Finance established an administrative limit on state financed capital spending in the Capital Projects Funds of $925 million per fiscal year. Capital expenditures were $575.9 million, $760.6 million, $902.2 million, $908.5 million and $956.3 million in fiscal 1993, 1994, 1995, 1996 and 1997, respectively. The growth in capital spending in the 1980's accounts for a significant rise in debt service expenditures since fiscal 1989. Debt service expenditures were $1.140 billion, $1.149 billion, $1.231 billion, $1.183 billion and $1.276 billion for fiscal 1993, fiscal 1994, fiscal 1995, fiscal 1996 and fiscal 1997, respectively, and are projected to be $1.224 billion for fiscal 1998. These amounts represent debt service payments on direct Commonwealth debt and do not include debt service on notes issued to finance the fiscal 1989 deficit and certain Medicaid-related liabilities, which were paid in full from non-budgeted funds. Also excluded are debt service contract assistance to certain state agencies and the municipal school building assistance program. In addition to debt service on bonds issued for capital purposes, the Commonwealth was obligated to pay the principal of and interest on the Fiscal Recovery Bonds described above, which were retired in December, 1997.


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	 In January, 1990 legislation was enacted to impose a limit on debt service in Commonwealth budgets beginning in fiscal 1991. The law provides that no more than 10% of the total appropriations in any fiscal year may be expended for payment of interest and principal on general obligation debt (excluding the Fiscal Recovery Bonds) of the Commonwealth. This law may be amended or appealed by the legislature or may be superseded in the General Appropriation Act for any year. From fiscal year 1991 through fiscal year 1997, this percentage has been below the limits established by this law. The estimated debt service for fiscal 1998 is estimated to fall below the limit as well.

	 Legislation enacted in December, 1989 imposes a limit on the amount of outstanding direct bonds of the Commonwealth. The limit for fiscal 1998 is $9.568 billion; as of July 1, 1997 there were $8.697 billion of outstanding direct bonds. The law provides that the limit for each subsequent fiscal year shall be 105% of the previous fiscal year's limit. The Fiscal Recovery Bonds were not included in computing the amount of bonds subject to this limit. Since this law's inception, the limit has never been reached.

	 In August, 1991, the Governor announced a five-year capital spending plan. The policy objective of the Five-Year Capital Spending Plan is to limit the debt burden of the Commonwealth by controlling the relationship between current capital spending and the issuance of bonds by the Commonwealth. In fiscal 1992, the annual limit was set at approximately $825 million. During fiscal 1995, the limit was raised to approximately $900 million and during fiscal 1998 to approximately $1.0 billion. For fiscal 1998 through 2002, the plan forecasts total capital spending to be financed by Commonwealth debt of approximately $5.05 billion, which is significantly below legislatively authorized capital spending levels. The current plan assumes that the projected level of capital spending will leverage additional federal transportation aid of approximately $4.164 billion for this period and also projects the issuance of $1.5 billion in grant anticipation notes in anticipation of future federal aid to be received during fiscal years 2003 to 2007 and beyond. The latter assumption will require a legislative increase in the authorization for grant anticipation notes. Up to $900 million of such notes are payable from Commonwealth bonds if federal grants are not available. Federal aid is uncertain beyond March 31, 1998, when the Intermodal Surface Transportation Efficiency Act of 1991 expires. The reauthorization of federal aid being considered by Congress is expected to run through the year 2002 or 2003, although it may be extended for shorter interim periods. Federal funds for the complete repayment of the grant anticipation notes contemplated by the five-year plan would have to be authorized by subsequently enacted successor legislation. The five-year plan also assumes that the projected level of payments from third-party agencies, such as the Massachusetts Turnpike Authority and the Massachusetts Port Authority, and from other sources will be $1.355 billion, such payments, however, being subject to certain conditions. In addition, a disputed initiative petition has been filed, which, if successful, could be expected to have a materially adverse effect on the ability of certain of such agencies to make such payments. The five-year plan further assumes the receipt by the Commonwealth of annual federal highway apportionments of $550 million and that by the completion of the Central Artery/Ted Williams Tunnel project of 2005, the project will have required expenditures totaling $11.6 billion, and that insurance reimbursements and proceeds from real estate disposition related to the project will be received after project completion. What the level of future federal highway aid will be for the Commonwealth remains uncertain.

	 Unemployment. The Massachusetts unemployment rate averaged 6.9%, 6.0%, 5.4%, 4.5% and 4.0% in calendar years 1993, 1994, 1995, 1996 and 1997, respectively. The Massachusetts unemployment rate in December, 1997 was 3.8% as compared to 3.9% in November, 1997 and 4.1% in December, 1996. The Massachusetts unemployment rates from and after 1994 are not comparable to prior rates due to a new procedure for computation which became effective in 1994.

	 The assets and liabilities of the Commonwealth Unemployment Compensation Trust Fund are not assets and liabilities of the Commonwealth. As of December 31, 1997 the private contributory sector of the Massachusetts Unemployment Trust Fund had a surplus of $1.356 billion. The Division of Employment and


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Training's January 1998 quarterly report indicates that the contributions provided by current law should result in a private contributory account balance of $1.649 billion in the Unemployment Compensation Trust Fund by December, 1998 and rebuild reserves in the system to $2.318 billion by the end of 2002.

	 Litigation. The Attorney General of the Commonwealth is not aware of any cases involving the Commonwealth which in his opinion would affect materially its financial condition. However, certain cases exist containing substantial claims, among which are the following.

	 Former residents of a state facility have commenced an action against the Commonwealth alleging that in the 1950's they were fed radioactive isotopes without their informed consent. The amount of potential liability is estimated to be $25 million.

	 The United States has brought an action on behalf of the U.S. Environmental Protection Agency alleging violations of the Clean Water Act and seeking to enforce the clean-up of Boston Harbor. The Massachusetts Water Resources Authority (the "MWRA") has assumed primary responsibility for developing and implementing a court approved plan and time table for the construction of the treatment facilities necessary to achieve compliance with the federal requirements. The MWRA currently projects the total cost of construction of the wastewater facilities required under the court's order not including costs pursuant to the draft combined sewer outflow plan ("CSO"), will be approximately $3.142 billion in current dollars, with approximately $601 million to be spent after June 30, 1997. With CSO costs, the MWRA anticipates spending approximately $901 million after that date. Under the Clean Water Act, the Commonwealth may be liable for any costs of complying with any judgment in this case to the extent that the MWRA or a municipality is prevented by state law from raising revenues necessary to comply with such a judgment.

	 On February 12, 1998, the U.S. Department of Justice filed a complaint seeking to compel the MWRA to construct a water filtration plant for water drawn from the Wachusett Reservoir and, together with the Metropolitan District Commission, to take certain watershed protection measures. Attorneys for all parties are negotiating and it is too early to determine the outcome of those negotiations.

	 A suit was brought by associations of bottlers challenging the 1990 amendments to the bottle bill which escheat abandoned deposits to the Commonwealth. In March of 1993, the Supreme Judicial Court upheld the amendments except for the initial funding requirement, which the Court held severable. The Superior Court has ruled that the Commonwealth is liable for a certain amount, including interest, as a result of the Supreme Judicial Court's decision, such amount to be determined in further proceedings. The Commonwealth in February 1996 settled with one group of plaintiffs with settlement payments totaling $7 million. Litigation with the other group of plaintiffs is still pending. The remaining potential liability is approximately $50 million.

	 In a suit filed against the Department of Public Welfare, plaintiffs allege that the Department has unlawfully denied personal care attendant services to severely disabled Medicaid recipients. The Court has denied plaintiffs' motion for a preliminary injunction and class certification. If plaintiffs were to prevail on their claims, the suit could cost the Commonwealth as much as $200 million per year. In September 1995, the parties argued cross motions for summary judgment, which are now under advisement.

	 There are several large eminent domain cases pending against the Commonwealth with potential liability aggregating $180 million.

	 The constitutionality of the former version of the Commonwealth's bank excise tax has been challenged by a Massachusetts bank. In 1992, several pre-1992 petitions, which raised the same issues, were settled prior to a board decision. The petitioner has now filed claims with respect to 1993 and 1994 claiming


				    73


the tax violated the Commerce Clause of the United States Constitution by including the bank's worldwide income without apportionment. Another Massachusetts bank has raised the same claims as outlined above.
The Commonwealth's potential aggregate liability is $286 million.

	 In March 1995, the Supreme Judicial Court held that certain deductions from the net worth measure of the Massachusetts corporate excise tax violate the Commerce Clause of the United States Constitution. In October 1995, the United States Supreme Court denied the Commonwealth's petition for a writ of certiorari. A partial final judgment for tax years ending prior to January 1, 1995 was subsequently entered by the Supreme Judicial Court. The Department of Revenue estimates that tax revenues in the amount of $40 million to $55 million may be abated as a result of this decision. On May 13, 1996, the Supreme Judicial Court entered an order for judgment for tax years ending on or after January 1, 1996. A final judgment was entered on June 6, 1996. The Department of Revenue is estimating the fiscal impact of that ruling; to date it has paid approximately $15 million in abatements in accordance with the judgement.

	 The Commonwealth has commenced an action and has been named a defendant in another action brought as a result of indoor air quality problems in a building previously leased by the Commonwealth. Potential liability to the Commonwealth in each case is approximately $25 million.

	 A putative class action has been brought against the Commonwealth seeking to invalidate the savings bank life insurance statute. Potential liability to the Commonwealth is $71 million. On October 16, 1997, the court dismissed the case on statute-of-limitations grounds. The plaintiff has filed a notice of appeal.

	 There are also several other tax matters in litigation which may result in an aggregate liability in excess of $75 million.

	 Ratings. The ratings by the three bond rating agencies, Standard & Poor's, Moody's Investors Service, Inc. and Fitch IBCA, Inc., on Massachusetts general obligation debt reached lows in 1989-1990 of BBB, Baa and A, respectively, where they remained until 1992-1993 when they were all increased. Currently, the Commonwealth's general obligation debt is rated at AA-, A1 and AA- by Standard & Poor's, Moody's and Fitch IBCA, respectively.

	 Ratings may be changed at any time and no assurance can be given that they will not be revised or withdrawn by the rating agencies, if in their respective judgments, circumstances should warrant such action. Any downward revision or withdrawal of a rating could have an adverse effect on market prices of the bonds.


MICHIGAN

	 RISK FACTORS--Due primarily to the fact that the leading sector of the State's economy is the manufacturing of durable goods, economic activity in the State has tended to be more cyclical than in the nation as a whole. While the State's efforts to diversify its economy have proven successful, as reflected by the fact that the share of employment in the State in the durable goods sector has fallen from 33.1 percent in 1960 to 17.1 percent in 1995, durable goods manufacturing still represents a sizable portion of the State's economy. As a result, any substantial national economic downturn is likely to have an adverse effect on the economy of the State and on the revenues of the State and some of its local governmental units. Historically, the average monthly unemployment rate in the State has been higher than the average figures for the United States. More recently, the State's unemployment rate has remained below the national average. During 1996, the average monthly unemployment rate in this State was 4.9% as compared to a national average of 5.4% in the United States.


				    74


	 The State's economy could be affected by changes in the auto industry, notably consolidation and plant closings resulting from competitive pressures and over-capacity. The financial impact on the local units of government in the areas in which plants are or have been closed could be more severe than on the State as a whole. State appropriations and State economic conditions in varying degrees affect the cash flow and budgets of local units and agencies of the State, including school districts and municipalities, as well as the State of Michigan itself.

	 The Michigan Constitution limits the amount of total revenues of the State raised from taxes and certain other sources to a level for each fiscal year equal to a percentage of the State's personal income for the prior calendar year. In the event the State's total revenues exceed the limit by 1% or more, the Constitution requires that the excess be refunded to taxpayers. To avoid exceeding the revenue limit in the State's 1994-95 fiscal year the State refunded approximately $113 million through income tax credits for the 1995 calendar year. The State Constitution does not prohibit the increasing of taxes so long as revenues are expected to amount to less than the revenue limit and authorizes exceeding the limit for emergencies when deemed necessary by the governor and a two-thirds vote of the members of each house of the legislature. The State Constitution further provides that the proportion of State spending paid to all local units to total spending may not be reduced below the proportion in effect in the 1978-79 fiscal year. The Constitution requires that if the spending does not meet the required level in a given year an additional appropriation for local units is required for the following fiscal year. The State Constitution also requires the State to finance any new or expanded activity of local units mandated by State law. Any expenditures required by this provision would be counted as State spending for local units for purposes of determining compliance with the provisions cited above.

	 The State Constitution limits State general obligation debt to (i) short-term debt for State operating purposes; (ii) short-and long-term debt for purposes of making loans to school districts; and (iii) long-term debt for a voter-approved purpose. Short-term debt for operating purposes is limited to an amount not in excess of fifteen (15%) percent of undedicated revenues received by the State during the preceding fiscal year and must mature in the same fiscal year in which it is issued. Debt incurred by the State for purposes of making loans to school districts is recommended by the Superintendent of Public Instruction who certifies the amounts necessary for loans to school districts for the ensuing two (2) calendar years. These bonds may be issued without vote of the electors of the State and in whatever amount required. There is no limit on the amount of long-term voter-approved State general obligation debt. In addition to the foregoing, the State authorizes special purpose agencies and authorities to issue revenue bonds payable from designated revenues and fees. Revenue bonds are not obligations of the State and in the event of shortfalls in self-supporting revenues, the State has no legal obligation to appropriate money to meet debt service payments. The Michigan State Housing Development Authority has a capital reserve fund pledged for the payment of debt service on its bonds derived from State appropriation. The act creating this Authority provides that the Governor's proposed budget include an amount sufficient to replenish any deficiency in the capital reserve fund. The legislature, however, is not obligated to appropriate such moneys and any such appropriation would require a two-thirds vote of the members of the legislature. Obligations of all other authorities and agencies of the State are payable solely from designated revenues or fees and no right to certify to the legislature exists with respect to those authorities or agencies.

	 The State finances its operations through the State's General Fund and special revenue funds. The General Fund receives revenues of the State that are not specifically required to be included in the Special Revenue Fund. General Fund revenues are obtained approximately 55% from the payment of State taxes and 45% from federal and non-tax revenue sources. The majority of the revenues from State taxes are from the State's personal income tax, single business tax, use tax, sales tax and various other taxes. Approximately 60% of total General Fund expenditures have been for State support of public education and for social services programs. Other significant expenditures from the General Fund provide funds for law enforcement,


				    75


general State government, debt service and capital outlay. The State Constitution requires that any prior year's surplus or deficit in any fund must be included in the next succeeding year's budget for that fund.

	 In recent years, the State of Michigan has reported its financial results in accordance with generally accepted accounting principles. For each of the last five fiscal years the State ended the fiscal year with its General Fund in balance after transfers from the General Fund to the Budget Stabilization Fund. Those and certain other transfers into and out of the Fund raised the balance in the Budget Stabilization Fund to $1.15 billion as of September 30, 1996. In all but one of the last five fiscal years the State has borrowed between $500 million and $900 million for cash flow purposes. It borrowed $900 million in each of the 1996 and 1997 fiscal years.

	 In January 1998, Standard & Poor's raised its rating on the State's general obligation bonds to AA+. In July 1995, Moody's raised the State's general obligation credit rating to Aa. Fitch Investor's Service has issued a rating of Aa on the State's general obligation bonds.

	 Amendments to the Michigan Constitution which place limitations on increases in State taxes and local ad valorem taxes (including taxes used to meet debt service commitments on obligations of taxing units) were approved by the voters of the State of Michigan in November 1978 and became effective on December 23, 1978. To the extent that obligations in the Portfolio are tax-supported and are for local units and have not been voted by the taxing unit's electors and have been issued on or subsequent to December 23, 1978, the ability of the local units to levy debt service taxes might be affected.

	 State law provides for distributions of certain State collected taxes or portions thereof to local units based in part on population as shown by census figures and authorizes levy of certain local taxes by local units having a certain level of population as determined by census figures. Reductions in population in local units resulting from periodic census could result in a reduction in the amount of State collected taxes returned to those local units and in reductions in levels of local tax collections for such local units unless the impact of the census is changed by State law. No assurance can be given that any such State law will be enacted. In the 1991 fiscal year, the State deferred certain scheduled payments to municipalities, school districts, universities and community colleges. While such deferrals were made up at later dates, similar future deferrals could have an adverse impact on the cash position of some local units. Additionally, while total State revenue sharing payments have increased in each of the last five years, the State reduced revenue sharing payments to municipalities below that level otherwise provided under formulas in each of those fiscal years.

	 On March 15, 1994, the electors of the State voted to amend the State's Constitution to increase the State sales tax rate from 4% to 6% and to place an annual cap on property assessment increases for all property taxes. Companion legislation also cut the State's income tax rate from 4.6% to 4.4%, reduced some property taxes for school operating purposes and shifted the balance of school funding sources among property taxes and state revenues, some of which are being provided from new or increased State taxes. The legislation also contains other provisions that may reduce or alter the revenues of local units of government and tax increment bonds could be particularly affected. While the ultimate impact of the constitutional amendment and related legislation cannot yet be accurately predicted, investors should be alert to the potential effect of such measures upon the operations and revenues of Michigan local units of government.

	 In addition, the State Legislature recently adopted a package of state tax cuts including a phase-out of the intangibles tax, an increase in exemption amount for the personal income tax and reductions in the single business tax.

	 The State is a party to various legal proceedings seeking damages or injunctive or other relief. In addition to routine litigation, certain of these proceedings could, if unfavorably resolved from the point of


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view of the State, substantially affect State or local programs or finances.
These lawsuits involve programs generally in the area of corrections, highway maintenance, social services, tax collection, commerce and budgetary reductions to governmental units and court funding.

	 In November of 1997, the State Legislature adopted legislation to provide for the funding of claims of local schools districts, some of whom had alleged in a lawsuit, Durant v State of Michigan, that the State had, over a period of years, paid less in school aid than required by the State's Constitution. Under this legislation, the State will be required to pay to school districts which were plaintiffs in the suit not more than $212 million from the Budget Stabilization Fund on April 15, 1998, and to other school districts from the Budget Stabilization Fund (i) an additional $32 million per year in the fiscal years 1998-99 through 2007-08, and (ii) up to an additional $40 million per year in the fiscal years 1998-99 through 2012-13.

	 The foregoing financial conditions and constitutional provisions could adversely affect the State's or local unit's ability to continue existing services or facilities or finance new services or facilities, and, as a result, could adversely affect the market value or marketability of the Michigan obligations in the Portfolio and indirectly affect the ability of local units to pay debt service on their obligations, particularly in view of the dependency of local units upon State aid and reimbursement programs.

	 The Portfolio may contain obligations of the Michigan State Building Authority. These obligations are payable from rentals to be paid by the State as part of the State's general operating budget. The foregoing financial conditions and constitutional provisions could affect the ability of the State to pay rentals to the Authority and thus adversely affect payment of the State Building Authority Bonds.

	 The Portfolio may contain obligations issued by various school districts pledging the full faith and credit of the school district. The ability of the school district to pay debt service may be adversely affected by those factors described above for general obligation bonds and, if the obligations were not voted by that schools' district's electors, by the restructuring of school operating funding as described above. The school district obligations also may be qualified for participation in the Michigan School Bond Loan Fund. If the bonds are so qualified, then in the event the school district is for any reason unable to pay its debt service commitments when due, the school district is required to borrow the deficiency from the School Bond Loan Fund and the State is required to make the loan. The School Bond Loan Fund is funded by means of debt obligations issued by the State. In the event of fiscal and cash flow difficulties of the State the availability of sufficient cash or the ability of the State to sell debt obligations to fund the School Bond Loan Fund may be adversely affected and this could adversely affect the ability of the State to make loans it is required to make to school districts issuing qualified school bonds in the event the school district's tax levies are insufficient therefor.


MINNESOTA

	 RISK FACTORS--The State of Minnesota and other governmental units and agencies, school systems and entities dependent on government appropriations or economic activity in Minnesota have, in the past, suffered cash deficiencies and budgetary difficulties due to changing economic conditions. Unfavorable economic trends, such as a decline in economic activity or recession, and other factors described below could adversely affect the Debt Obligations and the value of the Portfolio.

	 Recessions in the national economy and other factors have had an adverse impact on the economy of Minnesota and State budgetary balances. As a consequence, during the budgetary bienniums ended in 1981, 1983, 1987, 1991 and 1993, the State found it necessary to revise revenue forecasts downward and the State legislature was required to take remedial action to bring the State's budget into balance on a number of occasions. The State is constitutionally required to maintain a balanced budget.


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	 In the 1995-1997 biennium, as a consequence of strong economic growth, additional revenues were realized and expenditures in addition to the original budget for the biennium were authorized by the legislature.

	 In its regular and first special session in May and June 1997, the legislature adopted a budget for the 1997-1999 biennium which provided for revenues of $20.3 billion, expenditures of $20.9 billion and maintenance of a cash flow reserve account at $350 million, a budget reserve account at $522 million, a new property tax reserve account at $46 million and an appropriations carried forward account at $72 million, and projected a budgetary surplus of $32 million at the end of the biennium. The most significant revenue measure enacted by the legislature was a $500 million property tax rebate in the form of an income tax credit for taxes filed in 1998. Total budgeted expenditures increased 11.5% over the previous biennium, with significant increases in education finance, health and human services and anticipated property tax reform.

	 In November 1997, the Minnesota Department of Finance forecast a $1.3 billion budgetary surplus for the end of the biennium on June 30, 1999. Pursuant to previously enacted allocations, $81 million of the surplus is dedicated to education tax credits or deductions, $826 million is credited to the property tax reform reserve and $421 million is available for general fund use. A variety of tax reduction, rebate and expenditure proposals to deal with the projected surplus have been placed before the legislature, which commenced its interim session in January 1998. In addition, the Governor has proposed a $1.0 billion capital budget for higher education, economic development, environmental uses and other purposes, which would be financed by $821 million in general obligation bonds and general fund and trunk highway fund sources. As of January 1, 1998, the total State general obligation bonds outstanding was approximately $2.2 billion and the total authorized but unissued was approximately $660 million.

	 The January 1998 Department of Finance economic update indicated that tax receipts continued at a rate higher than forecast through the end of 1997 but cautioned that general economic predictions for 1998 were more restrained than in 1997, principally as a consequence of the economic and financial difficulties occurring in Asia.

	 Any economic and budgetary difficulties could require the State, its agencies, local units of government, schools and other instrumentalities which depend for operating funds and debt service on State revenues or appropriations or on other sources of revenue which may be affected by economic conditions to expand revenue sources or curtail services or operations in order to meet payments on their obligations. Recent forecasts by the Minnesota Department of Finance have been based on an assumption of continuing economic growth and its favorable impact on State revenues and expenditures. Concerns have also been raised regarding the cost of debt service and the capacity of the State to authorize additional major bonding. The Sponsors are unable to predict whether or to what extent adverse economic conditions may affect the State, other units of government, State agencies, school districts and other affected entities and the impact thereof on the ability of issuers of Debt Obligations in the Portfolio to meet payment obligations. To the extent any difficulties in making payment are perceived, the market value and marketability of Debt Obligations in the Portfolio, the asset value of the Minnesota Trust and interest income to the Minnesota Trust could be adversely affected.

	 In action related to the budgetary and funding difficulties experienced by the State during the 1980-1983 recession, Standard & Poor's reduced its rating on the State's outstanding general obligation bonds from AAA to AA+ in August 1981 and to AA in March 1982. Moody's lowered its rating on the State's outstanding general obligation bonds from Aaa to Aa in April 1982. In January 1985, Standard & Poor's announced an upgrading in its rating for the State's outstanding general obligation bonds from AA to AA+. In July 1993, Fitch's raised its rating for the State's bonds from AA+ to AAA. In March 1994, Moody's announced an upgrading in its rating from Aa to Aa1 and in May 1996 raised its rating again to

Aaa. In July 1997, Standard & Poor's announced an upgrading in its rating to AAA. These improved ratings were applied to the State's issuance of $226 million in general obligation bonds in August 1997.

	 Certain issuers of obligations in the State, such as counties, cities and school districts, rely in part on distribution, aid and reimbursement programs allocated from State revenues and other governmental sources for the funds with which to provide services and pay those obligations. Accordingly, legislative decisions and appropriations have a major impact on the ability of such governmental units to make payments on any obligations issued by them. In addition, the State and certain State agencies, such as the Minnesota Housing Finance Agency, University of Minnesota, Minnesota Higher Education Services Office, Minnesota State Colleges and University Board, Minnesota Higher Education Facilities Authority, Minnesota State Armory Building Commission, Minnesota State Zoological Board, Minnesota Rural Finance Authority, Minnesota Public Facilities Authority, Minnesota Agricultural and Economic Development Board and Iron Range Resources and Rehabilitation Board, also issue bonds which are not general obligation debts of the State. The payment of these obligations is generally subject to revenues generated from prescribed sources or by the agencies themselves, the projects funded or discretionary appropriations of the legislature. The particular source of payment and security is detailed in the instruments themselves and related offering materials. In one instance, after default by the Minnesota State Zoological Society in installment payments supporting tax-exempt certificates of participation issued to construct a monorail system, the legislature refused to appropriate funds to supply the deficiency. A decision of the Minnesota Supreme Court sustained the legislature's position that no State obligation had been created.

	 A final decision in a case which held the Minnesota excise tax on banks to be unconstitutional resulted in an initially estimated judgment, including interest to the date of judgment in 1994, of $327 million. In 1995 the legislature authorized the Commissioner of Finance to issue up to $400 million in State revenue bonds to pay the judgment and related obligations. The State sold $200 million of the bonds in May 1996. The debt service on the bonds is secured by and payable from a portion of State lottery proceeds, federal and third party reimbursements for medical expenses and non-dedicated departmental receipts, all of which have previously been credited to the State general fund. Receipts from these sources are to be held in a special reserve fund with the expected excess over debt service requirements being transferred to the general fund. The bonds issued for this purpose are not general obligations of the State and the revenue sources supporting the bonds are subject to risks of adverse legislative, executive or judicial action and economic conditions. The Commissioner of Revenue has reduced the estimated total liability to the plaintiffs to approximately $216 million. Most of the bond proceeds have been expended to cover the judgment and the legislature has appropriated $16.6 million to pay amounts in excess of the bond proceeds. However, new claims have been filed against the State by plaintiffs not part of the original litigation, which claims could aggregate $40 million. The State has contested these claims as barred by the statute of limitations.

	 The State is also a party to other litigation in which a contrary decision could adversely affect the State's tax revenues or fund balances, the most significant of which are as follows. First, the St. Paul School District and several individual plaintiffs have commenced a suit claiming that the State has failed to provide sufficient resources to the district to enable it to provide an adequate education to the district's poor and minority students and students in need of special education and English instruction. The complaint seeks declaratory relief and an order that the State provide the district with the resources it needs. The potential costs to the State have not been quantified. The State's motion to dismiss the district's complaint for failure to state a claim upon which relief can be granted was denied by the trial court and the State Court of Appeals denied the State's request for discretionary review of that decision. The State has filed a petition for discretionary review by the State Supreme Court and has also brought a motion in the trial court to dismiss the individual plaintiffs' complaints and for judgment on the pleadings as to the district's complaint. Second, the Minnesota Branch of the NAACP and several Minneapolis school children and their parents have brought suit against the State claiming that the segregation of minority and poor students in the Minneapolis public schools has deprived the students of an adequate education equal to that received by students in suburban schools. The suit is a class action seeking a mandatory injunction and attorneys' fees. Injunctive relief could force the State to provide substantial additional funding for the Minneapolis schools, and if the State were required to pay the cost of alleviating the causes or effects of segregated housing, substantial additional expenditures could be required. The district court denied the State's motion to dismiss the case and denied the plaintiffs' motion for partial summary judgment. The district court has issued an order certifying certain legal questions for appeal by the Minnesota Supreme Court. Third, twelve corporations have filed a claim in the Minnesota Tax Court claiming unconstitutional treatment under certain provisions of the Minnesota tax law. The most significant issue involves a provision which provides a special research and development credit only to domiciliary corporations. The Department of Revenue has not determined the potential refund liability were the plaintiffs and all similarly-situated taxpayers to prevail. Fourth, the State has been sued by plaintiffs seeking certain special education services in private, parochial schools. Unspecified damages, costs and attorneys' fees are claimed and any relief granted could result in additional expenditures for education programs. Adverse decisions in the foregoing and other cases which individually or collectively may exceed several hundred million dollars in amount could require extraordinary appropriations or expenditure reductions and could have a material adverse effect on the financial condition of the State, its agencies or subdivisions. The Sponsors are unable to make any prediction concerning the ultimate outcome or impact of decisions in any litigation affecting the State.


MISSISSIPPI

	 RISK FACTORS--The financial condition of the State may be affected by international, national and regional economic, political and environmental conditions beyond the State's control, which in turn could affect the market value and income of the obligations of the Mississippi Trust and could result in a default with respect to such obligations. The following information constitutes a brief summary of certain legal, governmental, budgetary and economic matters which may or may not affect the financial condition of the State, but does not purport to be a complete listing or description of all such factors. None of the following information is relevant to Puerto Rico or Guam Debt Obligations which may be included in the Mississippi Trust. Such information was compiled from publicly available information as well as from oral statements from various State agencies. Although the Sponsors and their counsel have not verified the accuracy of the information, they have no reason to believe that such information is not correct.

	 Budgetary and Economic Matters. The State operates on a fiscal year beginning July 1 and ending June 30, with budget preparations beginning on approximately August 1, when all agencies requesting funds submit budget requests to the Governor's Budget Office and the Legislative Budget Office. The budgets, in the form adopted by the legislature, are implemented by the Department of Finance and Administration.

	 State operations are funded by General Fund revenues, Educational Enhancement Fund revenues and Special Fund receipts. For the fiscal year ending June 30, 1996, approximately $4.7 billion in revenues were collected by the Special Fund. The major source of such receipts was $2.24 billion from federal grants-in-aid, including $1.40 billion for public health and welfare and $358.1 million for public education.

	 The General Fund revenues are derived principally from sales, income, corporate and excise taxes, profits from wholesale sales of alcoholic beverages, interest earned on investments, proceeds from sales of various supplies and services, and license fees. For the fiscal year ending June 30, 1996, of the $2.70 billion in General Fund receipts, sales taxes accounted for 40.0%, individual income taxes for 27.4%, and corporate income taxes for 9.7%. Sales taxes, the largest source of General Fund revenues, can be adversely affected by downturns in the economy.

	 Mississippi's recent legalization of dockside gaming is having a substantial impact on the State's revenues. With 30 casinos operating in the State as of June 30, 1996, fiscal year 1996 gaming license fees and gaming tax revenues transferred to the General Fund for the State amounted to $110.4 million as compared to $128.8 million in fiscal year 1995. Additionally, $34.2 million representing 25% in gaming tax revenues have been dedicated to repayment of bonds issued for construction of certain gaming-related highway projects.

	 Each year the legislature appropriates all General Fund, Educational Enhancement Fund and most Special Fund expenditures. Those Special Funds that are not appropriated by the legislature are subject to the approval of the Department of Finance and Administration. In the fiscal year ending June 30, 1996, approximately 59.1% of the General Fund was expended on public and higher education. The areas of public health and public works were the two largest areas of expenditures from the Special Fund. The Education Enhancement Fund collections (funded from a 1% increase in sales and use taxes enacted in 1992) totaled approximately $159.5 million in fiscal year 1995. These funds are appropriated by the Legislature for the purpose of providing additional funding for grades K-12, community colleges and institutions of higher learning.

	 The Department of Finance and Administration has the authority to reduce allocations to agencies if revenues fall below the amounts projected during the budgeting phase and may also, in its discretion, restrict a particular agency's monthly allotment if it appears that an agency may deplete its appropriations prior to the close of the fiscal year. Despite budgetary controls, the State has experienced cash flow problems in the past. In the 1991 fiscal year, because State revenue collections fell below projections and due to a General Fund cash balance on July 1, 1991 below expectations, across-the-board budget reductions totaling approximately $85.1 million were suffered by State agencies to avoid a year-end deficit. In fiscal year 1992, total revenue collections were nearly $48 million below projections. As a result of this shortfall, State agencies were forced to implement an estimated 3.5% cut in their respective budgets. However, fiscal year 1994 revenue collections were nearly $259.2 million or 12.15% above projections. For 1995, revenue collections nearly matched the estimated revenues with a 0.01% shortfall. Fiscal year 1996 revenue collections exceeded the budgeted estimates by 0.77%. Commencing with fiscal year 1994, the aggregate appropriation from the General Fund is limited to 98% of the sum of the official revenue estimate and the estimated prior year ending cash balance. In an effort to prevent agencies from being forced to implement budget cuts, the Mississippi legislature authorized the Working Cash-Stabilization Fund in order to provide a safeguard during stressed economic times. The Working Cash-Stabilization Fund which reached its maximum balance of $201.0 million or 7.5% of the General Fund appropriations for fiscal year 1996 can be used to meet revenue and cash flow shortfalls as well as provide funds during times of national disasters in the State.

	 Despite this growth, Mississippi ranks 31st among the 50 states, with a population of 2.67 million people for 1995. As of May 1996, Mississippi's unemployment rate was 6.3%, slightly above the State's 1995 level of 6.1%. The nation's unemployment rate as of May 1996 was 5.6%.

	 As of May 1996 the manufacturing sector of the economy, the largest employer in the State, employed approximately 245,000 persons or 22.6% of the total nonagricultural employment. Within the manufacturing sector, the four leading employers by product category were the lumber industry, the apparel industry, the food products industry, and the furniture industry. For 1995, the average employment for these industries was 27,800, 26,400, 28,300 and 27,900, respectively. Agriculture contributes significantly to the State's economy as agriculture-related cash receipts amounted to $3.15 billion for 1994. The number of persons employed by the agricultural sector of the State's labor force during May of 1996 was 45,100. The State continues to be a large producer of cotton and timber and, as a result of research and promotion, the agricultural sector has diversified into the production of poultry, catfish, rice, blueberries and muscadines.

	 Mississippi has not been without its setbacks; for instance, the NASA solid fuel rocket motor plant in Tishomingo County, which was originally scheduled to open in 1995 and expected to result in approximately 3,500 jobs, was closed due to recent federal budget cuts. Additionally, since the inception of legalized dockside gambling, six casinos located in Mississippi have sought protection under federal bankruptcy laws.

	 Total personal income in Mississippi increased 4.7% in 1995 as compared to a 5.0% increase for the United States. However, Mississippi's per capita income of $16,531 in 1995 was approximately 73% of the national average. The number of bankruptcies filed in Mississippi during 1996, on an annualized basis, is 13,946, a 17.8% increase over the 1995 level of 11,831.

	 Bonds. The State, counties, municipalities, school districts, and various other districts are authorized to issue bonds for certain purposes. Mississippi has historically issued four types of bonds: general obligation, revenue, refunding and self-supporting general obligation. In the 1994 and 1995 fiscal years, the State issued general obligation bonds in amounts totaling $284.6 million and $311.9 million, respectively. In fiscal year 1996, the State issued bonds totaling approximately $288.7 million. The total bond indebtedness of the State has increased from a level of $432.5 million on July 1, 1987 to $1.25 billion as of July 1, 1996.

	 The issuance of bonds must be authorized by legislation governing the particular project to be financed. Such legislation provides the State Bond Commission, comprised of the Governor as Chairman, the State Attorney General as Secretary and the State Treasurer as a member, with the authority to approve and authorize the issuance of bonds.

	 The general obligation bonds of the State are currently rated Aa by Moody's Investors Service, Inc. and AA by Standard and Poor's Ratings Group. There can be no assurance that the conditions such ratings are based upon will continue or that such ratings will not be revised downward or withdrawn entirely by either or both agencies.

	 Litigation. The Attorney General's Office has reviewed the status of cases in which the State is a defendant wherein the obligations of the State's financial resources may be materially adversely affected. The following cases, though not an entire list, are a representative sampling of the most significant cases which could materially affect the State's financial position: (1) a suit against the State regarding conditions at its penal institutions; and (2) an action against the State Tax Commission challenging the apportionment formula for taxation of multi-state corporations.

	 Summary. The financial condition of the State of Mississippi may be affected by numerous factors, most of which are not within the control of the State or its subdivisions. The Sponsors are unable to predict to what extent, if any, such factors would affect the ability of the issuers of the Debt Obligations to meet payment requirements.


MISSOURI

	 RISK FACTORS--Revenue and Limitations Thereon. Article X, Sections 16-24 of the Constitution of Missouri (the "Hancock Amendment"), imposes limitations on the amount of State taxes which may be imposed by the General Assembly of Missouri (the "General Assembly") as well as on the amount of local taxes, licenses and fees (including taxes, licenses and fees used to meet debt service commitments on debt obligations) which may be imposed by local governmental units (such as cities, counties, school districts, fire protection districts and other similar bodies) in the State of Missouri in any fiscal year.

	 The State limit on taxes is tied to total State revenues for fiscal year 1980-81, as defined in the Hancock Amendment, adjusted annually in accordance with the formula set forth in the amendment, which adjusts the limit based on increases in the average personal income of Missouri for certain designated periods. The details of the amendment are complex and clarification from subsequent legislation and further judicial decisions may be necessary. Generally, if the total State revenues exceed the State revenue limit imposed by Section 18 of Article X by more than one percent, the State is required to refund the excess. The State revenue limitation imposed by the Hancock Amendment does not apply to taxes imposed for the payment of principal and interest on bonds, approved by the voters and authorized by the Missouri Constitution. The revenue limit also can be exceeded by a constitutional amendment authorizing new or increased taxes or revenue adopted by the voters of the State of Missouri.

	 The Hancock Amendment also limits new taxes, licenses and fees and increases in taxes, licenses and fees by local governmental units in Missouri. It prohibits counties and other political subdivisions (essentially all local governmental units) from levying new taxes, licenses and fees or increasing the current levy of an existing tax, license or fee without the approval of the required majority of the qualified voters of that county or other political subdivision voting thereon.

	 When a local government unit's tax base with respect to certain fees or taxes is broadened, the Hancock Amendment requires the tax levy or fees to be reduced to yield the same estimated gross revenue as on the prior base. It also effectively limits any percentage increase in property tax revenues to the percentage increase in the general price level (plus the value of new construction and improvements), even if the assessed valuation of property in the local governmental unit, excluding the value of new construction and improvements, increases at a rate exceeding the increase in the general price level.

	 School Desegregation Lawsuits. Desegregation lawsuits in St. Louis and Kansas City continue to require significant levels of state funding and are sources of uncertainty; litigation continues on many issues, notwithstanding a 1995 U.S. Supreme Court decision favorable to the State in the Kansas City desegregation litigation, court orders are unpredictable, and school district spending patterns have proven difficult to predict. The State paid $282 million for desegregation costs in fiscal 1994, $315 million for fiscal 1995 and $274 million for fiscal 1996. This expense accounted for close to 7% of total state General Revenue Fund spending in fiscal 1994 and 1995, and close to 5% in fiscal 1996.

	 Industry and Employment. While Missouri has a diverse economy with a distribution of earnings and employment among manufacturing, trade and service sectors closely approximating the average national distribution, the national economic recession of the early 1980's had a disproportionately adverse impact on the economy of Missouri. During the 1970's, Missouri characteristically had a pattern of unemployment levels well below the national averages. However, since the 1980 to 1983 recession periods Missouri unemployment levels generally approximated or slightly exceeded the national average. A return to a pattern of high unemployment could adversely affect the Missouri debt obligations acquired by the Missouri Trust and, consequently, the value of the Units in the Trust.

	 The Missouri portions of the St. Louis and Kansas City metropolitan areas contain approximately 1,949,956 and 1,039,241 residents, respectively, constituting over fifty percent of Missouri's 1997 population census of approximately 5,387,753. St. Louis is an important site for banking and manufacturing activity, as well as a distribution and transportation center, with eight Fortune 500 industrial companies (as well as other major educational, financial, insurance, retail, wholesale and transportation companies and institutions) headquartered there. Kansas City is a major agribusiness center and an important center for finance and industry. Economic reversals in either of these two areas would have a major impact on the overall economic condition of the State of Missouri. Additionally, the State of Missouri has a significant agricultural sector which is experiencing farm-related problems comparable to those which are occurring in other states. To the extent that these problems were to intensify, there could possibly be an adverse impact on the overall economic condition of the State of Missouri.


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	 Defense related business plays an important role in Missouri's economy.
There are a large number of civilians employed at the various military installations and training bases in the State and recent action by the Defense Base Closure and Realignment Commission will result in the loss of a substantial number of civilian jobs in the St. Louis Metropolitan Area. Further, aircraft and related businesses in Missouri are the recipients of substantial annual dollar volumes of defense contract awards. The contractor receiving the second largest dollar volume of defense contracts in the United States in 1995 and 1996 was McDonnell Douglas Corporation which lost the number one position it held in 1994 by reason of the merger of the Lockheed and Martin companies. McDonnell Douglas Corporation, which was acquired by The Boeing Company on August 1, 1997, is the State's largest employer, currently employing approximately 22,900 employees in Missouri. Recent changes in the levels of military appropriations and the cancellation of the A-12 program has affected such Company in Missouri and over the last four years it has reduced its Missouri work force by approximately 30%. There can be no assurances there will not be further changes in the levels of military appropriations, and, to the extent that further changes in military appropriations are enacted by the United States Congress, Missouri could be disproportionately affected. It is impossible to determine what effect, if any, the acquisition of McDonnell Douglas Corporation by the Boeing Company will have on the operations conducted in Missouri by the former McDonnell Douglas Corporation. However, any shift or loss of production operations now conducted in Missouri would have a negative impact on the economy of the state and particularly on the economy of the St. Louis metropolitan area.


NEW JERSEY

	  RISK FACTORS--Potential purchasers of Units of the New Jersey Trust should consider the fact that the Trust's portfolio consists primarily of securities issued by the State of New Jersey, its municipalities and authorities and should realize the substantial risks associated with an investment in such securities. The State's General Fund (the fund into which all State revenues not otherwise restricted by statute are deposited) experienced surpluses for fiscal years 1994 through 1996, and surpluses are preliminarily estimated for 1997 and 1998. As of June 30, 1996, the General Fund had a surplus of $442.0 million.

	 The State's diverse economic base consists of a variety of manufacturing, construction and service industries supplemented by recreational and tourist attractions and commercial agriculture. The State's overall economy has slowly improved since the end of the nationwide recession in 1992. Business investment expenditures and consumer spending have also increased substantially in the State as well as in the nation. Although employment remains low in the manufacturing sector, employment gains have been recorded in business services, construction, and retail sectors. Future economic difficulties in any of these industries could have an adverse impact on the finances of the State or its municipalities and could adversely affect the market value of the Bonds in the New Jersey Trust or the ability of the respective obligors to make payments of interest and principal due on such Bonds.

	 Certain litigation is pending against the State that could adversely affect the ability of the State to pay debt service on its obligations including suit relating to the following matters: (i) several labor unions have challenged 1994 legislation mandating a revaluation of several public employee pension funds which resulted in a refund of millions of dollars in public employer contributions to the State and significant ongoing annual savings to the State;
(ii) several cases filed in the State courts have challenged the basis on which recoveries of certain costs for residents in State psychiatric hospitals and other facilities are shared between the State Department of Human Services and the State's county governments, and certain counties are seeking the recovery from the Department of costs they have incurred for the maintenance of such residents; (iii) the County of Passaic and other parties have filed suit alleging the State violated a 1984 consent order concerning the construction of a resource recovery facility in that county; (iv) several Medicaid eligible children and the Association for Children of New Jersey have filed suit claiming the Medicaid reimbursement rates for services rendered to such children are inadequate under federal law; (v)


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a coalition of churches and church leaders in Hudson County have filed suit asserting the State-owned Liberty State Park in Jersey City violates environmental standards; (vi) representatives of the trucking industry have filed a constitutional challenge to annual hazardous and solid waste licensure renewal fees; (vii) the New Jersey Hospital Association has filed a constitutional challenge to the State's failure to provide funding for charity care costs, while requiring hospitals to treat all patients regardless of ability to pay; (viii) the Education Law Center filed a motion compelling the State to close the spending gap between poor urban school districts and wealthy rural school districts; (ix) a group of insurance companies have filed a constitutional challenge to the State's assessment of monies pursuant to the Fair Automobile Insurance Reform Act of 1990; (x) a class action consisting of prisoners with serious mental disorders has been filed against officers of the Department of Corrections, alleging sex discrimination, violation of the Americans with Disabilities Act of 1990, and constitutional violations; (xi) a class action has been brought in federal court challenging the State's method of determining the monthly needs of a spouse of an institutionalized person under the Medicare Catastrophic Act; (xii) several suits have been filed against the State in federal court alleging that the State committed securities fraud and environmental violations in the financing of a new Atlantic City highway and tunnel; (xiii) a class action has been filed against the State alleging the State's breach of contract for not paying certain Medicare co-insurance and deductibles; and (xiv) an action has been filed challenging the State's issuance of bonds to fund the accrued liability in its pension funds under the Pension Bond Financing Act of 1997.

	 Although there can be no assurance that such conditions will continue, the State's general obligation bonds are currently rated Aa1 by Moody's and AA+ by Standard and Poor's.

NEW MEXICO

	 RISK FACTORS--Driven by its private sector, the New Mexico state economy and the economy of Albuquerque and its metropolitan area have enjoyed vigorous economic growth in recent years. However, the rate of growth slowed dramatically in 1996 and 1997 from the boom levels of the 1992-1994 period. The short term outlook continues to be good. However, the strong job growth of the 1990-1995 period has slowed. Jobs lost as a result of Levi Strauss plant closings in Albuquerque and Roswell and expected losses as a result of a restructuring of Intel's work force at its Rio Rancho plant, have dampened prospects for short term growth.

	 The State Economy. The Debt Obligations included in the Portfolio of the New Mexico Trust may include special or general obligations of the State or of the municipality or authority which is the issuer. Special obligations are not supported by taxing powers. The risks, particular source of payment and security for each of the Debt Obligations are detailed in the instruments themselves and in related offering materials. There can be no assurance concerning the extent to which the market value or marketability of any of the Debt Obligations will be affected by the financial or other condition of the State, or by changes in the financial condition or operating results of underlying obligors. Further, there can be no assurance that the discussion of risks disclosed in related offering materials will not become incomplete or inaccurate as a result of subsequent events.

	 According to reports of the Bureau of Business and Economic Research of the University of New Mexico ("BBER") through December, 1997 and covering reports of economic results for 1997, the rate of growth in the economies of the State of New Mexico and the Albuquerque metropolitan area has slowed. Although each remains healthy and personal income has continued to increase, as well, further growth in employment and personal income is expected to be well below the levels of the recent past.

	 New Mexico is benefitting from an influx of new manufacturing and business services firms into the Rocky Mountain states, drawn by the region's low wages, productive work force, relatively low tax burden and quality of life. Although New Mexico is highly dependent on defense spending, the State has


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so far escaped any major defense cuts. Job losses in defense related activities which have occurred to date have been fairly minor from an overall state perspective. Employment in the federal government sector is expected to remain stable during 1998.

	 Employment in New Mexico's construction sector increased by 15,800 jobs, or by 55.6%, over the 1992-1995 period. Construction employment peaked in 1995 and during the following two years 2,307 jobs were lost, resulting in a 5.2% employment decline in this sector. At present, construction no longer serves as a major source of job growth, although a favorable interest rate environment and continued although slow economic growth have sustained a relatively high level of activity. Single family housing construction fell from 9,231 units in 1994 to approximately 8,200 units in 1997; apartment construction has remained steady at approximately 2,100 units.

	 The rate of growth in manufacturing employment slowed during 1996. More than 5,000 new jobs have been added by the manufacturing sector since 1990, led by expansion of the Intel plant, Motorola, Philips Semiconductor and Sumitomo, and the relocation of two significant manufactured housing facilities in the Albuquerque MSA and numerous new dairy and food processing operations in the eastern part of the State.

	 Mining employment has been spotty, with jobs added during 1997 in the copper industry in the southwestern part of the State while layoffs or furloughs hit the molybdenum and potash operations in northern and southeastern New Mexico. The services and trade sectors saw small advances, with trade affected by a weak tourism year during 1996 and a slower rate of growth in real disposable income in New Mexico. The government sector grew, with increases at the local government level offsetting declines at both federal and state levels. The reclassification during 1996 of employees of enterprises owned by Indian tribes and tribal government into the local government sector, from the services, construction and retail sectors, benefitted local government employment statistics at the expense of the other sectors.

	 The Economy of Albuquerque and its Metropolitan Area. A significant proportion of the New Mexico Trust's Portfolio may consist of Debt Obligations of issuers located in, or whose activities may be affected by economic conditions in, the Albuquerque MSA. (As of January 1, 1994, the Albuquerque Metropolitan Statistical Area ("MSA") was redefined to include Sandoval County, the location of Rio Rancho, as well as Valencia County and Bernalillo County). Albuquerque is the largest city in the State of New Mexico, accounting for roughly one-quarter of the State's population. Located in the center of the State at the intersection of two major interstate highways and served by both rail and air, Albuquerque is the major trade, commercial and financial center of the State.

	 According to BBER reports, the rate of growth of the economy of the Albuquerque MSA slowed dramatically during 1996 but was slightly stronger than the statewide economy in 1997, fueled by moderate expansion in high tech manufacturing and business services. The Albuquerque MSA accounts for almost 47% of the jobs in New Mexico.

	 Non-agricultural employment in the Albuquerque MSA increased at a rate of 2.1% during 1997, with an increase of 7,000 non-agricultural jobs. The slowdown in growth during 1996 was evident across all sectors of the economy other than the local government sector-- for which statistics were impacted by the reclassification of employees of Indian enterprises noted above -- and the financial/insurance/real estate sector. Over half of nonagricultural civilian employment in the Albuquerque MSA is in the trade and service sectors. Historically, the service sector has grown at roughly twice the rate of growth of the trade sector. During 1995, services was the fastest growth sector in the Albuquerque MSA, with employment increasing at a rate of 8.7%. During 1996, the rate of growth slowed to 0.9%. The importance of trade and services reflects Albuquerque's continuing role as the trade and service center for the State and the larger region, which includes southern Colorado and parts of eastern Arizona. People from these areas continue to come


				    86


to Albuquerque for major purchases and to shop at retail and warehouse stores. Albuquerque's concentration of health care facilities and medical personnel has made it a regional medical center, and despite the uncertainty about future healthcare reforms, employment in the health services industry has continued to grow. The significance of trade and service also reflects the continued importance of tourism to the Albuquerque economy. Albuquerque has benefitted from the recent fascination with the Southwest and from efforts to promote the City and to attract major conventions to the expanded Convention Center.

	 While it has declined in importance as a direct employer, the government sector still accounts for 19.1 percent of the Albuquerque MSA's total nonagricultural employment. Not included in this calculation are about 6,600 service jobs at Sandia National Laboratories and about 5,100 military jobs at Kirtland Air Force Base. As of June 1997, the Albuquerque Public Schools system, Sandia, Kirtland and the University of New Mexico are the largest employers in the Albuquerque area. However, there is considerable uncertainty over future funding for operations at Kirtland Sandia. At Sandia, employment has remained steady. However, potential future cuts in spending cast a cloud over the outlook. Many Sandia employees are at or near retirement age and are believed to be likely to remain in the Albuquerque area after retirement.

	 In 1993 and 1994, the construction sector led the Albuquerque economy spurred by low interest rates, pent up demand for housing and retail and public works construction projects. During 1995, construction employment continued to increase, at a rate of approximately 6.4%, following three consecutive years of annual increases that were close to 20%. A dramatic change occurred during 1996, which saw construction employment actually decline by 0.9%, largely because of a weak housing sector. During 1996, authorizations for single family units declined slightly from prior year levels, but authorizations for multi-family units saw a sharp reduction, off by 36.8% from the prior year.

	 The manufacturing employment sector within the Albuquerque MSA has added more than 5,000 jobs since the first quarter of 1992, a significant portion of which related to high-tech and electronics manufacturing at Intel, Motorola, Sumitomo and Philips Semiconductor. Employment in the manufacturing sector continued to increase during 1996, but at a significantly lesser rate (1.5%) than the rate achieved during each of the three prior years. Rio Rancho, which is located approximately 20 miles northwest of downtown Albuquerque in Sandoval County, has had considerable success in attracting new manufacturing facilities. Employment at Intel Corporation's Rio Rancho plant has seen steady, significant increases since 1988, to almost 6500. However, a restructuring of Intel's work force before the close of 1998 is expected to result in a reduction of approximately 200 jobs from the present level.

	 Income. According to U.S. Department of Commerce data, Albuquerque MSA personal income grew at an annual rate of not less than 6.3% from 1986 through 1995, the most recent year for which the statistic is available. In 1994, annual per capita personal income for the Albuquerque MSA, the State of New Mexico and the United States was $21,452, $18,161 and $23,348, respectively. According to BBER, New Mexico's average wage in 1993 was 83.9 percent of the average U.S. wage ($21,703 versus $23,866) a fall from the 93.1 percent level which existed in 1981. This trend shows that with the exception of the new jobs in the durable manufacturing sector, the new jobs generated in recent periods have in many cases been low paying ones and even in sectors such as retail trade and state and local government, average wages have not kept pace with national averages.

	 Population. Population in the Albuquerque MSA is estimated at 670,092 for 1996. (The population of the State is estimated at 1,713,167.)

	 Outlook. As of December 1997, BBER projected slow, moderate near-term prospects for the New Mexico state economy and pretty good prospects for the Albuquerque MSA. At the state level, nonagricultural employment is expected to increase by approximately 14,000 jobs (1.9%). Services is expected to emerge as the strongest sector in 1998, as manufacturing is constrained by the Levi Strauss


				    87


layoffs and the Intel restructuring. Growth in tourist related services is expected to continue to be strong, with the addition of new hotels and motels presently under construction, and growth in the business services sector will reflect recent success in attracting telemarketing firms to the area. Personal income is forecasted to advance at approximately 4.5%.

	 For the Albuquerque MSA, the rate of expansion during 1998 is expected to approximate 2.3%, the strongest in the State, led by services and hightech manufacturing.

	 According to BBER's analysis, New Mexico has enjoyed a competitive advantage over other states in attracting manufacturing, business services and retail trade jobs since 1981, although the sharp declines in mining throughout the 1980's and construction's bust in the second half of the 1980's tended to obscure this phenomenon. Recently, however, New Mexico's job and personal income growth (respectively, 1.7% and 4.7% statewide during 1997) has fallen far below the rates in other Western states.

	 The Sponsors believe that the information summarized above describes some of the more significant general considerations relating to Debt Obligations included in the New Mexico Trust. For a discussion of the particular risks associated with each of the Debt Obligations and other factors to be considered in connection therewith, reference should be made to the Official Statements and other offering materials relating to each of the Debt Obligations which are included in the portfolio of the New Mexico Trust. The sources of the information set forth herein are official statements, other publicly available documents, and statements of public officials and representatives of the issuers of certain of the Debt Obligations. While the Sponsors have not independently verified this information, they have no reason to believe that such information is incorrect in any material respect.


NEW YORK

	 RISK FACTORS--Prospective investors should consider the financial difficulties and pressures which the State of New York and several of its public authorities and municipal subdivisions have undergone. The following briefly summarizes some of these difficulties and the current financial situation, based principally on certain official statements currently available; copies may be obtained without charge from the issuing entity, or through the Agent for the Sponsors upon payment of a nominal fee. While the Sponsors have not independently verified this information, they have no reason to believe that it is not correct in all material respects.

	 New York State. For many years, there have been extended delays in adopting the State's budget, repeated revisions of budget projections and often significant revenue shortfalls (as well as increased expenses). These developments reflect faster long-term growth in State spending than revenues and the sensitivity of State revenues to economic factors, as well as its substantial reliance on non-recurring revenue sources. The State's general fund incurred cash basis deficits of $775 million, $1,081 million and $575 million, respectively, for the 1990-1992 fiscal years. Measures to deal with deteriorating financial conditions included transfers from reserve funds, recalculating the State's pension fund obligations (subsequently ruled illegal), hiring freezes and layoffs, reduced aid to localities, sales of State property to State authorities, and additional borrowings (including until 1993 issuance of additional short-term tax and revenue anticipation notes payable out of impounded revenues in the next fiscal year). The State's general fund realized surpluses of $671 million, $1.54 billion, $445 million and $1.4 billion for the 1993, 1994, 1996 and 1997 fiscal years and a $241 million deficit for the 1995 fiscal year.

	 Approximately $5.0 billion of State general obligation debt was outstanding at March 31, 1997. State supported debt (restated to reflect LGAC's assumption of $4.7 billion obligations previously funded through issuance of short-term debt) was $37.1 billion at March 31, 1997, up from $9.8 billion in 1986.


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Standard & Poor's rates the State's general obligation bonds A (raised from A-
in August 1997 but still tied for lowest rating for any state). Moody's rates State general obligation bonds A2. In July 1997, State officials approved issuance of $7.3 billion in bonds by the Long Island Power Authority to finance a partial takeover of the Long Island Lighting Company (including refunding LILCO obligations from building the decommissioned Shoreham nuclear power plant; LILCO agreed to invest $1.3 billion of the remainder on Long Island and to drop property tax refund litigation against various Long Island localities). The takeover is designed to reduce electric rates by at least 14% over 10 years; an IRS ruling to waive capital gains tax on LILCO's was issued in March 1998 but additional approvals are needed. The Legislature in 1997 also increased the limits on certain appropriation-backed debt for the Dormitory and Urban Development Authorities.

	 The State budget to close a projected $4.8 billion gap for the State's 1993 fiscal year (including repayment of the fiscal 1992 short-term borrowing) contained a combination of $3.5 billion of spending reductions (including measures to reduce Medicaid and social service spending, as well as further employee layoffs, reduced aid to municipalities and schools and reduced support for capital programs), deferral of scheduled tax reductions, and some new and increased fees. Nonrecurring measures aggregated $1.18 billion.

	 To close a projected budget gap of nearly $3 billion for the fiscal year ended March 31, 1994, the State budget contained various measures including further deferral of scheduled income tax reductions, some tax increases, $1.6 billion in spending cuts, especially for Medicaid, and further reduction of the State's work force. The budget increased aid to schools, and included a formula to channel more aid to districts with lower-income students and high property tax burdens. State legislation requires deposit of receipts from the petroleum business tax and certain other transportation-related taxes into funds dedicated to transportation purposes. Nevertheless, $516 million of these monies were retained in the general fund during this fiscal year. The Division of the Budget has estimated that non-recurring income items other than the $671 million surplus from the 1993 fiscal year aggregated $318 million.

	 The budget for the fiscal year ended March 31, 1995, increased spending by 3.8% (greater than inflation for the first time in six years). It provided a tax credit for low income families and increased aid to education, especially in the poorer districts. The State reduced coverage and placed additional restrictions on certain health care services. Over $1 billion savings resulted from postponement of scheduled reductions in personal income taxes for a fifth year and in taxes on hospital income; another $1.5 billion came from non-recurring measures. The Governor in January 1995 instituted $188 million in spending reductions (including a hiring freeze) and $71 million of other measures to address a widening gap.

	 More than two months after the beginning of the 1996 fiscal year, the State adopted a budget to close a projected gap of approximately $5 billion, including a reduction in income and business taxes. The financial plan projected nearly $1.6 billion in savings from cost containment, disbursement reestimates and reduced funding for social welfare programs and $2.2 billion from State agency actions. Approximately $1 billion of the gap-closing measures were non-recurring. The State Comptroller sued to prevent reallocation of $110 million of reserves from a special pension fund. In October 1995, the Governor released a plan to reduce State spending by $148 million to offset risks that developed, including proposed reductions in Federal aid and possible adverse court decisions.

	 To address a $3.9 billion projected budget gap for the fiscal year that began April 1, 1996, in July 1996 the State adopted a budget that includes $1.3 billion of non-recurring measures. A surplus of $1.4 billion was realized, due primarily to higher than expected revenue and reduced social service spending.

	 The financial plan for the 1998 fiscal year, adopted 126 days after it began, used most of the 1997 surplus to close a budget gap estimated at $2.3 billion. A surplus of $1.8 billion is projected; the Governor has proposed to use a substantial portion of this to accelerate property tax reductions, and has also proposed


				    89


current State funding of certain construction projects. $11 billion of spending increases (5.4% in the current year or twice the rate of inflation), primarily for local assistance including $2.3 billion for education, and $4.75 billion of tax cuts will be phased in over the next five years, most after 1998. These features were sharply criticized by bond raters and fiscal monitors as likely to create major financial pressures beginning with the 1999 fiscal year (yet S&P subsequently increased its rating of State general obligation debt as described earlier). Use of non-recurring resources is estimated at $270 million. Implementing last year's Federal welfare requirements, recipients under both State and Federal programs generally will be required to work in exchange for benefits, and benefits will generally terminate after 5 years. State benefits will be denied to immigrants for the first year of U.S. residence; Mayor Giuliani announced that the City will continue to provide benefits to legal new immigrants (if needed) during this period. $530 million is reserved to help balance the 1999 fiscal year budget. The Governor proposes to increase spending by 7.2% for the fiscal year beginning April 1, 1998, and projected remaining budget gaps of $1.75 billion and $3.75 billion for the 2000 and 2001 fiscal years. The State Comptroller has projected budget gaps of $2.6 billion and $4.8 billion for these years, including uncertainty about receipt of $250 million annually assumed from the proposed tobacco settlement. State and other estimates are subject to uncertainties including the effects of federal legislation and economic developments.

	 The State normally adjusts its cash basis balance by deferring until the first quarter of the succeeding fiscal year substantial amounts of tax refunds and other disbursements. For many years, it also paid in that quarter more than 40% of its annual assistance to local governments. Payment of these annual deferred obligations and the State's accumulated deficit was substantially financed by issuance of short-term tax and revenue anticipation notes shortly after the beginning of each fiscal year. The New York Local Government Assistance Corporation ("LGAC") was established in 1990 to issue $4.7 billion of long-term bonds over several years, payable from a portion of the State sales tax, to fund certain payments to local governments traditionally funded through the State's annual seasonal borrowing. The legislation will normally prevent State seasonal borrowing until an equal amount of LGAC bonds are retired. The State's last seasonal borrowing was in May 1993.

	 Generally accepted accounting principles ("GAAP") for municipal entities apply modified accrual accounting and give no effect to payment deferrals. On an audited GAAP basis, reflecting payments by LGAC to local governments out of proceeds from bond sales, the general fund realized surpluses of $0.9 billion, $0.4 billion and $1.9 billion for the 1994, 1996 and 1997 fiscal years and a deficit of $1.4 billion for the 1995 fiscal year. The remaining accumulated deficit at March 31, 1997 was $1.0 billion. The State asserts that the budget is balanced over the 1997 and 1998 fiscal years, but use of the 1997 fiscal year surplus to fund 1998 fiscal year expenses is projected to result in a $959 million deficit for the 1998 fiscal year.

	 For decades, the State's economy has grown more slowly than that of the rest of the nation as a whole. Part of the reason for this decline has been attributed to the combined State and local tax burden, which is among the highest in the nation. The State's dependence on Federal funds and sensitivity to changes in economic cycles, as well as the high level of taxes, may continue to make it difficult to balance State and local budgets in the future. The total employment growth rate in the State has been below the national average since 1984. The State lost 524,000 jobs in 1990-1992, and in 1996 State employment remained 295,000 jobs lower than 1990.

	 New York City (the "City"). The City is the State's major political subdivision. In 1975, the City encountered severe financial difficulties, including inability to refinance $6 billion of short-term debt incurred to meet prior annual operating deficits. The City lost access to the public credit markets for several years and depended on a variety of fiscal rescue measures including commitments by certain institutions to postpone demands for payment, a moratorium on note payment (later declared unconstitutional), seasonal loans from the Federal government under emergency congressional legislation, Federal guarantees of certain


				    90


City bonds, and sales and exchanges of bonds by The Municipal Assistance Corporation for the City of New York ("MAC") to fund the City's debt.

	 MAC has no taxing power and pays its obligations out of sales taxes imposed within the City and per capita State aid to the City. The State has no legal obligation to back the MAC bonds, although it has a "moral obligation" to do so. MAC is now authorized to issue bonds only for refunding outstanding issues and up to $1.5 billion should the City fail to fund specified transit and school capital programs. S&P increased its rating of MAC bonds to AA in January 1998. MAC plans to covenant not to issue additional parity or prior lien debt in the future other than refunding bonds. The State also established the Financial Control Board ("FCB") to review the City's budget, four-year financial plans, borrowings and major contracts. The FCB is required to impose a review and approval process of the proposals if the City were to experience certain adverse financial circumstances. The City's fiscal condition is also monitored by a Deputy State Comptroller.

	 From 1989 through 1993, the gross city product declined by 10.1% and employment, by almost 11%, while the public assistance caseload grew by over 25%. The City's unemployment averaged 10.8%, 10.1%, 8.7% and 8.1% in 1992 through 1995. This is well above the rest of the State and the nation as a whole. Although the City added more jobs in 1997 than any year since 1987, unemployment averaged 9.4% for the year. Even with new fraud detection procedures (including fingerprinting) since January 1995, public assistance recipients were still over 800,000 in 1998. A report by the Citizens Budget Commission found that in 1996 most of the applicants were eligible and were denied benefits due to administrative errors or reasons other than fraud.

	 While the City, as required by State law, has balanced its budgets in accordance with GAAP since 1981, this has required exceptional measures in recent years. City expenditures grew faster than revenues each year since 1986, masked in part by a large number of non-recurring gap closing actions. To eliminate potential budget gaps of $1-$3 billion each year since 1988 the City has taken a wide variety of measures. In addition to increased taxes and productivity increases, these have included hiring freezes and layoffs, reductions in services, reduced pension contributions, and a number of nonrecurring measures such as bond refundings, transfers of surplus funds from MAC, sales of City property and tax receivables. The FCB concluded that the City has neither the economy nor the revenues to do everything its citizens have been accustomed to expect.

	 The City closed a budget gap for the 1993 fiscal year (estimated at $1.2 billion) through actions including service reductions, productivity initiatives, transfer of $0.5 billion surplus from the 1992 fiscal year and $100 million from MAC. A November 1992 revision offset an additional $561 million in projected expenditures through measures including a refunding to reduce current debt service costs, reduction in the reserve and an additional $81 million of gap closing measures. Over half of the City's actions to eliminate the gap were non-recurring.

	 The Financial Plan for the City's 1994 fiscal year relied on increases in State and Federal aid, as well as the 1993 $280 million surplus and a partial hiring freeze, to close a gap resulting primarily from labor settlements and decline in property tax revenues. The Plan contained over $1.3 billion of one-time revenue measures including bond refundings, sale of various City assets and borrowing against future property tax receipts. Interim expenditure reductions of approximately $300 million were implemented. The FCB reported that although a $98 million surplus was projected for the year (the surplus was actually $81 million), a $312 million shortfall in budgeted revenues and $904 million of unanticipated expenses (including an unbudgeted increase of over 3,300 in the number of employees and a record level of overtime), net of certain increased revenues and other savings, resulted in depleting prior years' surpluses by $326 million.


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	 The City's original Financial Plan for the fiscal year ended June 30,
1995, proposed to eliminate a projected $2.3 billion budget gap through measures including reduction of the City's workforce (achieved in substantial part through voluntary severance packages funded by MAC), increased State and Federal aid, a bond refinancing, reduced contributions to City pension funds and sale of certain City assets. The Mayor's proposals include efforts toward privatization of certain City services and agencies, greater control of independent authorities and agencies, and reducing social service expenditures. He also sought concessions from labor unions representing City employees. As several of these measures failed to be implemented, the City experienced lower than anticipated tax collections and higher than budgeted costs (particularly overtime and liability claims) during the year, various alternative measures were implemented, for an aggregate of nearly $3.5 billion of gap closing measures. $1.9 billion of these were non-recurring and, in the case of a second bond refinancing, will increase City expenses for future years. Reduced maintenance of City infrastructure could also lead to increased future expenses. In December 1994, the City Council rejected the Mayor's recommendations, adopted its own budget revisions and sued to enforce them; the suit was dismissed and the Mayor impounded funds to achieve his proposed expense reductions.

	 The City closed a projected $3.1 billion budget gap for the fiscal year ended June 30, 1996. The Financial Plan reduced a wide range of City services. City agency and labor savings were projected at $1.2 billion and $600 million respectively. During the fiscal year, the Major implemented several additional spending reductions as various proposals (including projected State and Federal aid increases) failed to be implemented. An additional debt refinancing was also made. Non-recurring measures (including a $250 million payment from the MTA in exchange for an agreement to issue $500 million in bonds over the next four years for transit improvements and a $300 million sale of tax liens) rose to $1.3 billion. One of the Mayor's privatization proposals has been to sell or lease City hospitals. In August 1997 the Mayor announced plans to rebuild rather than sell the Queens Hospital Center. The Appellate Division of the State Supreme Court ruled in September 1997 that the Health and Hospitals Corporation exceeded its authority in entering into a 99-year lease for Coney Island Hospital. It ruled that the State would have to amend the law authorizing HHC to sell or lease City hospitals. In October 1995 S&P reduced its rating on Health and Hospitals Corporation debt to BBB- (its lowest investment-grade rating), citing City failure to articulate a coherent strategy for the hospital system. Other proposals including mandatory managed care programs for Medicaid recipients have been blocked. The City Comptroller predicted that certain reductions in Medicaid and welfare expenditures may lead to job reductions and higher costs for other programs. The Board of Education also faced reductions of $265 million in State aid and $189 million in Federal aid.

	 For the fiscal year ended June 30, 1997, the City faced a projected $2.6 billion gap including $1.7 billion of increased operating expenditures, $800 million of increased debt service and a $150 million decline in revenues. Gap-closing measures in the Financial Plan included $1.2 billion of agency spending reductions and extension of the personal income tax surcharge. In August 1996, the Major directed City agencies to plan for $500 million in further spending reductions. A surplus of $1.4 billion, in large part because of the boom in the financial sector, was used to prepay debt service due during the current and 1999 fiscal years.

	 For the fiscal year that began July 1, 1997, the City adopted a budget to close a projected $1.6 billion gap, including $2.0 billion of non-recurring measures. A surplus of at least $1.2 billion is expected. The City proposes a discretionary transfer from fiscal 1998 of $920 million for payment of 1999 debt service and $210 million for 2000 debt service. It also proposes a tax reduction program totaling $237-$774 million a year for each of the next four years, which is subject to State legislative approval. Risks for fiscal 1999 include State failure to extend the personal income tax surcharges (which the Speaker of the City Council has opposed), additional airport rental payments from the Port Authority and a projected $450 million of additional State and Federal aid. The timing of receiving $200 million from sale of the New York Colliseum is also in doubt. The City is also carrying $914 million of State education aid claims as receivables, some nearly 10 years old. The State asserts that about 40% of these claims have not been properly submitted. The


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City Comptroller has begun writing off claims more than 10 years past due. The
City may also be required to pay up to $125 million to MAC because 1998 expenditures exceed a ceiling established in a 1996 agreement. The Health and Hospitals Corporation faces significant deficits. Board of Education expenditures are projected to represent 28% of the City's total budget in the 1998 fiscal year; the Stavisky-Goodman Act requires Board agreement to reduce the allocations below the average for the three preceding fiscal years.

	 Spending is projected to increase faster than revenue for the next three years, leaving City-projected future budget gaps of $1.8 billion, $2.0 billion and $1.9 billion, respectively, for the 2000, 2001 and 2002 fiscal years; fiscal monitors have significantly higher estimates. Fiscal monitors have commented that the City needs to take significant additional actions to work toward structural balance.

	 A major uncertainty is the City's labor costs, which represent about 50% of its total expenditures. Although the City workforce was reduced by over 12,000 workers since January 1994, with wage and benefit increases and overtime, wage costs continue to grow. Contracts with virtually all of the City's labor unions expired in 1995. New labor agreements with unions for 86% of the City employees froze wages until 1997 but commit the City to avoid layoffs until 1998, increase wages by 11% over the next three years and fail to achieve any significant productivity savings. Costs will increase by $1.2 billion for the 1999 fiscal year and over $2 billion each year thereafter.

	 Budget balance may also be adversely affected by the effect of the economy on economically sensitive taxes. The City also faces uncertainty in its dependence on Federal and State aid. Federal and State welfare reform provisions may require additional training programs to satisfy workfare guidelines and also additional City expenditures for immigrants disqualified. The State Supreme Court recently ruled that the City has failed to determine the number of hours consistent with the Social Services Law, which could result in fewer hours by workfare participants in the future. The City filed a notice of appeal. There can be no assurance that City pension contributions will continue to be reduced by investment performance exceeding assumptions. Other uncertainties include additional expenditures to combat deterioration in the City's infrastructure (such as bridges, schools and water supply), the costs of closing the Fresh Kills landfill (which may be accelerated by pending litigation), cost of the AIDS epidemic and problems of drug addiction and homelessness. Elimination of any additional budget gaps will require various actions, including by the State, a number of which are beyond the City's control.

	 The City sold $2.4 billion, $2.4 billion and $1.1 billion of short-term notes, respectively, during the 1996 1997 and 1998 fiscal years. At December 31, 1997, there were outstanding $26.6 billion of City bonds (not including City debt held by MAC), $3.6 billion of MAC bonds and $1.2 billion of City-related public benefit corporation indebtedness, each net of assets held for debt service. Standard & Poor's and Moody's during the 1975-80 period either withdrew or reduced their ratings of the City's bonds. Standard & Poor's reduced its rating of the City's general obligation debt to BBB+ on July 10, 1995, citing the City's economy, substantial retention of non-recurring revenues and optimistic revenue projections in the budget. Moody's increased its rating of City bonds to A3 on February 24, 1998. City-related debt doubled since 1987, although total debt declined as a percentage of estimated full value of real property. To avoid additional financial demands on the 1997 fiscal year budget, the Mayor proposed borrowing an additional $1.4 billion over the 1998-2001 fiscal years for school repairs. The City also anticipates spending about $1 billion over the next ten years on its upstate watershed area in an effort to avoid building a filtration plant, estimated to cost $7 billion; there can be no assurance that these measures will satisfy Environmental Protection Agency water purity standards. To prevent the City from reaching the constitutional limit on its general obligation debt (based on real estate values), the State in 1997 authorized creation of the New York City Transitional Finance Authority, to sell up to $7.5 billion of additional bonds. Bonds will be backed by City personal income and sales tax revenues, to fund capital projects. A lawsuit challenging the constitutionality of the Authority was dismissed; an appeal is pending. The bonds are rated Aa3 by Moody's and AA by S&P. Despite the new authority, City bond issuances may reach the debt limit in the 2000 fiscal year. The City's financing program projects long-term financing during fiscal years 1998-2002 to aggregate $25.6 billion, including $7.5 billion from the Transitional Finance Authority and $6.2 billion of Water Authority financing. Debt service is expected to reach 20% of City tax revenues by 2000, up from 12.3% in fiscal year 1990 and 14% in fiscal year 1995. The City's latest Ten Year Capital Strategy plans capital expenditures of $45.0 billion during 1998-2007 (94% to be City funded). This plan assumes State repeal of the Wicks law governing City contracting, for a saving of $1.6 billion in construction costs over the 10-year period.

	 Other New York Localities. In 1995, other localities had an aggregate of approximately $19.0 billion of indebtedness outstanding. $102.3 million was for deficit financing. In recent years, several experienced financial difficulties. A Financial Control Board was established for Yonkers in 1984 and a Municipal Assistance Corporation for Troy in 1995. In 1996, the State purchased debt issued by Troy and Utica to avert defaults when those bonds were not bought by others. Troy, Utica, Newburgh, Cohoes and Niagara Falls general obligations are rated below investment grade. Buffalo, with a minimum investment grade rating, is on CreditWatch with negative implications. Pending proposals to increase State fiscal oversight of local government finances, tax lien securitization and cash management were not adopted in the 1997 State legislative session. A March 1993 report by Moody's Investors Service concluded that the decline in ratings of most of the State's largest cities in recent years resulted from the decline in the State's manufacturing economy. Any reductions in State aid to localities may cause additional localities to experience difficulty in achieving balanced budgets. County executives have warned that reductions in State aid to localities to fund future State tax reductions are likely to require increased local taxes. If special local assistance were needed from the State in the future, this could adversely affect the State's as well as the localities' financial condition. Most localities depend on substantial annual State appropriations. Legal actions by utilities to reduce the valuation of their municipal franchises, if successful, could result in localities becoming liable for substantial tax refunds.

	 State Public Authorities. In 1975, after the Urban Development Corporation ("UDC"), with $1 billion of outstanding debt, defaulted on certain short-term notes, it and several other State authorities became unable to market their securities. From 1975 through 1987 the State provided substantial direct and indirect financial assistance to UDC, the Housing Finance Agency ("HFA"), the Project Finance Agency, the Environmental Facilities Corporation and other authorities. Practical and legal limitations on these agencies' ability to pass on rising costs through rents and fees could require further State appropriations. In July 1996, the Public Authorities Control Board approved a $650 million refinancing by the Empire State Development Corp. (formerly the
UDC) to bail out the deficit-ridden Job Development Authority. 17 State authorities had an aggregate of $73.5 billion of debt outstanding at September 30, 1996, of which approximately $25.7 billion was State-supported. At March 31, 1997, approximately $0.3 billion of State public authority obligations was State-guaranteed, $3.3 billion was moral obligation debt (including $2.2 billion of MAC debt) and $22.5 billion was financed under lease-purchase or contractual obligation financing arrangements with the State. Various authorities continue to depend on State appropriations or special legislation to meet their budgets.

	 The Metropolitan Transportation Authority ("M.T.A."), which oversees operation of the City's subway and bus system by the City Transit Authority (the "TA") and operates certain commuter rail lines, has required substantial State and City subsidies, as well as assistance from several special State taxes. The TA $186.3 million surplus for 1997 was used to balance the 1998 budget. The Financial Plan forecasts cash-basis gaps of $186 million in 1999, $257 million in 2000, $279 million in 2001 and $303 million in 2002.

	 Substantial claims have been made against the TA and the City for damages from a 1990 subway fire and a 1991 derailment. The M.A. infrastructure, especially in the City, needs substantial rehabilitation. In July 1996 the State Legislature approved a $7.3 billion capital plan for 1997-1999, which includes $3.5 billion to be raised by bonds backed by fares. The plan does not contemplate further fare increases until 2000. The plan also projects $2.85 billion in expense reductions over the five years. Critics have questioned whether many of the projected labor and other savings can be achieved. It is anticipated that the M.A. and the TA will continue to require significant State and City support.

	 Litigation. The State and the City are defendants in numerous legal proceedings, including challenges to the constitutionality and effectiveness of various welfare programs, alleged torts and breaches of contract, condemnation proceedings and other alleged violations of laws. Adverse judgments in these matters could require substantial financing not currently budgeted. The State estimates unfavorable judgments of $364 million, of which $134 million is expected to be paid during the current fiscal year. Claims in excess of $530 billion were outstanding against the City at June 30, 1997, for which it estimated its potential future liability at $3.5 billion, in addition to real estate certiorari proceedings with an estimated liability of $378 million. City settlements were $327 million in fiscal 1997, up from $175 million in fiscal 1990. Several actions seek judgments that, as a result of an overestimate by the State Board of Equalization and Assessment, the City's real estate tax levy in 1993-1996 exceeded constitutional limits; if upheld, substantial tax refunds would be due and this could also adversely affect the City's constitutional debt limit.

	 Final adverse decisions in any of these cases could require extraordinary appropriations at either the State or City level or both.


NORTH CAROLINA

	 RISK FACTORS--See Portfolio for a list of the Debt Obligations included in the North Carolina Trust. The portions of the following discussion regarding the financial condition of the State government may not be relevant to general obligation or revenue bonds issued by political subdivisions of the State. Those portions and the sections which follow regarding the economy of the State are included for the purpose of providing information about general economic conditions that may or may not affect issuers of the North Carolina Debt Obligations. None of the information is relevant to any Puerto Rico or Guam Debt Obligations which may be included in the portfolio of the North Carolina Trust.

	 General obligations of a city, town or county in North Carolina are payable from the general revenues of the entity, including ad valorem tax revenues on property within the jurisdiction. Revenue bonds issued by North Carolina political subdivisions include (1) revenue bonds payable exclusively from revenue-producing governmental enterprises and (2) industrial revenue bonds, college and hospital revenue bonds and other "private activity bonds" which are essentially non-governmental debt issues and which are payable exclusively by private entities such as non-profit organizations and business concerns of all sizes. State and local governments have no obligation to provide for payment of such private activity bonds and in many cases would be legally prohibited from doing so. The value of such private activity bonds may be affected by a wide variety of factors relevant to particular localities or industries, including economic developments outside of North Carolina. In addition, the Trust is concentrated on Debt Obligations of North Carolina issuers and is subject to additional risk from decreased diversification as well as factors that may be particular to North Carolina or, in the case of revenue bonds payable exclusively from private party revenues or from specific state non-tax revenue, factors that may be particular to the related activity or payment party.

	 Section 23-48 of the North Carolina General Statutes appears to permit any city, town, school district, county or other taxing district to avail itself of the provisions of Chapter 9 of the United States Bankruptcy Code, but only with the consent of the Local Government Commission of the State and of the holders of such percentage or percentages of the indebtedness of the issuer as may be required by the

Bankruptcy Code (if any such consent is required). Thus, although limitations apply, in certain circumstances political subdivisions might be able to seek the protection of the Bankruptcy Code.

	 State Budget and Revenues. The North Carolina State Constitution requires that the total expenditures of the State for the fiscal period covered by each budget not exceed the total of receipts during the fiscal period and the surplus remaining in the State Treasury at the beginning of the period. In November 1996, the voters of the State approved a constitutional amendment giving the Governor the power to veto certain legislative matters, including budgetary matters.

	 Since 1994, the State has had a budget surplus, in part as a result of new taxes and fees and spending reductions put into place in the early 1990s. In addition, the State, like the nation, has experienced economic recovery during the 1990s. The State budget is based upon estimated revenues and a multitude of existing and assumed State and non-State factors, including State and national economic conditions, international activity and federal government policies and legislation. The unreserved General Fund balance at June 30, 1997, the end of the 1996-97 fiscal year, was approximately $292.2 million, and the reserved balance of the General Fund was approximately $880.8 million.

	 In 1995, the North Carolina General Assembly repealed, effective for taxable years beginning January 1, 1995, the tax levied on various forms of intangible personal property. The legislature provided specific appropriations to counties and municipalities from state to revenues to replace the revenues those political subdivisions previously received from intangibles tax revenue. In addition, in the 1996 session the legislature reduced the corporate income tax rate from 7.75% to 6.9% (phased in over four years), reduced the food tax from 4% to 3%, and eliminated most privilege license taxes as of January 1, 1997. As a result of the comprehensive tax reductions, General Fund tax collections for 1995-96 grew by only 1.0% over 1994-95, as opposed to the 6.4% growth that would have occurred if such measures had not been taken.

	 In the 1996-97 Budget prepared by the Office of State Budget and Management, it was projected that General Fund net revenues would increase 3% over 1995-96. In fact, actual General Fund net revenues for 1996-97 increased 8.3% over 1995-96. This increase resulted primarily from growth in the North Carolina economy, which resulted in increased personal and corporate income tax receipts.

	 It is unclear what effect these developments at the State level may have on the value of the Debt Obligations in the North Carolina Trust.

	 Litigation. The following are cases pending in which the State faces the risk of either a loss of revenue or an unanticipated expenditure. In the opinion of the Department of State Treasurer, an adverse decision in any of these cases would not materially adversely affect the State's ability to meet its financial obligations.

	 Leandro, et al. v. State of North Carolina and State Board of Education--In May 1994 students and boards of education in five counties in the State filed suit in state Superior Court requesting a declaration that the public education system of North Carolina, including its system of funding, violates the North Carolina Constitution by failing to provide adequate or substantially equal educational opportunities and denying due process of law, and violates various statutes relating to public education.

	 On July 24, 1997, the North Carolina Supreme Court issued a decision in the case. The Court upheld the present funding system against the claim that it unlawfully discriminated against low wealth counties on the basis that the Constitution does not require substantially equal funding and educational advantages in all school districts. The Court remanded the case for trial on the claim for relief based on the Court's conclusion that the Constitution guarantees every child of the state an opportunity to receive a sound basic education in North Carolina public schools. Five other counties intervened and now allege claims for relief on behalf of their students' rights to a sound basic education on the basis of the high proportion of at-risk students in their counties' systems. The North Carolina Attorney General's Office believes that sound legal arguments support the State's position on the outstanding claims.

	 Francisco Case - In August 1994, a class action lawsuit was filed in state court against the Superintendent of Public Instruction and the State Board of Education on behalf of a class of parents and their children who are characterized as limited English proficient. The complaint alleges that the State has failed to provide funding for the education of these students and has failed to supervise local school systems in administering programs for them. The complaint does not allege an amount in controversy, but asks the Court to order the defendants to fund a comprehensive program to ensure equal educational opportunities for children with limited English proficiency. Discovery is underway, but no trial date has been set. The North Carolina Attorney General's Office believes that sound legal arguments support the State's position.

	 Faulkenbury v. Teachers' and State Employees' Retirement System; Peele
v. Teachers' and State Employees' Retirement System; Woodard v. Local Government Employees' Retirement System -- Plaintiffs are disability retirees who brought class actions in state court challenging changes in the formula for payment of disability retirement benefits and claiming impairment of contract rights, breach of fiduciary duty, violation of other federal constitutional rights, and violation of state constitutional and statutory rights. The Superior Court issued an order ruling in favor of plaintiffs. The Order was affirmed by the North Carolina Supreme Court. A determination of the actual amount of the State's liability and the payment process is being determined by the parties. The plaintiffs have submitted documentation to the court asserting that the cost in damages and higher prospective benefit payments to the plaintiffs and class members would amount to $407 million. These amounts would be payable from the funds of the Retirement systems.

	 Bailey v. State -- State and local government retirees filed a class action suit in 1990 as a result of the repeal of the income tax exemptions for state and local government retirement benefits. The original suit was dismissed after the North Carolina Supreme Court ruled in 1991 that the plaintiffs had failed to comply with state law requirements for challenging unconstitutional taxes and the United States Supreme Court denied review.

	 In 1992, many of the same plaintiffs filed a new lawsuit alleging essentially the same claims, including breach of contract, unconstitutional impairment of contract rights by the State in taxing benefits that were allegedly promised to be tax-exempt, and violation of several state constitutional provisions. Thereafter, taxpayers also filed additional lawsuits claiming refunds of income taxes paid for tax years through 1996. In May 1995, the trial court found that the repeal of the tax exemption for state and local government retirement benefits that were vested before August 1989 was unlawful and that such benefits remain exempt from income taxation. The North Carolina Supreme Court allowed discretionary review, and handed down its decision on May 8, 1998, upholding the decision of the trial court.

	 Patton v. State -- Federal retirees filed a class action suite in Wake County Superior Court in 1995 seeking monetary relief for taxes paid since 1989. This case was brought in anticipation of a favorable outcome for the plaintiffs in the Bailey case. The federal retirees allege that a result in the Bailey case that exempts State and local retirement benefits from State income taxes would require a similar exemption for federal retirement benefits under the United States Supreme Court's 1989 decision in Davis v. Michigan. In Davis, the United States Supreme Court ruled that a Michigan income tax statute that taxed federal retirement benefits while exempting those paid by state and local governments violated the constitutional doctrine of intergovernmental tax immunity. The Patton case was held in abeyance pending the outcome in Bailey. On June 10, 1998, the Wake County Superior Court approved a consent order with respect to the Bailey and Patton cases which the North Carolina General Assembly agreed to appropriate the sum of $799,000 ($400,000 in fiscal year 1998-1999 and $399,000 in fiscal year 1999-2000) to be paid in the form of cash refunds to State, local and federal retiree plaintiffs in the Bailey and Patton cases in complete satisfaction of all liability of the State of North Carolina and its officials arising from the taxation of State, local and federal retirement income and benefits for tax years 1989 through 1997. The consent order will become final upon enactment of the necessary legislation by the North Carolina General Assembly appropriating the funds, and approval by the court following notice to members of the members of the affected classes. Both the House and Senate versions of the budget contain the necessary appropriation, although a final budget for fiscal year 1998-1999 has not yet been passed.

	  Smith, et al. v. Offerman and State of North Carolina, et al. -- This class action is related to litigation in Fulton Corporation v. Faulkner, 516 U.S. 325, 133 L.Ed.2d 796 (1995), a case filed by a single taxpayer relating to the State's intangible tax. On July 7, 1995, while the Fulton case was pending before the United States Supreme Court, the Smith class action was commenced on behalf of all other taxpayers who had complied with the requirements of the tax refund statute N.C.G.S. 105-267, and would therefore be entitled to refunds if Fulton prevailed on its refund claim. These original plaintiffs were later designated Class A when a second group of plaintiffs were added. The new class, denominated Class B, consisted of taxpayers who had paid the tax but failed to comply with the tax refund statute. On February 21, 1996, the United States Supreme Court held in Fulton that the State's intangibles tax on shares of tax (by then repealed) violated the Commerce Clause of the United States Constitution because it discriminated against stock issued by corporations that do all or part of their business outside of North Carolina. It remanded the case to the North Carolina Supreme Court to consider remedial issues including whether the offending provision in the statute (the taxable percentage deduction) was severable.

	 On February 10, 1997, the Supreme Court of North Carolina in the Fulton remand proceeding severed the taxable deduction provision and invited the General Assembly to determine the appropriate remedy for the discriminatory tax treatment of eligible taxpayers who paid the tax but did not benefit from the deduction. While the General Assembly considered the remedial issues raised by the Fulton remand, the Smith plaintiffs moved for judgment on their refund claims. On June 11, 1997, the trial judge in Smith ordered refunds to be made for tax years 1991-1994 to the Class A plaintiffs and dismissed the Class B claims. Refunds to Class A taxpayers, totaling approximately $120,000,000, have substantially been paid, with interest. The Class B plaintiffs appealed, and their appeal is pending in the North Carolina Court of Appeals. The decision in Bailey that overruled prior decisions requiring a taxpayer to pay the tax and file a protest within thirty (30) days may have an adverse impact on the outcome of this case.

	 Shaver v. Boyles, Refrow, and State of North Carolina-This class action was filed on January 16, 1998, by intangibles taxpayers who paid intangibles tax on shares of stock for tax years 1990-1994 and did not receive refunds because they failed to meet the tax refund statute requirements. These are the same taxpayers as Class B plaintiffs in Smith, but they claim refund entitlement under an alleged alternative theory. They claim refunds of approximately $131,750,000 for tax years 1991-1994 and $80,000,000 for tax year 1990.

	 In the opinion of the Department of the State Treasurer, the decision in the Bailey case, if it becomes final, and any adverse decisions in the Patton and Smith cases, should an adverse decision be rendered, will not materially adversely affect the State's ability to meet its financial obligations in view of the State's on-going financial strength and of the current status of its finances, including its budget stabilization reserve of $500 million. Also, as of March 31, 1998, in addition to the State's beginning unreserved General Fund balance of $315 million, the State has realized $585 million in revenues in excess of expenditures in the General Fund.

	 The State is involved in numerous other claims and legal proceedings, many of which normally occur in governmental operations; however, the North Carolina Attorney General does not expect any of the other outstanding lawsuits to materially adversely affect the State's ability to meet its financial obligations.


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	 General. The population of the State has increased 13% from 1980, from
5,895,195 to 6,656,810 as reported by the 1990 federal census, and the State rose from twelfth to tenth in population. The State's estimate of population as of July 1997 is 7,436,690. Notwithstanding its rank in population size, North Carolina is primarily a rural state, having only six municipalities with populations in excess of 100,000.

	 The labor force has undergone significant change during recent years as the State has moved from an agricultural to a service and goods producing economy. Those persons displaced by farm mechanization and farm consolidations have, in large measure, sought and found employment in other pursuits. Due to the wide dispersion of non-agricultural employment, the people have been able to maintain, to a large extent, their rural habitation practices. During the period 1980 to 1996, the State labor force grew about 33% (from 2,855,200 to 3,796,200). Per capita income during the period 1985 to 1996 grew from $11,870 to $22,010, an increase of 85.4%.

	 The current economic profile of the State consists of a combination of industry, agriculture and tourism. As of July 1997, the State was reported to rank tenth among the states in non-agricultural employment and eighth in manufacturing employment. Employment indicators have varied somewhat in the annual periods since June of 1990, but have demonstrated an upward trend since 1991. The following table reflects the fluctuations in certain key employment categories.


	    Category
    (all seasonally adjusted)          June 1993      June 1994      June 1995       June 1996      June 1997
Civilian Labor Force                   3,504,000      3,560,000      3,578,000       3,704,000      3,797,000

Nonagricultural Employment             3,203,400      3,358,700      3,419,100       3,506,000      3,620,300

Goods Producing Occupations
(mining, construction and
manufacturing)                           993,600      1,021,500      1,036,700       1,023,800      1,041,000

Service Occupations                    2,209,800      2,337,200      2,382,400       2,482,400      2,579,300

Wholesale/Retail Occupations             723,200        749,000        776,900         809,100        813,500

Government Employees                     515,400        554,600        555,300         570,800        579,600

Miscellaneous Services                   676,900        731,900        742,200         786,100        852,500

Agricultural Employment                   88,400         53,000         53,000          53,000           [not

												   available]

	 The seasonally adjusted unemployment rate in July 1997 was estimated to be 3.7% of the labor force, as compared with 4.8% nationwide.

	 North Carolina's economy continues to benefit from a vibrant manufacturing sector. Manufacturing firms employ approximately 24% of the total non-agricultural workforce. North Carolina has the second highest percentage of manufacturing workers in the nation. The State's annual value of manufacturing shipments totals $142 billion, ranking the State eighth in the nation. The State leads the nation in the production of textiles, tobacco products, furniture and fiberoptic cable, and is among the largest producers of pharmaceuticals, electronics and telecommunications equipment. More than 700 international firms have established a presence in the State. Charlotte is now the second largest financial center in the country, based on assets of banks headquartered there. The strength of the State's manufacturing sector also supports the growth in exports; the latest annual statistics show $8.76 billion in exports, making North Carolina one of the few states with an export trade surplus.

	 In 1996, the State's gross agricultural income of nearly $8.0 billion placed it eighth in the nation in gross agricultural income. The State ranks third in the nation in net farm income. According to the State Commissioner of Agriculture, in 1996 the State ranked first in the nation in the production of flue-cured


				    99


tobacco, total tobacco, turkeys and sweet potatoes; second in hog production, trout, and the production of cucumbers for pickles; third in the value of net farm income poultry and egg products, and greenhouse and nursery income; fourth in commercial broilers, peanuts, blueberries and strawberries; and fifth in burley tobacco.

	 The diversity of agriculture in North Carolina and a continuing push in marketing efforts have protected farm income from some of the wide variations that have been experienced in other states where most of the agricultural economy is dependent on a small number of agricultural commodities. North Carolina is the third most diversified agricultural state in the nation.

	 Tobacco production, which had been the leading source of agricultural income in the State, declined in 1995. The poultry industry is now the leading source of gross agricultural income, at 29%, and the pork industry provides 22% of the total agricultural income. Tobacco farming in North Carolina has been and is expected to continue to be affected by major Federal legislation and regulatory measures regarding tobacco production and marketing and by international competition. The tobacco industry remains important to North Carolina providing approximately 13% of gross agricultural income.

	 The number of farms has been decreasing; in 1997 there were approximately 57,000 farms in the State down from approximately 72,000 in 1987, (a decrease of about 20% in ten years). However, a strong agribusiness sector supports farmers with farm inputs (agricultural chemicals and fertilizer, farm machinery, and building supplies) and processing of commodities produced by farmers (vegetable canning and cigarette manufacturing). North Carolina's agriculture industry, including food, fiber and forest products, contributes over $45 billion annually to the State's economy.

	 The North Carolina Department of Commerce, Travel and Tourism Division, indicates that travel and tourism is increasingly important to the State's economy. Travel and tourism's $9.8 billion economic impact in 1996 represents a 6.5% increase over 1995. The North Carolina travel and tourism industry directly supports 167,100 jobs or 4.7% of total non-agricultural employment.

	 Bond Ratings. Currently, Moody's rates North Carolina general obligation bonds as Aaa and Standard & Poor's rates such bonds as AAA. Standard & Poor's also reaffirmed its stable outlook for the State in June 1996. Standard & Poor's reports that North Carolina's rating reflects the State's strong economic characteristics, sound financial performances, and low debt levels.

	 The Sponsors believe the information summarized above describes some of the more significant events relating to the North Carolina Trust. The sources of this information are the official statements of issuers located in North Carolina, State agencies, publicly available documents, publications of rating agencies and statements by, or news reports of statements by State officials and employees and by rating agencies. The Sponsors and their counsel have not independently verified any of the information contained in the official statements and other sources, and counsel have not expressed any opinion regarding the completeness or materiality of any matters contained in this Prospectus other than the tax opinions set forth below under North Carolina Taxes.


OHIO

	 RISK FACTORS--The following summary is based on publicly available information which has not been independently verified by the Sponsors or their legal counsel.

	 Employment and Economy. Economic activity in Ohio, as in many other industrially developed states, tends to be more cyclical than in some other states and in the nation as a whole. Ohio ranked fourth in the


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nation in 1991 gross state product derived from manufacturing. Although manufacturing (including auto-related manufacturing) remains an important part of Ohio's economy, the greatest growth in employment in Ohio in recent years, consistent with national trends, has been in the non-manufacturing area. Payroll employment in Ohio peaked in the summer of 1993, decreased slightly but then reached a new high in 1997. Growth in recent years has been concentrated among non-manufacturing industries, with manufacturing tapering off since its 1969 peak. Over three-fourths of the payroll workers in Ohio are employed by non-manufacturing industries.

	 The average monthly unemployment rate in Ohio was 4.3% in November, 1997.

	 With 14.2 million acres in farm land, agriculture and related sectors are a very important segment of the economy in Ohio, providing an estimated 935,000 jobs or approximately 15.9% of total Ohio employment.

	 Ohio continues to be a major "headquarters" state. Of the top 500 corporations (industrial, commercial and service) based on 1995 revenues as reported in 1996 by Fortune magazine, 30 had headquarters in Ohio, placing Ohio sixth as a "headquarters" state for corporations.

	 The State Budget, Revenues and Expenditures and Cash Flow. Ohio law effectively precludes the State from ending a fiscal year or a biennium with a deficit. The State Constitution provides that no appropriation may be made for more than two years and consistent with that provision the State operates on a fiscal biennium basis. The current fiscal biennium runs from July 1, 1997 through June 30, 1999.

	 Under Ohio law, if the Governor ascertains that the available revenue receipts and balances for the general revenue fund ("GRF") or other funds for the then current fiscal year will probably be less than the appropriations for the year, he must issue orders to State agencies to prevent their expenditures and obligations from exceeding the anticipated receipts and balances.

	 State and national fiscal uncertainties during the 1992-93 biennium required several actions to achieve the ultimate positive GRF ending balances. As an initial action, to address a subsequently projected fiscal year 1992 imbalance, the Governor ordered most state agencies to reduce GRF appropriation spending in the final six months of that year by a total of approximately $184 million. Debt service obligations were not affected by this order. Then in June 1992, $100.4 million was transferred to the GRF from the budget stabilization fund and certain other funds. Other revenue and spending actions, legislative and administrative, resolved the remaining GRF imbalance for fiscal year 1992.

	 As a first step toward addressing a then estimated $520 million GRF shortfall for fiscal year 1993, the Governor ordered, effective July 1, 1992, selected GRF appropriations reductions totalling $300 million (but such reductions did not include debt service). Subsequent executive and legislative actions provided for positive biennium-ending GRF balances. The GRF ended the 1992-93 biennium with a balance of approximately $111 million and a cash balance of approximately $394 million.

	 The GRF appropriations act for the 1994-95 biennium provided for total GRF biennial expenditures of approximately $30.7 billion. The 1994-95 biennium ending GRF balance was $928 million.

	 The GRF appropriations act for the 1996-1997 biennium provided for total GRF biennial expenditures of approximately $33.5 billion. The 1996-1997 biennium GRF ending balance was over $834 million.

	 The GRF appropriations act for the current biennium provides for total GRF biennial expenditures of over $36 billion. Necessary GRF debt service was provided for in the act. Litigation pending in federal District Court and in the Ohio Court of Claims contests the Ohio Department of Human Services ("ODHS") prior Medicaid financial eligibility rules for married couples where one spouse is living in a nursing facility


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and the other spouse resides in the community. ODHS promulgated new eligibility rules effective January 1, 1996. ODHS is appealing an order of the federal court directing it to provide notice to persons potentially affected by the former rules from 1990 to 1995. It is not possible at this time to state whether this appeal will be successful or, should plaintiffs prevail, the period (beyond the current fiscal year) during which necessary additional Medicaid expenditures would have to be made. Plaintiffs have estimated total additional Medicaid expenditures at $600,000,000 for the retroactive period and, based on current law, it is estimated that the State's share of those additional expenditures is approximately $240,000,000. The Court of Claims has certified the action as a class action.

	 Because GRF cash receipts and disbursements do not precisely coincide, temporary GRF cash flow deficiencies often occur in some months of a fiscal year, particularly in the middle months. Statutory provisions provide for effective management of these temporary cash flow deficiencies by permitting adjustment of payment schedules and the use of total operating funds. In fiscal year 1997, a GRF cash flow deficiency occurred in four months with the highest being approximately $565 million. The OBM projects GRF cash flow deficiencies will occur in eight months in fiscal year 1998.

	 State and State Agency Debt. The Ohio Constitution prohibits the incurrence or assumption of debt by the State without a popular vote except for the incurrence of debt to cover causal deficits or failures in revenue or to meet expenses not otherwise provided for, but which are limited to $750,000 or to repel invasions, suppress insurrection or defend the State in war. Under interpretations by Ohio courts, revenue bonds of the State and State agencies that are payable from net revenues of or related to revenue producing facilities or categories of such facilities are not considered "debt" within the meaning of these constitutional provisions.

	 From 1921 to date, Ohio voters approved fifteen constitutional amendments authorizing the incurrence of State debt to which taxes or excises were pledged for payment. The only such tax-supported debt still authorized to be incurred are highway, coal development, local infrastructure and natural resources general obligation bonds.

	 Not more than $1.2 billion in certain state highway obligations may be outstanding at any time and not more than $220 million can be issued in a fiscal year. As of January 8, 1998, approximately $170 million of such highway obligations were outstanding. The authority to issue certain other highway obligations expired in December, 1996; however, as of January 8, 1998 approximately $358 million of such highway obligations were outstanding. Not more than $100 million in State obligations for coal development may be outstanding at any one time. As of January 8, 1998, approximately $31 million of such coal obligations were outstanding. Not more than $2.4 billion of State general obligation bonds to finance local capital infrastructure improvements may be issued at any one time, and no more than $120 million can be issued in a calendar year. As of January 8, 1998, approximately $947 million of those bonds were outstanding. Not more than $200 million of natural resources bonds may be outstanding at any time, and no more than $50 million can be issued in any year. As of January 8, 1998, approximately $91 million of those bonds were outstanding.

	 The Ohio Constitution authorizes State bonds for certain housing purposes, but tax moneys may not be obligated or pledged to those bonds. In addition, the Ohio Constitution authorizes the issuance of obligations of the State for certain purposes, the owners or holders of which are not given the right to have excises or taxes levied by the State legislature to pay principal and interest. Such debt obligations include the bonds and notes issued by the Ohio Public Facilities Commission, the Ohio Building Authority and the Treasurer of State.

	 The Treasurer of State has been authorized to issue bonds to finance approximately $538.6 million of capital improvements for local elementary and secondary public school facilities (approximately $224 million is issued). Debt service on the obligations is payable from State resources.


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	 A statewide economic development program assists with loans and loan guarantees, and the financing of facilities for industry, commerce, research and distribution. The law authorizes the issuance of State bonds and loan guarantees secured by a pledge of portions of the State profits from liquor sales. The General Assembly has authorized the issuance of these bonds by the State Treasurer, with a maximum amount of $300 million, subject to certain adjustments, currently authorized to be outstanding at any one time. A 1996 issue of approximately $168.7 million of taxable bonds refunded previously outstanding bonds. The highest future fiscal year debt service on the outstanding bonds, which are payable through 2022, is approximately $16 million.

	 An amendment to the Ohio Constitution authorizes revenue bond financing for certain single and multifamily housing. No State resources are to be used for the financing. As of January 30, 1998, the Ohio Housing Financing Agency, pursuant to that constitutional amendment and implementing legislation, had sold revenue bonds in the aggregate principal amount of approximately $309.8 million for multifamily housing and approximately $4.72 billion for single family housing. A constitutional amendment adopted in 1990 authorizes greater State and political subdivision participation in the provision of housing for individuals and families. The General Assembly could authorize State borrowing for this purpose by the issuance of State obligations secured by a pledge of all or a portion of State revenues or receipts, although the obligations may not be supported by the State's full faith and credit.

	 A constitutional amendment approved in 1994 pledges the full faith and credit and taxing power of the State to meet certain guarantees under the State's tuition credit program. Under the amendment, to secure the tuition guarantees, the General Assembly is required to appropriate moneys sufficient to offset any deficiency that may occur from time to time in the trust fund that provides for the guarantee and at any time necessary to make payment of the full amount of any tuition payment or refund required by a tuition payment contract.

	 Schools and Municipalities. The 612 public school districts and 49 joint vocational school districts in the State receive a major portion (approximately 44%) of their operating funds from State subsidy appropriations, the primary portion known as the Foundation Program. They also must rely heavily upon receipts from locally-voted taxes. Some school districts in recent years have experienced varying degrees of difficulty in meeting mandatory and discretionary increased costs. Current law prohibits school closings for financial reasons.

	 Original State basic aid appropriations for the 1992-93 biennium provided for an increase in school funding compared to the preceding biennium. The reduction in appropriations spending for fiscal year 1992 included a 2.5% overall reduction in the annual Foundation Program appropriations and a 6% reduction in other primary and secondary education programs. The reductions were in varying amounts, and had varying effects, with respect to individual school districts. State appropriations for primary and secondary education for the 1994-95 biennium provided for 2.4% and 4.6% increases in basic aid for the two fiscal years of the biennium. State appropriations for primary and secondary education for the 1996-97 biennium provided for a 13.6% increase in school funding appropriations over those in the preceding biennium. State appropriations for the current 1998-99 biennium provide for a 14.5% increase over the previous biennium.

	 In years prior to fiscal year 1990, school districts facing deficits at year end had to apply to the State for a loan from the Emergency School Advancement Fund. Legislation replaced the Fund with enhanced provisions for individual district local borrowing, including direct application of Foundation Program distributions to repayment if needed. In fiscal year 1995, 29 school districts received loans totaling approximately $71.1 million. In fiscal year 1996, 20 school districts have received loans totaling approximately $87.2 million. In fiscal year 1997, 12 school districts have received loans totaling approximately $113 million. As of January 8, 1998, one school district has received approval for a loan of approximately $17.2 million.


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	 The Ohio Supreme Court concluded, in a decision released March 24,
1997, that major aspects of the State's system of school funding are unconstitutional. The Court ordered the State to provide for and fund sufficiently a system complying with the Ohio Constitution, staying its order for a year to permit time for responsive corrective actions by the Ohio General Assembly. In response to a State motion for reconsideration and clarification of its opinion, the Court, on April 25, 1997, indicated that property taxes may still play a role in, but can no longer by the primary means of, school funding. The Court also confirmed that contractual repayment provisions of certain debt obligations issued for school funding will remain valid until the stay terminates.

	 Various Ohio municipalities have experienced fiscal difficulties. Due to these difficulties, the State established procedures to identify and assist cities and villages experiencing defined "fiscal emergencies". A commission appointed by the Governor monitors the fiscal affairs of municipalities facing substantial financial problems. As of January 8, 1998, this act has been applied to eleven cities and thirteen villages. The situations in nine cities and nine villages have been resolved and their commissions terminated.

	 State Employees and Retirement Systems. The State has established five public retirement systems which provide retirement, disability retirement and survivor benefits. Federal law requires newly-hired State employees to participate in the federal Medicare program, requiring matching employer and employee contributions, each now 1.45% of the wage base. Otherwise, State employees covered by a State retirement system are not currently covered under the federal Social Security Act. The actuarial evaluations reported by these five systems showed aggregate unfunded accrued liabilities of approximately $13,816.1 million covering both State and local employees.

	 The State engages in employee collective bargaining and currently operates under staggered two-year agreements with all of its 21 bargaining units. The bargaining unit agreements with the State expire at various times in 1997.

	 Health Care Facilities Debt. Revenue bonds are issued by Ohio counties and other agencies to finance hospitals and other health care facilities. The revenues of such facilities consist, in varying but typically material amounts, of payment from insurers and third-party reimbursement programs, such as Medicaid, Medicare and Blue Cross. Consistent with the national trend, third-party reimbursement programs in Ohio have begun new programs, and modified benefits, with a goal of reducing usage of health care facilities. In addition, the number of alternative health care delivery systems in Ohio has increased over the past several years. For example, the number of health insuring corporations licensed by the Ohio Department of Insurance increased from 12 on February 14, 1983 to 40 as of January 29, 1998. Due in part to changes in the third-party reimbursement programs and an increase in alternative delivery systems, the health care industry in Ohio has become more competitive. This increased competition may adversely affect the ability of health care facilities in Ohio to make timely payments of interest and principal on the indebtedness.


OREGON

	 RISK FACTORS--Introduction. Oregon's public finances were dramatically altered in November 1990 by the adoption of Ballot Measure No. 5 by the voters of the State of Oregon. The Measure, which amended the Oregon Constitution by the addition of a new Article XI, Section 11b, limited property taxes for non-school government operations to $10 per $1,000 of real market value beginning in the 1991-92 fiscal year. Property taxes for school operations were limited to $15 per $1,000 of real market value in the 1991-92 fiscal year, while ultimately declining to $5 per $1,000 of real market value in the 1995-96 fiscal year. The Measure also required the State of Oregon to use the State General Fund revenues to pay school districts replacement dollars through the 1995-96 fiscal year for most of the revenues lost by the school districts because of the Measure's limitations on their tax levies.


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	 The State Legislative Revenue Office reports that, as a result of
Ballot Measure No. 5, non-school districts lost approximately $59.0 million of revenues during the 1993-95 fiscal biennium, and school districts lost $1.604 billion of tax revenues in the 1993-95 fiscal biennium.

	 The Measure contains many confusing and ill-defined terms, which may ultimately be resolved by litigation in Oregon courts. In an attempt to define some of these terms, and to provide guidance to Oregon municipalities, the 1991 Oregon Legislature approved a comprehensive revision of the statutes applicable to the issuance of municipal debt in Oregon. A section of the 1991 legislation, which excluded tax increment financing for urban renewal bonds indebtedness from the limits of Ballot Measure No. 5, was declared invalid by the Oregon Supreme Court in September, 1992. The Court, which affirmed an earlier ruling of the Oregon Tax Court, determined that tax increment financing plans imposed a "tax" on property subject to the limitations of Ballot Measure No. 5. A proposed State constitutional amendment which would have revalidated tax increment financing was referred to the Oregon voters in May 1993 and rejected. The City of Portland had outstanding $70.6 million in principal amount of urban renewal bonds as of June 30, 1996. The Portland City Council has committed the City to honor the payment of the urban renewal bonds from alternative sources.

	 The Measure defines the term "tax" as "any charge imposed by a governmental unit upon property or upon a property owner as a direct consequence of ownership of that property," excepting only from that definition "incurred charges and assessments for local improvements." All Oregon issuers are required to analyze the charges they assess to determine if they constitute "taxes," which are then limited by the constraints of the Measure. Moreover, debt service payments for revenue and special assessment bonds are required to be reviewed in the light of the Measure to determine if the charges made by the municipal issuer for these debt service payments will constitute "taxes" limited by the Measure. The comprehensive legislative revision of Oregon municipal debt contains statutory guidelines to assist a municipality in determining if the charges assessed are "taxes" limited under the Measure.

	 Debt service on bonded indebtedness may be adversely affected by Ballot Measure No. 5 if the tax levied to provide funds for the servicing of the debt will be included in the calculation of the maximum permitted tax levy under the Measure. Taxes levied to pay for bonded debt will generally be included in the limitations prescribed by the Measure, unless

	 * The bonded indebtedness was specifically authorized by the Oregon Constitution (as, for example, the Oregon Veterans' Bonds), or

	 * (i) The bonded indebtedness was incurred or will be incurred "for capital construction or improvements," (ii) the bonds issued for the capital construction or improvements are general obligation bonds, and (iii) the bonds were either issued before November 6, 1990, or, if issued after that date, were approved by the electors of the issuer.

	 To provide for this limitation on the authority to tax, the Oregon legislation creates two classifications of bonds secured by the taxing authority of a municipal issuer: "general obligation bonds," which are bonds secured by an authority to tax unlimited by the Measure, and "limited tax bonds," which are bonds secured by an authority to levy taxes only within the overall limits imposed on a municipal issuer by the Measure.

	 November 1996 Ballot Measures. Oregon voters will be asked to consider 23 ballot measures at the November 1996 general election. These ballot measures may have direct and indirect impacts on the finances of the State and its municipal institutions. The net financial effect of these ballot measures is not possible to gauge at this time, but the approval of several of these ballot measures (whether individually or cumulatively, if more than one ballot measure were approved) could adversely effect the ability of Oregon issuers to service their outstanding debt and to issue new debt.


				    105


	 Ballot Measure 47, for example, would reduce property taxes through the 1997-98 fiscal year based on prior year levels and would limit growth in property taxes in subsequent years to 3 percent a year, with certain exceptions. Ballot Measure 47 would also prohibit, without a vote of the people, alternate local financing of government services or products paid in part or whole historically by property taxes. Ballot Measure 47 would also require a majority vote and 50 percent voter turnout to pass new property tax measures on any date other than a general election. The State Legislative fiscal office estimates revenue losses to local governments from Ballot Measure 47 at $472 million in 1997-98, $560 million in 1998-99, and increasing thereafter. This reduction in local government revenues could have a significant impact on the ability of local governments to service their outstanding debt.

	 Ballot Measure 46 would require the vote of a majority of registered voters to pass revenue measures; the current system requires only a majority of those voting in an election to pass revenue measures. The new requirement would apply to all proposed tax increases, including property tax operating levies and levies for general obligation bond issues. If adopted, Ballot Measure 46 would make the passage of taxation measures much more difficult, and would most likely lead to fewer tax supported debt and operating levies.

	 The impact of other ballot measures is more indirect, with some ballot measures projected by the State to result in net savings for the State and its municipal institutions, and others projected to require additional expenditures. The approval by voters of these ballot measures could cause a reduction in the ratings for debt obligations issued by the State and its political subdivisions, as well as by Oregon municipalities. Rating changes, if any, may also depend upon the specific impact of the individual ballot measure or measures on the revenues of the issuer and the effect of the ballot measures on the revenues utilized to pay the debt service of the rated indebtedness.

	 Fiscal Matters. The State Department of Administrative Services expects some slowing in Oregon's economy due in part to a shortage of skilled labor and some decrease in the growth rate of the construction sector. The Department projects job growth to be 4.1 percent in 1996 and 2.4 percent in 1997. The Department projects that net in-migration should provide some additional skilled workers, but movement to Oregon from other states is likely to be limited by higher home prices in Oregon and a continuing economic recovery in California. The Department projects that expansion of the semiconductor industry will remain the driving force behind Oregon's economic growth. Strong export activity, broad base service sector growth and growth in electronic jobs and overall high technology manufacturing jobs should, according to the Department, also contribute to Oregon economic growth. The Department expects that income, population and employment growth will exceed the national average for the eight-year period between 1995 and 2003.

	 The Department of Administrative Services reports that Oregon wage and salary employment for the first quarter of 1996 increased at an annual rate of
4.8 percent, and projects an increase of 7.8 percent in 1996, down from an estimated 8.1 in 1995. The Department estimates that personal income increased
7.6 percent in 1995 and projects an increase of 6.9 percent in 1996.

	 The Oregon Constitution requires that the State budget be balanced during each fiscal biennium. Should the State experience budgetary difficulties similar to the effects of the national recession on Oregon during the first half of the 1980's, the State, its agencies, local units of government, schools and private organizations which depend on State revenues and appropriations for both operating funds and debt service could be required to expand revenue sources or curtail certain services or operations in order to meet payments on their obligations. To the extent any difficulties in making payments are perceived, the market value and marketability of outstanding debt obligations in the Oregon Trust, the asset value of the Oregon Trust and interest income to the Oregon Trust could be adversely affected.

	 The budget for the 1995-97 biennium includes a General Fund budget of $7.375 billion, representing an increase of 15.3% over 1993-95 expenditures. Total appropriations for all funds in the 1995-97 budget are


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$22.262 billion, representing an increase of 8.6% over the 1993-95 expenditures.
This total includes, in addition to the General Fund, $10.917 billion in Other Funds and $3.970 billion in Federal Funds.

	 The obligation of the State under Ballot Measure No. 5 to replace most of the lost revenues of school districts has had an adverse effect on the State's General Fund. These replacement dollars are estimated by the State Legislative Revenue Office to total $461.0 million during the 1991-93 fiscal biennium, $1.499 billion during the 1993-95 biennium, and $1.309 billion during the 1995-96 fiscal year. Under Ballot Measure No. 5, the State's obligation to replace school revenues terminates after fiscal year 1995-96.

	 Debt Obligations. The State of Oregon issued $658.1 million in bonds, notes and certificates of participation ("COPs") during the fiscal year ended June 30, 1996, an increase of 49.3% from the $440.8 million in bonds, notes and COPs issued in the fiscal year ended June 30, 1995. Of the fiscal year 1995-96 total, $174.6 million were general obligations, $213.6 million were revenue obligations, and $269.9 million were COPs. During the fiscal year ended June 30, 1996, local Oregon governments issued approximately $1.051 billion in debt, a decrease of approximately 20.2% from the fiscal year ended June 30, 1995 issuances of $1.317 billion.

	 The State of Oregon had outstanding $3.697 billion in general obligations at June 30, 1996 representing a decrease of 12.7% from the total outstanding of $4.235 billion at June 30, 1995. Oregon local governments had $7.302 billion in total debt outstanding at June 30, 1995, representing an increase of 8.7% from the total outstanding of $6.718 billion at June 30, 1995.

	 At June 30, 1996, the State of Oregon had outstanding approximately $2.837 billion of Oregon Veterans' Welfare Bonds and Notes, representing a decrease of 14.9% from the total outstanding of $3.333 billion at June 30, 1995. The Veterans' Welfare Bonds and Notes, which are utilized to finance the veterans' mortgage loan program, are administered by the Oregon Department of Veterans' Affairs, and are general obligations of the State of Oregon.

	 General obligation bonds of the State of Oregon are currently rated Aa by Moody's and AA- by Standard & Poor's.

	 Taxes and Other Revenues. The State relies heavily on the personal income tax. The personal income tax generated $5.381 billion of the total 1993-95 biennium General Fund revenues of $6.536 billion. The State's Department of Revenue estimates that the personal income tax will generate $6.024 billion of the total General Fund revenues of $7.127 billion projected for the 1995-97 biennium. The State corporate income and excise tax generated $575.8 million in revenues during the 1993-95 biennium, and is projected by the Department of Revenue to generate $470.9 million in revenues during the 1995-97 biennium.

	 Revenues generated by the State lottery are currently dedicated to economic development and education. State lottery officials report that revenues generated from the regular lottery sales for the 1995-96 fiscal year totaled $344.2 million, with $75.3 million of that amount having been made available to the State. State lottery officials also report that the State's video poker program generated revenues of $355.7 million during the 1995-96 fiscal year, with $202.7 million of that amount being made available to the State. State lottery officials currently forecast $354.4 million from regular lottery sales and $340.6 million from video poker sales for the 1996-97 fiscal year, with $80.0 million and $187.3 million of those amounts, respectively, projected to be available to the State. State lottery officials project that revenues for the 1995-1997 biennium from regular lottery sales will be $698.6 million and from video poker sales will be $696.3 million, with $155.3 million and $390.1 million of those amounts, respectively, projected to be available to the State. State Lottery officials expect video poker revenues to remain uncertain due to increasing competition from tribal gambling casinos.


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	 Under existing state tax programs, if the actual corporate income and excise taxes received by the State in a fiscal biennium exceed by two percent or more the amount estimated to be received from such taxes for the biennium, the excess must be refunded as a credit to corporate income and excise taxpayers in a method prescribed by statute. Similarly, if General Fund revenue sources (other than corporate income and excise taxes) received in the biennium exceed by two percent or more the amount estimated to be received from such sources during the biennium, the excess must be refunded as a credit to personal income taxpayers.

	 Authority to levy property taxes is presently vested with the governing body of each local government unit. In addition to the restrictions of Ballot Measure No. 5, other constitutional and statutory provisions exist which limit the amount that a governing body may levy:

	 1. Levy Within 6 Percent Limitation (Tax Base Levy). A tax base, approved by a majority of voters at a statewide general or primary election, represents permanent authority to annually levy a dollar amount which cannot exceed the highest amount levied in the three most recent years in which a levy was made, PLUS six percent thereof. A local unit is permitted to have but one tax base levy and proceeds may be used for any purpose for which the unit may lawfully expend funds.

	 2. Levy Outside 6 Percent Limitation (Special, Serial or Continuing
Levy). Special and serial levies are temporary taxing authorities permitting the levy of a specific dollar amount for one year (Special) or for two or more years up to ten years (Serial). Continuing levies are those approved by voters prior to 1953, are permanent in nature and are limited in amount by the product of the voted tax rate and the assessed value of the unit. Since 1978 Serial levies may also be established based on a specified tax rate but the term may not exceed three years. Not more than four serial levy measures may be proposed in a given year.

	 3. Levy Not Subject to 6 Percent Limitation (Debt Levy). Local units are required to annually levy an amount sufficient to pay principal and interest costs for a bonded debt. Bond measures to be paid from future tax levies must first be approved by a majority of those voting unless otherwise provided by law.

	 Responding to a number of school closures occurring as a result of tax levy failures during the last decade, Oregon voters approved a school "safety Net" measure in 1987 designed to prevent future closures and maintain schools at the standards required by the State. The law provides that in the event a school district levy is defeated, upon making a finding that schools may close for lack of funds, the school board is authorized to levy property taxes no greater than the amount levied in the prior year and to adjust the district budget accordingly for the period through the next date set to vote on the levy.

	 Litigation. The following summary of litigation relates only to matters as to which the State of Oregon is a party and as to which the State of Oregon has indicated that the individual claims against the State exceed $5 million. Other litigation may exist with respect to individual municipal issuers as to which the State of Oregon is not a party, but which, if decided adversely, could have a materially adverse effect on the financial condition of the individual municipal issuer.

	 1. SAIF Fund Transfers. During 1983, three special sessions of the Legislature were convened to balance the previously approved budget for the 1981-83 fiscal biennium. Among the actions required to balance the budget were the reduction of expenditures during the biennium by more than $215 million and the transfer to the State's General Fund in June 1983 of $81 million from the surplus of the State Accident Insurance Fund ("SAIF") that were held in SAIF's Industrial Accident Fund. The State was sued in litigation challenging the legality of the transfer of this surplus from SAIF's Industrial Accident Fund to the General Fund. The Oregon Supreme Court held that the transfer of the $81 million was not proper. The Court did not, however, require that the funds be repaid to SAIF, nor did the Court award the plaintiff any damages.


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	 As a result of the decision, a coalition of Oregon businesses filed companion class action lawsuits in 1988 against the State seeking the return of the entire $81 million, plus interest accrued. The lawsuit alleged that 30,000 Oregon businesses were denied potential dividend payments when the Legislature improperly transferred the SAIF reserves to the General Fund.

	 After a series of appeals, on November 19, 1993, the Oregon Supreme Court ruled that the State should return to SAIF the $81 million that the Legislature transferred to the General Fund. The Oregon Supreme Court remanded the case to the trial court to fashion a decree based upon evidence of what SAIF would have done with the money if it had not been transferred to the General Fund. On remand, the trial court ordered the State to return the $81 million to SAIF, with interest at the rate Industrial Accident Fund investments have earned since July 1, 1982. In its 1995 session, the Legislative Assembly appropriated $60 million to the Industrial Accident Fund. To date, the State has repaid $65 million of the $81 million principal amount, but has not yet paid any of the interest obligation.

	 The parties drafted a settlement agreement, which the trial court approved on February 26, 1996. Under the agreement, the State is obligated to pay a total of $225 million to the Industrial Accident Fund. Of that amount, $65 million has already been paid, $80 million must be paid at the end of the 1997 legislative session, and an additional $80 million must be paid at the end of the 1999 legislative session. If the State Legislature fails to appropriate the required amounts, the State will be in breach of the agreement and subject to additional court action from the plaintiffs.

	 2. Spotted Owl Timber Sale Cases. The State is currently facing potential claims in connection with twenty-two State timber sales involving timber lands that spotted owls may be using as habitats. Although only a few suits have been brought against the State at this time, the State anticipates that other similar cases will be filed. While the State has indicated that it is not now possible to estimate the probable outcome of these claims, it estimates that the total potential exposure to the State exceeds $11.6 million.

	 3. State Employee Claims for Overtime Pay. Two cases have been brought on behalf of state employees who had been deemed exempt from the federal Fair Labor Standards Act overtime provisions. In the first case, plaintiffs sought class status for state employees who claim that they are not salaried employees exempt from the federal Fair Labor Standards Act overtime provisions. In November 1995, judgment was entered in this case against the State in the amount of $705,802, plus $84,801 in prejudgment interest. In the second case, filed on behalf of all state management service employees, plaintiffs claim that employees who are subject to disciplinary pay reduction are entitled to payment for overtime. The plaintiff class consists of approximately 50 individuals. The State estimates that the amount of damages the plaintiff class could recover equals approximately $1.5 to $2 million plus attorneys' fees. Based upon a recent decision by the United States Supreme Court that expands the scope of Eleventh Amendment immunity of states from suits in federal court, the State has asked the United States Court of Appeals for the Ninth Circuit to remand one of these cases for entry of a judgment dismissing the action for lack of subject matter jurisdiction and anticipates filing a similar motion in the second case. The State anticipates the Court of Appeals will grant its motion and plaintiffs will refile their cases in state court.

	 4. Taxation of Federal Retiree Pension Benefits. Several cases have been filed in the Oregon Tax Court and the Oregon Circuit Courts alleging that a 1991 increase in the Public Employees' Retirement System ("PERS") benefits, to offset State taxation of the PERS benefits, violates a holding by the United States Supreme Court in Davis v. Michigan Dept. of Treasury. The Davis case holds that state statutes may not provide disparate tax treatment of state and federal pension benefits. The Oregon Supreme Court upheld a ruling by the Oregon Tax Court in Ragsdale v. Dept. of Revenue that the increase in PERS benefits did not violate the Davis holding, and is constitutional; the United States Supreme Court has denied review of this case.


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	 Suits involving the same plaintiffs and issues have also been filed in the state circuit court and in the tax court on behalf of a group of federal retirees seeking refunds of taxes paid to the State. The case has been stayed in circuit court and is being litigated in the tax court. In 1995, the Oregon Legislature enacted House Bill 3349 ("HB 3349"), which provides a remedy to PERS beneficiaries. The federal retirees are also challenging the provisions of HB 3349. The State has indicated that it is not possible to estimate the potential impact of liability under any of the PERS cases at this time.

	 An additional case challenging the PERS benefit increase on the same grounds that the court ruled against in the Ragsdale case, and seeking to invalidate HB 3349, was filed in Multnomah County. The court ruled in favor of the State, but plaintiffs are seeking clarification and reconsideration of the judge's ruling.

	 5. Taxation of State Retiree Benefits. Class action certification has been granted in an action filed against the State and other public entities regarding the taxation of Oregon public employment retirement benefits. The defendant class is composed of all employers participating in PERS. The plaintiffs seek enforcement of the Oregon Supreme Court's decision in Hughes v. State of Oregon. In Hughes, the Court ruled that a statutory amendment repealing a tax exemption for retirement benefits violated the constitutional provision against impairment of contract for benefits received from work performed prior to the date of amendment. The Court in Hughes deferred to the Oregon Legislature to fashion a remedy; the Oregon Legislature failed to fashion a remedy, however, in its 1993 session. Plaintiffs filed this action, therefore, to seek to require public employers to pay breach of contract damages or to increase benefits due to taxation of previously untaxed pensions.

	 The 1995 Oregon Legislature enacted HB 3349, which provides a remedy to PERS beneficiaries by granting PERS members increased benefits as compensation for damages resulting from the taxation of the PERS benefits. The bill also prohibits any class action suit for damages based upon such taxation and, according to the State, effectively renders the claims of the PERS beneficiaries moot. The fiscal impact statement submitted with this bill indicated that State agencies will be obligated to pay increased employer contributions of approximately $27 million in the 1995-97 biennium and approximately $36 million in the 1997-99 biennium to fund the benefits increase.

	 Local governments have asserted defenses that they should not be required to provide funds for the remedy provided in HB 3349 based upon breach of contract theories, and are seeking indemnification from the State for any amounts they must pay toward a remedy. The passage of HB 3349 does not moot the claims of local governments. If the local governments are successful, liability would be imposed directly on the General Fund for the amount of increased benefits that the local governments must pay as a result of HB 3349. According to the State, the amount of liability imposed on the State as a result of the local governments' claims is uncertain. The trial court has ruled in favor of local governments on the breach of contract issues.

	 In November 1995, the Circuit Court ruled on the State's motions for reconsideration of the Court's earlier ruling with respect to the local governments' claims and on HB 3349. The Court upheld its ruling with respect to local governments. The Court also found that the effect of HB 3349 was to require local governments to pay breach of contract damages in violation of the Court's prior ruling, because the local governments would be required to pay increased contribution amounts to fund the remedy provided in HB 3349. In addition, because the source of funds for the increased benefit payments was an integral part of HB 3349, and could not be severed from the rest of the bill, the Court held that HB 3349 was void in its entirety. The Court enjoined the payment of increased benefits, scheduled to begin in January 1996, to PERS retirees under HB 3349. The State has appealed the Circuit Court's ruling.

	 6. Out-of-State Insurance Company Claims. In August 1993, several out-of-state insurance companies filed a lawsuit against the State challenging the State's gross premium tax on out-of-state insurers. The lawsuit alleges that the tax violates the Equal Protection Clause of the 14th Amendment to the United States


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Constitution because the tax treats domestic and "foreign" insurers differently.
The insurance companies seek a declaration that the Oregon gross premium tax is unconstitutional, refunds of all premiums paid from 1982 to date, and the recovery of their attorney's fees. According to the State, if claims were brought by all affected foreign insurers, the State's possible refund liability exposure could exceed $30 million. In hearings before the 1993 Oregon
Legislative Assembly concerning the gross premium tax laws, the estimates of the State's potential refund liability in such a case ranged from $27.4 million to $174.6 million.

	 The 1995 Oregon Legislative Assembly passed House Bill 2855 ("HB 2855") which equalizes the taxation of foreign and domestic insurers. Most insurance companies have dismissed their cases due to the passage of HB 2855. One insurance company, however, has not dropped its counterclaim on the equal protection issue. If this case proceeds to trial and succeeds, it could open the door to recovery by other insurers who are not a party to the present action and have not allowed the case to be dismissed against them with prejudice. If such insurers do bring cases, the State could be subject to potential refund liability of several million dollars per year for each year that must be refunded. In February 1996, the court ruled on cross motions for summary judgment. The court ruled in favor of the State on all issues except the years for which a retaliatory tax could be imposed, with the result that the State will be unable to collect approximately $750,000. No judgment has been entered in the case. The parties are pursuing settlement negotiations to arrive at a consent decree.

	 7. Liability for PERS Losses. Four separate plaintiffs have filed lawsuits against the State seeking reimbursement on behalf of the Public Employees' Retirement Fund (the "Fund") for losses in excess of $5 million allegedly suffered by the Fund as a result of investment actions taken by former Oregon State Treasury employees. The plaintiffs seek recovery of the losses from the issuers of certain fidelity bonds or, in the alternative, a transfer from the State's general fund to the Fund of any losses that are not recoverable under the fidelity bonds. The State has now recovered on the fidelity bond an amount that offsets part of the losses to the Fund. According to the State, plaintiffs' claims that are based upon recovery under the bond are now moot. The remaining claims were dismissed by the trial court. In February 1995 the Oregon Court of Appeals upheld the trial court's decision. The Oregon Supreme Court has granted review of the case on several issues. Upon reconsideration, however, the Oregon Supreme Court dismissed the review as improvidently granted. The Court of Appeals ruling that affirmed the trial court's dismissal of the case, therefore, stands as the final resolution of these cases.

	 8. Challenge to Oregon Health Plan. A class action suit has been filed in federal court seeking to add certain Medicare beneficiaries, consisting of disabled and elderly persons, to the group of persons covered under the Oregon Health Plan (the "Plan"). The plaintiff class is seeking additional services offered under the Plan which they do not receive under the Federal Medicare program. If plaintiffs are successful, the State estimates that costs under the Plan would increase an additional $30 million per biennium. The Court has ruled in favor of the State on its motion for summary judgment and dismissed the case. The plaintiffs have filed an appeal of the court's ruling with the United States Court of Appeals for the Ninth Circuit.

	 9. Liability for Radiation Experiments. A class action suit has been filed in federal court on behalf of inmates and their families for injuries sustained by inmates in radiation experiments in the 1960s and 1970s. The former head of the medical services for the Oregon State Police has been named as a defendant. Plaintiffs seek $250 million in damages. Although the State believes it is too early to determine the actual amount plaintiffs are likely to recover, the State believes it is unlikely they will recover the full amount sought. According to the State, the State intends to assert defenses based on statute of limitation and ultimate repose.


PENNSYLVANIA


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	 RISK FACTORS--Potential purchasers of Units of the Pennsylvania Trust should consider the fact that the Trust's portfolio consists primarily of securities issued by the Commonwealth of Pennsylvania (the "Commonwealth"), its municipalities and authorities and should realize the substantial risks associated with an investment in such securities. Although the General Fund of the Commonwealth (the principal operating fund of the Commonwealth) experienced deficits in fiscal 1990 and 1991, tax increases and spending decreases have resulted in surpluses the last four years; as of June 30, 1996, the General Fund had a surplus of $635.2 million.

	 Pennsylvania's economy historically has been dependent upon heavy industry, but has diversified recently into various services, particularly into medical and health services, education and financial services. Agricultural industries continue to be an important part of the economy, including not only the production of diversified food and livestock products, but substantial economic activity in agribusiness and food-related industries. Service industries currently employ the greatest share of nonagricultural workers, followed by the categories of trade and manufacturing. Future economic difficulties in any of these industries could have an adverse impact on the finances of the Commonwealth or its municipalities and could adversely affect the market value of the Bonds in the Pennsylvania Trust or the ability of the respective obligors to make payments of interest and principal due on such Bonds.

	 Certain litigation is pending against the Commonwealth that could adversely affect the ability of the Commonwealth to pay debt service on its obligations including suit relating to the following matters: (i) the ACLU has filed suit in federal court demanding additional funding for child welfare services; the Commonwealth settled a similar suit in the Commonwealth Court of Pennsylvania and is seeking the dismissal of the federal suit, inter alia because of that settlement; after its earlier denial of class certification was reversed by the Third Circuit Court of Appeals, the district court granted class certification to the ACLU, and the parties are proceeding with discovery (no available estimate of potential liability); (ii) in 1987, the Supreme Court of Pennsylvania held the statutory scheme for county funding of the judicial system to be in conflict with the constitution of the Commonwealth, but stayed judgment pending enactment by the legislature of funding consistent with the opinion; a special master appointed by the Court submitted an implementation plan in 1997, recommending a four phase transition to state funding of a unified judicial system; the special master recommended that the implementation of the phase should be effective July 1, 1998, with the completion of the final phase early next century; objections to the Special Master's report were due by September 1, 1997; the General Assembly has yet to consider legislation implementing the Court's judgment; (iii) litigation has been filed in both state and federal court by an association of rural and small schools and several individual school districts and parents challenging the constitutionality of the Commonwealth's system for funding local school districts--the federal case has been stayed pending the resolution of the state case; the state trial, post-trial briefing and oral arguments have been completed, and the judge has taken the case under advisement (no available estimate of potential liability); (iv) Envirotest/Synterra Partners ("Envirotest") filed suit against the Commonwealth asserting that it sustained damages in excess of $350 million as a result of investments it made in reliance on a contract to conduct emissions testing before the emission testing program was suspended. Envirotest has entered into a Settlement Agreement to resolve Envirotest's claims that will pay Envirotest a conditional sum of $195 million over four years; (v) in litigation brought by the Pennsylvania Human Relations Commission to remedy unintentional conditions of segregation in the Philadelphia public schools, the School District of Philadelphia filed a third-party complaint against the Commonwealth asking the Commonwealth Court to require the Commonwealth to supply funding necessary for the District to comply with orders of the court; the Commonwealth Court found that the School District was entitled to receive an additional $45.1 million for the 1996-97 school year, but the Pennsylvania Supreme Court vacated this decision in September 1996; pursuant to the Court's orders, the parties have briefed certain issues, but oral argument has not yet been scheduled (no available estimate of potential liability); (vi) in February 1997, five residents of the City of Philadelphia, joined by the City, the School District and others, filed a civil action in the Commonwealth Court for declaratory judgment against the Commonwealth and certain Commonwealth officers and officials that the defendants had failed to provide an adequate quality of education in Philadelphia, as required by the


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Pennsylvania Constitution; after preliminary objections and briefs were filed, the Court heard oral argument in September 1997, and has taken the matter under advisement (no available estimate of potential liability); (vii) in April 1995, the Commonwealth reached a settlement agreement with Fidelity Bank and certain other banks with respect to the constitutional validity of the Amended Bank Shares Act and related legislation; although this settlement agreement did not require expenditure of Commonwealth funds, the petitions of other banks are currently pending with the Commonwealth Court (no available estimate of potential liability); and (viii) suit has been filed in state court against the State Employees' Retirement Board claiming that the use of gender distinct actuarial factors to compute benefits received before August 1, 1983 violates the Pennsylvania Constitution (gender-neutral factors have been used since August 1, 1983, the date on which the U.S. Supreme Court held in Arizona Governing Committee v. Norris that the use of such factors violated the Federal Constitution); in 1996, the Commonwealth Court heard oral argument en banc, and in 1997 denied the plaintiff's motion for judgement on the pleadings (no available estimate of potential liability).

	 Although there can be no assurance that such conditions will continue, the Commonwealth's general obligation bonds are currently rated AA- by Standard & Poor's and A1 by Moody's and Philadelphia's general obligation bonds are currently rated BBB by Standard & Poor's and Baa by Moody's.

	 The City of Philadelphia (the "City") experienced a series of General Fund deficits for Fiscal Years 1988 through 1992 and, while its general financial situation has improved, the City is still seeking a long-term solution for its economic difficulties. The audited balance of the City's General Fund as of June 30, 1996 was a surplus of approximately $118.5 million up from approximately $80.5 million as of June 30, 1995.

	 In recent years an authority of the Commonwealth, the Pennsylvania Intergovernmental Cooperation Authority ("PICA"), has issued approximately $1.76 billion of Special Revenue Bonds on behalf of the City to cover budget shortfalls, to eliminate projected deficits and to fund capital spending. As one of the conditions of issuing bonds on behalf of the City, PICA exercises oversight of the City's finances. The City is currently operating under a five year plan approved by PICA in 1996. PICA's power to issue further bonds to finance capital projects expired on December 31, 1994. PICA's power to issue bonds to finance cash flow deficits expired on December 31, 1996, but its authority to refund outstanding debt is unrestricted. PICA had approximately $1.1 billion in special revenue bonds outstanding as of June 30, 1997.


THE TENNESSEE TRUST

	 RISK FACTORS--In 1978, the voters of the State of Tennessee approved an amendment to the State Constitution requiring that (1) the total expenditures of the State for any fiscal year shall not exceed the State's revenues and reserves, including the proceeds of debt obligations issued to finance capital expenditures and (2) in no year shall the rate of growth of appropriations from State tax revenues exceed the estimated rate of growth of the State's economy. That amendment also provided that no debt obligation may be authorized for the current operation of any State service or program unless repaid within the fiscal year of issuance. The State's fiscal year runs from July 1 through June 30.

	 In response to public demand for better public education throughout the State, the 1992 Tennessee General Assembly temporarily raised the State sales tax by one-half of one percent to 6%, effective April 1, 1992. This increase became permanent as a result of the 1993 legislative session. Although the issue of instituting a new State income tax scheme remains a matter of discussion amongst legislators, most political observers in Tennessee doubt such a proposal will be passed within the next two-three years.

	 The Tennessee economy generally tends to rise and fall in a roughly parallel manner with the U.S. economy. Like the U.S. economy, the Tennessee economy entered recession in the last half of 1990 which continued throughout 1991 and into 1992 as the Tennessee indexes of coincident and leading economic


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indicators trended downward throughout the period. However, the Tennessee economy gained strength during the latter part of 1992 and this renewed vitality steadily continued through 1993, 1994 and into 1995. During the latter half of 1995 and throughout calendar year 1996, the State's economy generally became inconsistent in its performance. However, many experts believe that the State will achieve modest economic gains for fiscal year ending June 30, 1997.

	 The Tennessee index of coincident economic indicators, which gauges current economic conditions throughout the State, has steadily risen each quarter beginning the third calendar quarter of 1991 except for the second quarter of calendar year 1996 where the coincident index declined slightly. For calendar year 1994 the coincident index rose approximately 6.20% over 1993 figures, while 1993 figures increased approximately 4.27% over 1992 figures, and 1992 figures showed a 2.45% increase over the previous year's figures. In 1995, figures for the coincident index showed a 2.97% increase over 1994 figures. In 1996, figures for the coincident index were up 2.18% over 1995 annual figures. No monthly figures for the coincident index are currently available for 1997.

	 Tennessee taxable sales were approximately $44.16 billion in 1991, approximately $46.96 billion in 1992, approximately $50.64 billion in 1993, approximately $55.32 billion in 1994, approximately $59.65 billion in 1995 and approximately $63.01 billion in 1996, representing percentage increases of 1.4%, 6.4%, 7.8%, 9.3%, 7.8%, and 5.6%, respectively, over the previous year's total. No Tennessee taxable sales figures are presently confirmed for 1997.

	 Current data indicate that seasonally-adjusted personal income in Tennessee has grown approximately $5.34 billion from calendar year 1992 averages to calendar year 1993 averages, representing an approximate 5.90% increase. Seasonably-adjusted personal income grew approximately $6.89 billion from calendar year 1993 averages to calendar year 1994 averages, representing an approximate 7.03% increase, and grew approximately $6.46 billion from calendar year 1994 averages to calendar year 1995 averages, representing an approximate 6.42% increase. Comparative figures for calendar year 1996 versus calendar year 1995 are not yet available.

	 From 1983 to 1993 Tennessee's per capita income increased approximately 87.1% to $18,434, compared to the national per capita income of $20,817 which translates into a ten-year increase of approximately 70.3%. In 1995, the year for which the most current data is available, per capita income in Tennessee registered $21,038 which equaled approximately 90.6% of the national level. For the fiscal year ended June 30, 1996, however, Tennessee remained the leading state in the nation in household bankruptcy filings (1 in every 45 households) with a rate more than twice the national average (1 in every 93 households).

	 Tennessee's unemployment rate stood at 4.0% for December 1994, the lowest figure since the 1980's. The unemployment rate has slowly risen over the December 1994 low. At the end of calendar year 1995, the State's unemployment rate stood at 5.2% with the national rate at 5.6% and at December 1996 the state's unemployment rate had declined slightly to 5.0% with the national rate at 5.3%. There currently is no unemployment data for 1997. For the four-year period beginning 1991 and ending 1994, average annual unemployment in Tennessee steadily decreased, from 6.6% in 1991, to 6.4% in 1992, to 5.7% in 1993 to 4.8% in 1994. However, in 1995 the average annual Tennessee unemployment rate rose to 5.2% but has since declined again to 4.9% for calendar year 1996. The Tennessee Department of Employment Security has projected minimum growth of approximately 23% in Tennessee's total employment by the year 2005, with an increase of approximately 600,000-700,000 new jobs. These projections for Tennessee compare favorably to the projections for national employment growth of 20.5% over the same period.

	 Historically, the Tennessee economy has been characterized by a slightly greater concentration in manufacturing employment than the U.S. as a whole. The Tennessee economy, however, has been undergoing a structural change in the last 20-25 years through increases in service sector and trade sector employment and


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manufacturing employment in Tennessee has steadily declined on a percentage of work force basis. Service sector employment in Tennessee has climbed steadily since 1973, increasing its share of overall State non-agricultural employment from 14.5% to 24.7% in 1993. Over the same period, employment in manufacturing has declined from 33.9% to 22.7%, and employment in the trade sector has increased in the period from 1973 to 1993 from 20.4% to 23.0% of non-agricultural employment. Recently, overall Tennessee non-agricultural employment has grown in the period from 1991 to 1996 from approximately 2.18 million persons to approximately 2.60 million persons, representing percentage increases of approximately 2.8%, 3.7%, 4.0%, 3.3% and 4.0% for 1992, 1993, 1994,
1995 and 1996, respectively, over the previous year's figure. Accordingly, non-agricultural employment in Tennessee is relatively uniformly diversified today with approximately 23% in the manufacturing sector, approximately 25% in each of the trade and service sectors and approximately 15% in government. No data is currently available for 1997 non-agricultural employment figures.

	 Manufacturing employment is one component of non-agricultural employment. Tennessee manufacturing employment averaged approximately 503,000 persons in 1991; 515,000 persons in 1992; 529,000 persons in 1993,
539,000 persons in 1994, 543,000 persons in 1995, and 531,000 persons in
1996. Comparatively, these figures represent the following percentage changes from the previous year's figures: approximately 2.4% (1992 vs.
1991), 2.7% (1993 vs. 1992), 1.9% (1994 vs. 1993), 6.5% (1995 vs. 1994) and
-2.28% (1996 vs. 1995). No manufacturing employment figures are currently available for 1997.

	 The Tennessee index of leading economic indicators acts as a signal of the health of the State's economy four to nine months ahead. In 1994, figures for the leading index rose approximately 2.40% over 1993 figures, while 1993 figures were up approximately 1.38% over 1992 figures. In 1995, figures for the leading index rose a very small .02% over 1994 numbers. In this most recent year, the 1996 leading index average showed an increase of .84% over the 1995 leading index average.

	 Tennessee Department of Revenue collections for calendar year 1995 increased to approximately $5.91 billion, an increase of approximately $410 million, or 6.84% over 1994 figures. Calendar year 1996 figures are unconfirmed at the time of this publication. The State's rainy-day fund remained constant from December 1994 to December 1996 at approximately $101 million.

	 Tennessee's population increased approximately 6.2% from 1980 to 1990, less than the national increase of 10.2% for the same period. As of July 1, 1996, the State's population was estimated at approximately 5.4 million. A U.S. census study projects that Tennessee will be the fifth most popular destination for new residents coming from other states during the period from 1990-2020. Population growth in Tennessee is expected to come mostly in the major metropolitan areas (Memphis, Nashville, Knoxville and Chattanooga) over the next 10-15 years. The overall state population is expected to grow 5.5% between 1990 and 2000, then 4.6% for the period between 2000 and 2010. Greatest growth is expected to occur in the Nashville MSA, which, in 1995, and for the first time, passed the Memphis MSA as the largest metropolitan population center in Tennessee. The largest population decline is expected in the rural counties of northwest Tennessee.

	 Tennessee's general obligation bonds are rated Aaa by Moody's and AA+ by Standard & Poor's. Tennessee's smallest counties have Moody's lower ratings ranging from Baa to B, in part due to these rural counties' limited economies that make them vulnerable to economic downturns. Tennessee's four largest counties (Shelby, Davidson, Knox and Hamilton) have the second highest of Moody's nine investment grades, Aa. There can be no assurance that the economic conditions on which these ratings. are based will continue or that particular obligations contained in the Portfolio of the Tennessee Trust may not be adversely affected by changes in economic or political conditions.


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	 The Sponsors believe that the information summarized above describes some of the more significant information regarding the Tennessee economy and relating to the Tennessee Trust. For a discussion of the particular risks with each of the Debt Obligations, and other factors to be considered in connection therewith, reference should be made to the Official Statements and other offering materials relating to each of the Debt Obligations included in the portfolio of the Tennessee Trust. The foregoing information regarding the State does not purport to be a complete description of the matters covered and is based solely upon information provided by State agencies, publicly available documents and news reports of statements by State officials and employees. The Sponsors and their counsel have not independently verified this information, however, the Sponsors have no reason to believe that such information is incorrect in any material respect. None of the information presented in this summary is relevant to Puerto Rico or Guam Debt Obligations which may be included in the Tennessee Trust.


TENNESSEE TAXES

	 In the opinion of Hunton & Williams, Knoxville, Tennessee, special counsel on Tennessee tax matters, under existing Tennessee law and assuming that
(i) the Tennessee Trust is a grantor trust under the grantor trust rules of Sections 671-677 of the Code and (ii) not less than 75% of the value of the investments of the Tennessee Trust are in any combination of bonds of the United States, State of Tennessee, or any county or any municipality or political subdivision of the State, including any agency, board, authority or commission of the State or its subdivisions:

	 1. The Tennessee Trust will not be subject to the Tennessee individual income tax, also known as the Hall Income Tax; the Tennessee corporate income tax, also known as the Tennessee Excise Tax, or the Tennessee Franchise Tax.

	 2. Tennessee Code Annotated

	 Section 67-2-104(q) specifically exempts from the Hall Income Tax distributions from the Tennessee Trust to Holders of Units to the extent such distributions represent interest on bonds or securities of the United States government or any agency or instrumentality thereof or on bonds of the State of Tennessee, or any county, municipality or political subdivision thereof, including any agency, board, authority or commission. The Tennessee Department of Revenue has taken the administrative position that distributions attributable to interest on obligations issued by Puerto Rico and Guam are exempt from the Hall Income Tax.

	 3. The Tennessee Trust will not be subject to any intangible personal property tax in Tennessee on any Debt Obligation in the Tennessee Trust. The Units of the Tennessee Trust also will not be subject to any intangible personal property tax in Tennessee but may be subject to Tennessee estate and inheritance taxes.

	 Holders of Units should consult their own tax advisor as to the tax consequences to them of an investment in and distributions from the Tennessee Trust.


TEXAS

	 RISK FACTORS--The State Economy. Over the last decade, the Texas economy has become more like the national economy, and, as it has done so, the nature of the Texas work force has also changed. The Texas economy has become more concentrated in the service and trade industries, with over half of the Texans working in non-farm jobs being employed in those industries. Texas has, however, added many new jobs in "high-tech" industries over the past years, with employment in that segment growing by approximately


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319,000 jobs from 1983 to 1993. Any major downturns in this industry would likely hamper further economic growth in Texas in the near future.

	 As a consequence of the changes in the Texas economy, it has become more vulnerable to changes in the value of the dollar and the federal budget deficit. Exports of goods and services to Central and South America, as well as elsewhere in the world, are becoming an increasingly important factor in the Texas economy. As is shown by the effect of the economic crisis in Mexico in the mid-1990's, international economic events and trade policies now have a heightened effect on the economic activity in Texas. In March, 1995 state government officials estimated that as much as one-half of a percentage point in the growth of the Texas economy forecasted for 1996-1997 fiscal biennium by the state Comptroller of Public Accounts could be lost as a result of the fiscal crisis in Mexico that has occurred over the past few years. That estimate was made based on an anticipated decrease in exports to Mexico as well as a slowdown in retail trade and economic activities in the important region along the Texas-Mexico border. Trade with Mexico was estimated in March 1995 to support directly and indirectly more than 464,000 jobs in Texas, about 6% of the total Texas employment. Texas exports to Mexico in 1995, in fact, are estimated to have dropped to $21.9 billion, a decrease of $2 billion from the level of exports to Mexico in 1994. Retail sales and trade in the border region was also adversely affected. In response to improvement in the Mexican economy after the crisis in the mid- 1990's, Texas' exports to Mexico rebounded to $27.4 billion in 1996. Any future economic problems that Mexico encounters in the future could result in reductions of Texas' exports to Mexico and cross-border trade with Mexico, as well as increased unemployment, less growth in the Texas gross state product and reduced tax revenue for the state.

	 The economic difficulties in Asia during late 1997 and early 1998 may have an adverse impact on the Texas economy as Japan, Singapore, South Korea and Taiwan have recently been among the top ten destinations for Texas exports.

	 The federal Base Closure and Realignment Commission has made decisions in the recent past that may affect certain regions in Texas significantly. Most notably, Kelly Air Force Base in San Antonio, Texas, is slated for closure over the next several years with the resulting direct job loss now estimated to be between 10,000 and 18,000 jobs. Local officials in San Antonio have asserted that loss of those jobs would increase unemployment in the significant Hispanic population of metropolitan San Antonio by 73%. In addition, three other metropolitan areas in Texas may be affected by the actions of the commission. State officials and members of the Texas Congressional delegation have been working to reduce the adverse effect of the Commission's actions, both through attempts to save jobs and by otherwise reducing community dependence on defense establishments. There is no way to predict accurately at this time the effect these closures may ultimately have on the Texas economy generally and economy of the San Antonio metropolitan region in particular.

	 The state government of Texas still faces significant financial challenges as demands for state and social services increase and spending of state funds for certain purposes is mandated by the courts and federal law and is required by growing social services caseloads. The population of Texas has grown significantly in the recent past and is estimated now to be approximately 19 million persons. Illegal immigration into Texas continues to be problematic for the state, creating additional demand for governmentally provided social services. In addition, among the ten most populous states, Texas has had the highest percentage of its population living below the poverty line, with almost 18% of its populace living below that line. Some state officials are concerned that Texas' growth pattern and the number of persons living in poverty in Texas are not and will not be recognized properly by programs distributing federal funds available for social assistance programs to the states, resulting in Texas having fewer funds than a fair allocation of federal funding would otherwise provide to Texas. As a result, unless funding is appropriately allocated or additional sources of funding can be found, the growing need for social services will further strain the limited state and local resources for these programs.


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	 During Texas' 1997 fiscal year ended August 31, 1997, Texas expended almost $16.1 billion on health and human services compared with spending on health and human services of approximately $14.7 billion in fiscal 1996. In fiscal 1997, Texas received over $12.1 billion in federal funding for all purposes, which constituted 23.2% of all state revenues for that fiscal year, as compared with federal funding of $11.78 billion in fiscal 1996, which was 23.2% of all state revenues in that fiscal year. The percentage that the total federal funds received by Texas was of Texas' total health and human services spending decreased by 4.7% from fiscal 1996 to fiscal 1997. Generally, over half of the federal funding received by Texas in any fiscal year is allocated to health and human services programs provided and administered by Texas. The welfare reform legislation adopted by the United States Congress and signed into law by President Clinton in August, 1996, provides for limits on Aid to Dependent Children benefits, reduces food stamp benefits and prohibits the provision of food stamps and Supplemental Security Income to legal immigrants. In addition, certain limits are imposed on the amount of lifetime benefits that can be paid to any recipients of welfare benefits. The legislation also provides for block grants of funds from the federal government and for the states to be able to fashion programs for the use of those funds. Although the ultimate and full effect of the federal welfare reform law on Texas' public assistance programs remains unclear, with its high number of legal immigrants and dependence of poorer Texans on food stamps rather than other types of assistance, the law may have a disproportionate effect on Texas' public assistance programs. Formulas for the allocation of block grant funds have typically favored states with demographics different from those of Texas with its rapidly increasing population and high incidence of poverty among its population. Texas has typically provided low levels of assistance for the working poor, with the assistance given being centered on the provision of food stamps to this group. In addition, one estimate has concluded that in 1995, Texas had a total of 187,000 legal immigrants who were receiving food stamps and 53,000 who were receiving Supplemental Security Income. If Texas continues to provide assistance to these groups at current levels of spending, even with block grants from the federal government, it is anticipated that such public assistance programs would adversely affect state finances. The welfare reform initiatives are also expected to result in additional requirements that Texas provide additional job training to its residents, while the federal government will provide less aid to subsidize that job training. The Texas Workforce Commission estimated that in 1997 Texas would be required to provide work activities for an additional 29,000 clients (who are public assistance recipients) beyond the prior federal requirements. Under the welfare reform law, within five years, Texas must have 50 percent of its welfare recipients working at least 30 hours per week or lose up to five percent of its federal funds that are used to fund public assistance programs. Such loss of funds would be required to be made up out of the state's general revenues. It is possible that under the federal welfare law, Texas will lose substantial amounts of federal funding of its public assistance programs, placing even greater strains on Texas' state and local finances if public assistance is to continue at current levels. However, it is impossible to predict at this time what the long term effect of this welfare reform legislation will be on the Texas economy.

	 Initial steps have been taken to deregulate the electric power utilities in Texas. Although the major electric utilities in Texas have not been deregulated, certain electric power cooperatives have been deregulated, and it is expected that further deregulation will occur. Although the deregulation of electric utilities is anticipated to lower the cost of electricity to consumers ultimately, consumers are expected to bear a substantial portion of the costs of any transition to a deregulated industry. Such costs could have a short term adverse effect on the ability of Texas to attract new businesses to locate in Texas and to create the new jobs needed to provide work for the growing Texas workforce.

	 Bond Ratings. The state's credit ratings have been unchanged over recent periods, although such ratings have caused the state to pay higher interest rates on state bonds than those historically enjoyed by the state. Some local governments and other political subdivisions also have had their credit ratings lowered from their historical levels. As of January 31, 1998, general obligation bonds issued by the State of Texas were rated AA by Standard & Poor's, Aa by Moody's and AA+ by Fitch's Investor Services.


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	 State Finances. In its fiscal year ended August 31, 1997, the Texas state government's total net revenue exceeded its total net expenditures by approximately $9.1 billion. The 75th Texas Legislature that concluded in June, 1997 adopted an appropriations bill for the 1998-1999 biennium that provides for spending of $86.2 billion, including more than $37 billion for education and $26 billion for health and human services during the biennium. The State Comptroller of Public Accounts has certified that sufficient funds will be available for the payment of budgeted expenditures. While state government officials have based the 1998-1999 biennium budget based on forecasts of revenues to be received in that period, there is no assurance that revenues in the estimated amounts will be received by the State of Texas during that period or that the state will not have a budget deficit for that two-year period. The revenue estimates on which the 1998-1999 budget is based assume aggregate receipts of almost $24.6 billion from the federal government during the biennium, which will be 28.5% of the state's budget for the period. As noted above, changes in federal law could result in the amounts of federal funding being less than those assumed by the state government for budgeting purposes.

	 The two major sources of state revenue are state taxes and federal funds. Other revenue sources include income from licenses, fees and permits, interest and investment income, the state lottery, income from sales of goods and services and land income (which includes income from oil, gas and other mineral royalties as well as from leases on state lands). The major sources of state government tax collection are the sales tax, the sales and rentals taxes on motor vehicles and interstate carriers, and the franchise tax.

	 Texas currently has a relatively low state debt burden compared to other states, ranking thirty-third among all states and ninth among the ten most populous states in net tax-supported debt per capita, according to reports published in 1996. However, the debt service of Texas that is payable from general revenues has grown significantly since 1987. At the end of Texas' fiscal year 1997, the state debt paid from general revenue was $3 billion. At that date, the state had an additional $2.45 billion in tax-supported debt that is considered self-supporting. Total interest payments on all State of Texas bonds amounted to $553 million during fiscal 1997. Texas has the potential to substantially increase its debt burden, considering only the bond authorization that was unused in August, 1997. At August 31, 1997, approximately $721.3 million in bonds payable from general revenue had been authorized by the state legislature, but not issued. While Texas law limits the amount of tax-supported debt that Texas may incur to five percent of average annual general revenue fund revenues, as of August 31, 1997, the outstanding debt-to-limit ratio was only
1.8 percent at that date. If all authorized bonds had been issued as of that date, the debt-to-limit ratio would have increased to 2.6 percent. The amount of tax-supported bonds issued by the State of Texas and its instrumentalities did not materially increase in fiscal 1997 over 1996, reversing a trend of significant increases in the amount of long-term tax-supported debt obligations of the State of Texas over the prior two years. On November 4, 1997, a constitutional amendment that limits the amount of state debt payable from the general revenue fund was adopted by the voters of Texas. Under this amendment, the maximum annual debt service in any fiscal year on state debt payable from the general revenue fund is not permitted to exceed five percent of an amount equal to the average of the amount of general revenue fund revenues, excluding revenues constitutionally dedicated for purposes other than payment of state debt, for the three preceding fiscal years and the legislature may not authorize additional state debt if the resulting annual debt service exceeds this limitation.

	 The State of Texas and all of its political subdivisions and public agencies, including municipalities, counties, public school districts and other special districts, had estimated total tax-supported debt of $34.97 billion as of August 31, 1997, including $29.57 billion of local government debt. In addition, the State of Texas and all of its political subdivisions and public agencies had an estimated additional $37.28 billion of revenue debt as of that date including $31.01 billion of local government debt.

	 Limitations on Bond Issuances and Ad Valorem Taxation. Although Texas has few debt limits on the incurrence of public debt, certain tax limitations imposed on counties and cities are in effect debt limitations. The requirement that counties and cities in Texas provide for the collection of an annual tax sufficient to retire


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any bonded indebtedness they create operates as a limitation on the amount of indebtedness which may be incurred as counties and cities may never incur indebtedness which cannot be satisfied by revenue received from taxes imposed within the tax limits. The same requirement is generally applicable to indebtedness of the State of Texas. However, voters have authorized from time to time, by constitutional amendment, the issuance of general obligation bonds of the state for various purposes.

	 The State of Texas cannot itself impose ad valorem taxes. Although the state franchise tax system does function as an income tax on corporations, limited liability companies and certain banks, the State of Texas does not impose an income tax on personal income. Consequently, the state government must look to sources of revenue other than state ad valorem taxes and personal income taxes to fund the operations of the state government and to pay interest and principal on outstanding obligations of the state and its various agencies.

	 To the extent the Texas Debt Obligations in the Portfolio are payable, either in whole or in part, from ad valorem taxes levied on taxable property, the limitations described below may be applicable. The Texas Constitution limits the rate of growth of appropriations from tax revenues not dedicated to a particular purpose by the Constitution during any biennium to the estimated rate of growth for the Texas economy, unless both houses of the Texas Legislature, by a majority vote in each, find that an emergency exists. In addition, the Texas Constitution authorizes cities having more than 5,000 inhabitants to provide further limitations in their city charters regarding the amount of ad valorem taxes which can be assessed. Furthermore, certain provisions of the Texas Constitution provide for exemptions from ad valorem taxes, of which some are mandatory and others are available at the option of the particular county, city, town, school district or other political subdivision of the state. The following is only a summary of certain laws which may be applicable to an issuer of the Texas Debt Obligations regarding ad valorem taxation.

	 Counties and political subdivisions are limited in their issuance of bonds for certain purposes (including construction, maintenance and improvement of roads, reservoirs, dams, waterways and irrigation works) to an amount up to one-fourth of the assessed valuation of real property. No county, city or town may levy a tax in any one year for general fund, permanent improvement fund, road and bridge fund or jury fund purposes in excess of $.80 on each $100 assessed valuation. Cities and towns having a population of 5,000 or less may not levy a tax for any one year for any purpose in excess of 1-1/2% of the taxable property ($1.50 on each $100 assessed valuation), and a limit of 2 1/2% ($2.50 on each $100 assessed valuation) is imposed on cities having a population of more than 5,000. Hospital districts may levy taxes up to $.75 on each $100 assessed valuation. School districts are subject to certain restrictions affecting the issuance of bonds and the imposition of taxes.

	 Governing bodies of taxing units may not adopt tax rates that exceed certain specified rates until certain procedural requirements are met (including, in certain cases, holding a public hearing preceded by a published notice thereof). Certain statutory requirements exist which set forth the procedures necessary for the appropriate governmental body to issue and approve bonds and to levy taxes. To the extent that such procedural requirements are not followed correctly, the actions taken by such governmental bodies could be subject to attack and their validity and the validity of the bonds issued questioned.

	 Property tax revenues are a major source of funding for public education in Texas. The method for funding public education in Texas has undergone material changes over the last five years. In 1993, the Texas legislature adopted legislation that attempts to reduce the disparity of revenues per student between low-wealth school districts and high-wealth school districts by causing the high-wealth school districts to share their ad valorem tax revenues with the low-wealth school districts. In January 1995, the Texas Supreme Court affirmed the constitutionality of that legislation. Subsequently, the Texas Legislature created a new $170 million school facilities construction funding program designed primarily to help property-poor school districts build and renovate school facilities. The money for this program will come from the General Revenue Fund of the State


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of Texas. There is no assurance that further challenges to this method of funding public education will not be mounted in Texas.

	 Though the 1997 legislative session began with a proposed overhaul of the current property tax system, the changes that ultimately were adopted essentially leave the state's property tax system unchanged. The Texas legislature adopted a scaled-back property tax relief bill that became effective September 1, 1997. The most significant form of tax relief adopted is that school districts will grant an additional state-mandated $10,000 exemption for each qualified homestead, increasing the total homestead exemption to $15,000 of assessed valuation, up from the current $5,000 that is allowed. Texas voters approved a constitutional amendment affirming this change in the law in an August 9, 1997 election. The additional $10,000 exemption will be effective for the 1997 tax year. The constitutional amendment also permits homeowners who are over 65 years of age to transfer the school tax ceiling they enjoy with respect to a house to a different house if they change primary residences. A $1 billion budget surplus is to be used to fund the property tax relief. Additionally, the new law provides for school districts to receive state aid to help pay principal and interest on eligible new bonds whose proceeds are used to construct instructional facilities. Moreover, all revenue from the state lottery will now be dedicated to the foundation school fund. The new legislation also allows homeowners to defer paying their taxes when the value of their houses increases by more than five percent a year.


VIRGINIA


	 RISK FACTORS--The Constitution of Virginia limits the ability of the Commonwealth to create debt. An amendment to the Constitution requiring a balanced budget was approved by the voters on November 6, 1984.


	 General obligations of cities, towns or counties in Virginia are payable from the general revenues of the entity, including ad valorem tax revenues on property within the jurisdiction. The obligation to levy taxes could be enforced by mandamus, but such a remedy may be impracticable and difficult to enforce. Under section 15.1--227.61 of the Code of Virginia, a holder of any general obligation bond in default may file an affidavit setting forth such default with the Governor. If, after investigating, the Governor determines that such default exists, he is directed to order the State Comptroller to withhold State funds appropriated and payable to the entity and apply the amount so withheld to unpaid principal and interest. The Commonwealth, however, has no obligation to provide any additional funds necessary to pay such principal and interest.


	 Revenue bonds issued by Virginia political subdivisions include (1) revenue bonds payable exclusively from revenue producing governmental enterprises and (2) industrial revenue bonds, college and hospital revenue bonds and other "private activity bonds" which are essentially non-governmental debt issues and which are payable exclusively by private entities such as non-profit organizations and business concerns of all sizes. State and local governments have no obligation to provide for payment of such private activity bonds and in many cases would be legally prohibited from doing so. The value of such private activity bonds may be affected by a wide variety of factors relevant to particular localities or industries, including economic developments outside of Virginia.


	 Virginia municipal securities that are lease obligations are customarily subject to "non-appropriation" clauses. See "Municipal Revenue Bonds
- Lease Rental Bonds." Legal principles may restrict the enforcement


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of provisions in lease financing limiting the municipal issuer's ability to utilize property similar to that leased in the event that debt service is not appropriated.


	 No Virginia law expressly authorizes Virginia political subdivisions to file under Chapter 9 of the United States Bankruptcy Code, but recent case law suggests that the granting of general powers to such subdivisions may be sufficient to permit them to file voluntary petitions under Chapter 9.


	 Virginia municipal issuers are generally not required to provide ongoing information about their finances and operations, although a number of cities, counties and other issuers prepare annual reports.


	 Although revenue obligations of the Commonwealth or its political subdivisions may be payable from a specific project or source, including lease rentals, there can be no assurance that future economic difficulties and the resulting impact on Commonwealth and local government finances will not adversely affect the market value of the Virginia Series portfolio or the ability of the respective obligors to make timely payments of principal and interest on such obligations.


	 The Commonwealth has maintained a high level of fiscal stability for many years due in large part to conservative financial operations and diverse sources of revenue. The budget for the 1996-98 biennium submitted by Governor Allen does not contemplate any significant new taxes or increases in the scope or amount of existing taxes.


	 The economy of the Commonwealth is based primarily on manufacturing, the government sector (including defense), agriculture, mining and tourism. Defense spending is a major component. Defense installations are concentrated in Northern Virginia, the location of the Pentagon, and the Hampton Roads area, including the Cities of Newport News, Hampton, Norfolk and Virginia Beach, the locations of, among other installations, the Army Transportation Center (Ft. Eustis), the Langley Air Force Base, Norfolk Naval Base and the Oceana Naval Air Station, respectively. Any substantial reductions in defense spending generally or in particular areas, including base closings, could adversely affect the state and local economies.


	 The Commonwealth has a Standard & Poor's rating of AAA and a Moody's rating of Aaa on its general obligation bonds. There can be no assurance that the economic conditions on which these ratings are based will continue or that particular bond issues may not be adversely affected by changes in economic or political conditions.


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